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Execution Version

ASSET PURCHASE AGREEMENT

by and between

HARMONIC INC.

and

LEONE MEDIA INC.

Dated as of March 20, 2026

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TABLE OF CONTENTS

Page

Article I DEFINITIONS; INTERPRETATION
1.1	Defined Terms	6
1.2	Definitions	22
Article II THE TRANSACTIONS
2.1	Transferred Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities.	24
2.2	Non-Assignable Assets	28
2.3	Consideration	30
2.4	Closing	30
2.5	Payment of the Purchase Price	30
2.6	Post-Closing Purchase Price Adjustment	31
2.7	Withholding	33
2.8	Buyer Designee	33
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1	Organization and Qualification	34
3.2	Authority Relative to the Transaction Agreements	34
3.3	Consents and Approvals; No Violations	35
3.4	Financial Statements	35
3.5	Absence of Certain Changes or Events	36
3.6	Litigation	36
3.7	Compliance with Laws	36
3.8	Permits	37
3.9	Employee Benefits	37
3.10	Labor and Employment Matters	39
3.11	Environmental Matters	40
3.12	Taxes	40
3.13	Material Contracts; Intercompany Agreements and Accounts	42
3.14	Intellectual Property; Privacy	43
3.15	Brokers	45
3.16	Title to Assets, Properties and Rights	45
3.17	Sufficiency	45

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3.18	Real Property	46
3.19	Related Party Transactions	47
3.20	Fair Consideration; No Fraudulent Conveyance	47
3.21	Trade Laws and Sanctions	47
3.22	Undisclosed Liabilities	48
3.23	Customers and Suppliers	48
3.24	Accounts Receivable	48
3.25	Transferred Inventory	48
3.26	Bank Accounts	49
3.27	CFIUS	49
Article IV REPRESENTATIONS AND WARRANTIES OF the BUYER
4.1	Organization and Qualification	49
4.2	Authority Relative to the Transaction Agreements	49
4.3	Consents and Approvals; No Violations	49
4.4	Litigation	50
4.5	Brokers	50
4.6	Financing	50
4.7	Solvency	51
4.1	Sufficiency of Funds for Termination Fee	51
4.2	Sanctions Laws	51
Article V ADDITIONAL AGREEMENTS
5.1	Access to Books and Records	51
5.2	Confidentiality	53
5.3	Efforts	54
5.4	Equity Financing	57
5.5	Debt Financing	58
5.6	Restructuring	61
5.7	Conduct of Business	61
5.8	Day 1 Preparation Plan	64
5.9	Updates to Schedules	64
5.10	Public Announcements	64
5.11	Recordation of Transferred IPR	64
5.12	Company Marks	64
5.13	Misallocated Assets and Liabilities	65
5.14	Notification of Certain Matters	66
5.15	Non-Competition	66

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5.16	Non-Solicitation	67
5.17	Transition Services Agreement.	67
5.18	Existing Licenses	67
5.19	Insurance	68
5.20	Intercompany Agreements and Accounts	68
5.21	Exclusivity	68
5.22	Shared Contracts	69
5.23	Cancellation Fees	70
5.24	R&D Tax Credits	70
5.25	Information Technology Integration	70
Article VI EMPLOYEE MATTERS COVENANTS
6.1	Employee Matters	70
Article VII TAX MATTERS
7.1	Purchase Price Allocation	73
7.2	Tax Returns Filed Prior to Closing	74
7.3	Tax Returns Filed After Closing	74
7.4	Post-Closing Actions	74
7.5	Section 338(g) Elections	75
7.6	Cooperation and Exchange of Information	75
7.7	VAT	75
7.8	Transfer Taxes	76
7.9	Technology Transfer Agreement	76
Article VIII CONDITIONS TO OBLIGATIONS TO CLOSE
8.1	Conditions to Obligation of Each Party to Close	76
8.2	Conditions to the Buyer’s Obligation to Close	77
8.3	Conditions to the Company’s Obligation to Close	78
8.4	Frustration of Closing Conditions	78
Article IX TERMINATION
9.1	Termination	78

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9.2	Effect of Termination	79
9.3	Termination Fee	80
9.4	Extension; Waiver	81
Article X INDEMNIFICATION
10.1	Survival of Representations, Warranties, Covenants and Agreements	81
10.2	Representations and Warranties Insurance	81
10.3	Indemnification	81
10.4	Indemnification Procedures	82
10.5	Exclusive Remedy	84
10.6	Characterization of Indemnification Payments	84
Article XI GENERAL PROVISIONS
11.1	Interpretation; Absence of Presumption	84
11.2	Headings; Definitions	85
11.3	Governing Law; Jurisdiction and Forum	85
11.4	Entire Agreement	86
11.5	No Third Party Beneficiaries	86
11.6	Further Acknowledgments	86
11.7	Expenses	87
11.8	No Setoff	87
11.9	Notices	87
11.10	Successors and Assigns	88
11.11	Amendments and Waivers	89
11.12	Severability	89
11.13	Specific Performance	89
11.14	Bulk Sale Laws	89
11.15	No Admission	90
11.16	Further Assurances	90
11.17	Counterparts	90
11.18	Mutual Release	90
11.19	Debt Financing Sources	91

Exhibits

Exhibit A-1 : Sales Terms and Conditions

Exhibit A-2 : Support Terms and Conditions

Exhibit A-3 : Conditions and Service Level Plans

Exhibit B Day 1 Preparation Plan

Exhibit C: Form of Intellectual Property Assignment

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Exhibit D: Form of Intellectual Property Matters Agreement

Exhibit E: Form of Lease Assignment

Exhibit F: Reserved

Exhibit G: Subleased Spaces

Exhibit H: Form of Sublease

Exhibit I-1: Form of Transition Services Agreement

Exhibit I-2: Form of Schedules to Transition Services Agreement

Exhibit J: Form of Closing Net Working Capital Statement

Exhibit K: Form of Equity Commitment Letter

Exhibit L: Shared Spaces

Schedules

Schedule I Sellers

Schedule 1.1-BE Business Employees

Schedule 1.1-CA Current Assets

Schedule 1.1-CL Current Liabilities

Schedule 1.1-EIPR Excluded IPR

Schedule 1.1-ET Excluded Technology

Schedule 1.1-ID Identified Products and Services

Schedule 1.1-RPL Any Lease Assignments from Acquired Subsidiaries to Sellers

Schedule 1.1-TP Transferred Patents

Schedule 1.1-TRC Tax Refunds and Credits

Schedule 1.1-TT Transferred Technology

Schedule 2.1(a)(i) Assigned Contracts

Schedule 2.1(a)(iii) Employee Plan Assets

Schedule 2.1(a)(xvi) Other Transferred Assets

Schedule 5.3(d)(i)(A) Specified Antitrust Laws

Schedule 5.6 Restructuring Plan

Schedule 5.17 TSA Blueprint Schedule

Schedule 5.20 Continuing Intercompany Agreements and Accounts

Schedule 6.1(n) Treatment of Company Restricted Stock Units

Schedule A Knowledge of the Buyer

Schedule B Knowledge of the Company

Company Disclosure Schedule

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of March 20, 2026 (this “Agreement ”), is by and between Harmonic Inc., a Delaware corporation (the “Company ”) and Leone Media Inc., a Delaware corporation (the “Buyer”) (each of the Company and the Buyer, a “Party”, and collectively, the “Parties ”).

RECITALS

WHEREAS, the Company and its Subsidiaries set forth on Schedule I attached hereto (each a “Seller” and collectively, the “Sellers”), together with each of the Acquired Subsidiaries, collectively operate the Business;

WHEREAS, the Parties desire that, subject to the terms and conditions of this Agreement, the Buyer or a Subsidiary of the Buyer as the Buyer shall direct in writing no less than three (3) Business Days prior to the Closing (a “Buyer Designee”) shall purchase from the Sellers the Transferred Assets and the Acquired Subsidiaries and the Buyer or a Buyer Designee shall assume from the Sellers the Assumed Liabilities;

WHEREAS, at the Closing, the applicable Parties shall enter into the Ancillary Agreements;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, the Sellers and the Buyer entered into a put option agreement on December 8, 2025 providing for, inter alia, the irrevocable commitment of the Buyer to the Sellers to execute and deliver this Agreement (the “Put Option”); and

WHEREAS, following the completion of the information and consultation of the relevant works council in France, the Sellers have collectively exercised the Put Option on March 16, 2026, and the Parties have agreed to proceed with the transactions contemplated by this Agreement by executing this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, charge, demand, action, cause of action, audit, investigation, inquiry, suit, arbitration, indictment, litigation, hearing or other proceeding (whether civil, criminal, administrative, judicial or investigative).

“Acquired Interests” means all issued and outstanding Equity Interests in each Acquired Subsidiary.

“Acquired Subsidiaries” means each of Harmonic International GmbH, Financiere Kepler SAS and Harmonic Video Networks Ltd.

“Acquired Subsidiary Cash ” means, subject to Section 5.23, the sum of (i) all Cash held by or on behalf of the Acquired Subsidiaries, less, with respect to any such Cash held outside of the United States, the amount of any Taxes (including withholding Taxes) that would be imposed as a result of the distribution of that Cash to the United States (assuming, in the case of an Acquired Subsidiary that is a foreign corporation for U.S. federal income tax purposes, such distribution is made by a specified ten percent (10%) owned foreign corporation to a domestic corporation which is a United States shareholder with respect to such foreign corporation, within the meaning of Section 245A(a) of the Code, for which the holding period described in Section 246(c)(5) of the Code is satisfied) and (ii) all refunds or rights to refunds (or credits in lieu thereof) with respect to any Acquired Subsidiaries, as set forth on Schedule 1.1-TRC; provided, that “Acquired Subsidiary Cash” shall exclude Casualty Cash and all Cash that is not freely usable, distributable or transferable (including because it is subject to restrictions, limitations or penalties (in each case, other than Taxes) on use, distribution or transfer by Law specifically applicable to such Cash or by Contract) and restricted balances (including security deposits, bond guarantees, collateral reserve accounts and amounts held in escrow).

“Acquired Subsidiary Indebtedness” means with respect to the Acquired Subsidiaries, the sum of, without duplication, all (i) indebtedness for borrowed money, (ii) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business that are not delinquent or to the extent set forth on Schedule 1.1-CL), (iii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (v) finance lease obligations, (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (vii) the unfunded or underfunded pension, retiree health and welfare or deferred compensation obligations and severance accrued or payable, in each case, in respect of any termination of employment on or prior to the Closing, and the employer portion of any payroll or other Taxes associated with any of the foregoing, (viii) the employer portion of any payroll, employment or similar Taxes incurred in connection with the cash out of Company Restricted Stock Units at Closing, (ix) Pre-Closing Income Taxes, (x) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) through (ix), and (xi) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (x).

“Acquired Subsidiary Transaction Expenses” means, without duplication, the aggregate amount of (i) all out-of-pocket fees, costs and expenses of legal counsel, investment bankers, accountants, auditors, consultants or other experts in connection with the transactions contemplated by this Agreement incurred by the Acquired Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Agreements, and the performance and consummation of the transactions contemplated hereby and thereby, including the Restructuring, (ii) all other fees, costs and expenses incurred by the Acquired Subsidiaries prior to the Closing in connection with the Restructuring and the Day 1 Preparation Plan, (iii) any change of control payments payable by any Acquired Subsidiary prior to the Closing in connection with and solely as a result of the transactions contemplated by this Agreement (including the Restructuring) and (iv) any bonuses, severance or other compensation or benefits payable by the Acquired Subsidiaries as a result of or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, together with the employer portion of any payroll, employment or similar Taxes associated with the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such first Person.

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“Ancillary Agreements” means, collectively, the Intellectual Property Assignment, the Intellectual Property Matters Agreement, the Local Transfer Agreements, the Lease Assignments, the Subleases, the License Agreement, the Commercial Agreement, the Transition Services Agreement and the Equity Commitment Letter.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other applicable federal, state or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Assigned Leases” means the Real Property Leases listed on Schedule 2.1(a)(i)(B).

“Balance Sheet Date” means September 30, 2025.

“Business” means the video business of the Company and its Subsidiaries, comprised of providing video processing and production and playout solutions and services worldwide to broadband operators and satellite and telco Pay-TV service providers, and to broadcast and media companies, including streaming media companies, including the development, manufacturing, marketing, distribution, sale, import, export, support and maintenance, as applicable, of the Identified Products and Services as currently conducted, and has been conducted over the past year, by the Sellers and the Acquired Subsidiaries; provided, that, for the avoidance of doubt, “Business” excludes the Company’s and its Affiliates’ broadband business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in San Jose, California or Paris, France are required or authorized by Law to be closed.

“Business Employee” means (i) each Employee set forth on Schedule 1.1-BE and (ii) such other Employees as may be identified and otherwise mutually agreed upon by the Company and the Buyer between the signing of this Agreement and the Closing.

“Cash” means cash, cash equivalents, deposits, bank accounts, negotiable instruments and securities.

“Casualty Cash” means the aggregate amount of any insurance proceeds received by the Company or any of its Subsidiaries in respect of a casualty loss affecting any Transferred Asset or, to the extent related to the Business, any Acquired Subsidiary, including, subject to the foregoing, in connection with the damage or destruction of any asset or property, in each case, after the date of this Agreement, other than with respect to a facility underlying any Retained Lease, which shall belong to the applicable Seller.

“Casualty Receivable” means the aggregate amount of any accounts receivables of the Company or any of its Subsidiaries in respect of a casualty loss affecting any Transferred Asset or any Acquired Subsidiary, other than with respect to a facility underlying any Retained Lease, which shall belong to the applicable Seller, including in connection with the damage or destruction of any asset or property.

“Change of Control” means, with respect to the Company, (i) the acquisition of the Company by another Person by means of any transaction or series of related transactions to which the Company is party (including any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions,

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at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned Subsidiary immediately following such acquisition, its parent), or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a controlled Affiliate of the Company.

“Closing Cash” means the Acquired Subsidiary Cash determined and valued as of the Cutoff Time in accordance with GAAP in a manner consistent with the Company’s existing accounting practices as applied to the Business as of the date of this Agreement; provided, that “Closing Cash” will be reduced by the amount of Cash that is used by any Acquired Subsidiary (i) following the Cutoff Time and prior to the Closing to satisfy any obligations that would have otherwise been included in Closing Indebtedness or Closing Transaction Expenses or (ii) to repurchase or redeem any equity securities of any Acquired Subsidiary or make any dividend or distribution on such equity securities, in each case, following the Cutoff Time and prior to Closing.

“Closing Indebtedness” means the Acquired Subsidiary Indebtedness outstanding as of immediately prior to Closing.

“Closing Transaction Expenses” means the Acquired Subsidiary Transaction Expenses unpaid as of immediately prior to Closing.

“Closing Net Working Capital” means the value of (i) the current assets set forth on Schedule 1.1-CA (the “Current Assets”), less the value of (ii) the current liabilities set forth on Schedule 1.1-CL, (the “Current Liabilities”), in each case, determined and valued at the Cutoff Time in accordance with GAAP in a manner consistent with the Company’s existing accounting practices as applied to the Business as of the date of this Agreement; provided, that Closing Net Work Capital shall not include (i) any deferred Tax assets or liabilities, (ii) any income Tax assets or liabilities (iii) any Acquired Subsidiary Cash or (iv) any Acquired Subsidiary Indebtedness.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Agreement” means an agreement with terms and conditions substantially similar to the Sales Terms and Conditions attached hereto as Exhibit A-1, the Support Terms and Conditions attached hereto as Exhibit A-2 and the Conditions and Service Level Plans attached hereto as Exhibit A-3.

“Commercial Licenses” means non-exclusive Licenses to commercially available software which are generally available on standard commercial terms with aggregate annual payments of less than $2,000,000.

“Company Restricted Stock Units” means all outstanding restricted stock units granted to any Transferred Employee pursuant to any equity plan maintained by the Company.

“Competing Business” means any business that competes with the Business as operated by the Sellers or the Acquired Subsidiaries as of the Closing; provided, however, that nothing in this Agreement will prohibit or restrict the Sellers or any of their Affiliates from (i) engaging in, conducting, managing, operating, owning, controlling or participating in the management of any existing business of the Sellers or any of their Affiliates other than the Business, (ii) continuing to design, develop, support, manufacture, have manufactured or sell any existing products and services of the Sellers or any of their Affiliates that are not Identified Products and Services, or (iii) engaging in any activity required under the Transition Services Agreement, and none of the foregoing is considered to be a Competing Business.

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“Confidentiality Agreement” means that certain confidentiality agreement, dated as of August 28, 2023, by and between the Company and MK Systems USA Inc., as amended.

“Contract” means any written agreement, contract, License, lease, obligation, purchase order, understanding, undertaking or other commitment or arrangement that is binding upon a Person or any of its property under applicable Law, including all amendments thereto.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Cutoff Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Day 1 Preparation Plan” means the Day 1 Preparation Plan attached as Exhibit B hereto.

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto, but excluding the Buyer, any Buyer Related Parties and any of their respective Subsidiaries.

“Debt Financing Sources Related Parties” means the Debt Financing Sources, the respective Affiliates thereof and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors of each of the foregoing.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended and codified at 50 U.S.C. § 4565, and including the implementing regulations thereof, codified at 31 C.F.R. Part 800, et seq.

“Employee” means any current or former employee, officer or director of the Company or any Employing Subsidiary or any Acquired Subsidiary.

“Employee Plans” means, other than plans, policies, procedures, programs or arrangements maintained by a Governmental Entity, all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, pension severance, gratuity, termination indemnity or other compensation or benefit plans, programs, agreements or arrangements, and all employment, termination, severance (including, without limitation, pursuant to Section 14 of the Israeli Severance Pay Law – 1963), savings plans, profit sharing or other compensatory or service-related contracts or agreements, in each case whether written or unwritten, with or covering (including eligibility to participate) any Business Employee, to which any Business Employee and either the Company or any Employing Subsidiary or any Acquired Subsidiary are parties or which are maintained, contributed to or sponsored by the Company or any Employing Subsidiary or any Acquired Subsidiary for the benefit of any Business Employee (or the dependent or beneficiary thereof), or with respect to which any Acquired Subsidiary has any actual or contingent Liability.

“Employing Subsidiary” means a Seller, other than the Company, that employs a Business Employee.

“Environmental Claim” means any Action or written notice by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental

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response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by any Seller or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law relating to pollution or protection of the environment, and protection of human health and safety as relates to exposure to Hazardous Materials, including Laws relating to the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Equity Interests” means, with respect to any Person other than a natural person, (i) any capital stock, partnership, limited liability company interest or membership interest, unit of participation or other similar interest (however designated) in such Person, and (ii) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in (i), including equity appreciation, phantom stock, profit participation or other similar rights).

“Equity Transfer Documentation” means certificates, in form and substance reasonably acceptable to the Company and the Buyer, representing all of the Acquired Equity Interests, duly endorsed (or accompanied by duly executed stock or similar powers) by the Seller(s) owning such Acquired Equity Interests in blank or for transfer to the Buyer, if such Acquired Equity Interests are certificated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Affiliates and that, together with the Company or any of its Affiliates, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Purchase Price” means the sum of (i) the Base Purchase Price, plus (ii) the Estimated Net Working Capital Adjustment Amount, minus (iii) the Estimated Closing Indebtedness, minus (iv) the Estimated Closing Transaction Expenses, plus (v) the Estimated Closing Cash.

“Estimated Net Working Capital Adjustment Amount” means (i) the Estimated Closing Net Working Capital minus (ii) the Net Working Capital Peg, which may be a negative number.

“Excluded IT Assets” means all IT Assets of the Company and its Affiliates other than the Transferred IT Assets.

“Excluded IPR” means all Intellectual Property Rights of the Company and its Affiliates other than Transferred IPR, including, for the avoidance of doubt, the Intellectual Property Rights that are described on Schedule 1.1-EIPR.

“Excluded Technology” means all Technology other than the Transferred Technology, including the Technology set forth on Schedule 1.1-ET hereto.

“Final Closing Cash” means the amount of the Closing Cash (i) if the Company accepts the Post-Closing Adjustment Statement or no Dispute Notice is delivered by the Company within the period provided in Section 2.6(b), as shown in the Post-Closing Adjustment Statement as prepared by the Buyer,

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or (ii) if such a Dispute Notice is delivered by the Company, either (a) as agreed to by the Company and the Buyer pursuant to Section 2.6(c), or (b) as shown in the Review Accountant’s calculation thereof delivered in the Review Accountant’s written report pursuant to Section 2.6(d).

“Final Closing Indebtedness” means the amount of the Closing Indebtedness (i) if the Company accepts the Post-Closing Adjustment Statement or no Dispute Notice is delivered by the Company within the period provided in Section 2.6(b), as shown in the Post-Closing Adjustment Statement as prepared by the Buyer, or (ii) if such a Dispute Notice is delivered by the Company, either (a) as agreed to by the Company and the Buyer pursuant to Section 2.6(c), or (b) as shown in the Review Accountant’s calculation thereof delivered in the Review Accountant’s written report pursuant to Section 2.6(d).

“Final Closing Transaction Expenses” means the amount of the Closing Transaction Expenses (i) if the Company accepts the Post-Closing Adjustment Statement or no Dispute Notice is delivered by the Company within the period provided in Section 2.6(b), as shown in the Post-Closing Adjustment Statement as prepared by the Buyer, or (ii) if such a Dispute Notice is delivered by the Company, either (a) as agreed to by the Company and the Buyer pursuant to Section 2.6(c), or (b) as shown in the Review Accountant’s calculation thereof delivered in the Review Accountant’s written report pursuant to Section 2.6(d).

“Final Closing Net Working Capital” means the amount of the Closing Net Working Capital (i) if the Company accepts the Post-Closing Adjustment Statement or no Dispute Notice is delivered by the Company within the period provided in Section 2.6(b), as shown in the Post-Closing Adjustment Statement as prepared by the Buyer, or (ii) if such a Dispute Notice is delivered by the Company, either (a) as agreed to by the Company and the Buyer pursuant to Section 2.6(c), or (b) as shown in the Review Accountant’s calculation thereof delivered in the Review Accountant’s written report pursuant to Section 2.6(d).

“Financiere Kepler SAS” means Financiere Kepler, a French joint limited liability company (société par actions simplifiée), registered with the Trade and Companies Registry of Pontoise with registration number 805 017 951 and having its registered office at 20 rue Lavoisier 95300 Pontoise.

“Final Net Working Capital Adjustment Amount” means (i) the Final Closing Net Working Capital minus (ii) the Net Working Capital Peg, which may be a negative number.

“Final Purchase Price” means the sum of (i) the Base Purchase Price, plus (ii) the Final Net Working Capital Adjustment Amount, minus (iii) the Final Closing Indebtedness, minus (iv) the Final Closing Transaction Expenses, plus (v) the Final Closing Cash.

“Fraud” means actual common law fraud under Delaware Law with the intent to deceive in connection with the representations and warranties provided in this Agreement.

“Fundamental Company Representations” means the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority Relative to the Transaction Agreements), clause (A) in the second sentence of Section 3.3 (Consents and Approvals; No Violations), Section 3.14(c) (Sufficiency of IP), Section 3.15 (Brokers), Section 3.16 (Title to Assets, Properties and Rights), Section 3.17 (Sufficiency) and Section 3.19 (Related Party Transactions).

“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time.

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“Governmental Entity” means any national, federal, state or local, whether domestic or foreign, government, governmental entity, quasi-governmental entity, court, tribunal or any governmental bureau, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Harmonic International GmbH” means a limited liability company, registered with the Fribourg commercial registry with registration number CHE-114.530.405 and having its registered office at Avenue de la Gare 12, 1700 Fribourg, Switzerland.

“Harmonic Video Networks Ltd” means a limited liability company incorporated in Israel with registration number 511889107, having its registered office at 19 Alon Hatavor St. Caesaria, Israel.

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes that are regulated under Environmental Law because of their hazardous, toxic or dangerous properties or characteristics, including petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints, or radon.

“Identified Products and Services” means the products of the Company and its Affiliates set forth on Schedule 1.1-ID.

“Immigration Obligations” means the rights, duties and Liabilities of the Company and its Affiliates arising on or after the Closing (i) in connection with the submission of petitions to any Governmental Entity in a particular country requesting the grant of employment-based non-immigrant and immigrant visa benefits on behalf of Transferred Employees who are foreign nationals working in such country and (ii) related to the immigration status of the Business Employees who become Transferred Employees.

“Indemnified Taxes” means (i) any and all Taxes of the Company, Sellers, and any of their respective Affiliates (other than the Acquired Subsidiaries), (ii) any and all Taxes of the Acquired Subsidiaries for any Pre-Closing Tax Period, (iii) any and all Taxes of any Person for which any Acquired Subsidiary is or becomes liable (including as a result of Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. law) as a result of the Acquired Subsidiary having been a member of an affiliated, consolidated, combined, unitary or other Tax group prior to the Closing (other than such a group consisting solely of Acquired Subsidiaries) or as a transferee or successor, by contract (other than commercial agreements or arrangements entered into in the ordinary course of business and the principal subject matter of which is not Taxes) or pursuant to any Tax Law, as a result of any transaction or event that occurred at or prior to the Closing, (iv) any and all Taxes imposed on or with respect to the Excluded Assets or Excluded Liabilities or the operation by an Acquired Subsidiary of any business other than the Business prior to the Closing, (v) any Taxes arising from or attributable to the ownership or operations of the Transferred Assets before the Closing, and (vi) any and all Taxes imposed on the Acquired Subsidiaries or the Buyer or any of its Affiliates with respect to the specific transactions constituting the Restructuring.

“Intellectual Property Assignment” means the Intellectual Property Assignment between the applicable Sellers, on the one hand, and the Buyer, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit C.

“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement between the Company, on the one hand, and the Buyer, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit D.

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“Intellectual Property Rights” means any and all intellectual property rights, similar proprietary rights and related priority rights, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all rights in and to: (i) Patents and statutory invention registrations, (ii) trademark rights and analogous rights in and to Marks, (iii) copyrights (whether or not registered) and analogous rights in works of authorship, mask work rights, and any and all renewals, extensions, reversions, restorations, derivate works and moral rights in connection with the foregoing, regardless of the medium of fixation or means of expression (“Copyrights”), (iv) trade secret rights and analogous rights for the protection of other confidential, proprietary, or non-public information and know-how, including source code and object code (“Trade Secrets”), (v) database rights and other analogous rights in technical databases and technical data collections, (vi) industrial design rights (whether or not registered) and (vii) registrations and applications for registration of any of the foregoing.

“IT Assets” means any and all computers, servers, workstations, routers, hubs, switches, data communications lines, and other information technology assets and equipment (including laptops and mobile devices), and all documentation related to any of the foregoing.

“Knowledge of the Buyer” means the actual knowledge of any of the individuals set forth on Schedule A hereto or the knowledge that such Persons would reasonably be expected to have after reasonable inquiry.

“Knowledge of the Company” means the actual knowledge of any of the individuals set forth on Schedule B hereto or the knowledge that such Persons would reasonably be expected to have after reasonable inquiry.

“Law” means any foreign or domestic, national, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, Order, or Permit, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by, or under the authority of, any Governmental Entity.

“Lease Assignments” means the lease assignment agreements of the Assigned Leases between each applicable Seller, on the one hand as assignor, and the Buyer, on the other hand, as assignee, and of any Real Property Leases listed on Schedule 1.1-RPL (collectively, the “Retained Leases”) between the applicable Acquired Subsidiary, on the one hand as assignor, and the applicable Seller or its Affiliate, on the other hand, as assignee, which shall each be entered into at the Closing in substantially the form attached hereto as Exhibit E (modified as necessary to reflect local Laws and customs).

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability, by statute or regulation or otherwise arising under applicable Law, including any fines or penalties which may be levied under applicable Law, or otherwise).

“Licensed IPR” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any of its Affiliates, or for which the Company or any of its Affiliates have obtained (or purported to have obtained) a covenant not to be sued, in each case, pursuant to a Transferred Contract.

“Licenses” means, whether actual or contingent, all grants of licenses under or covenants not to sue with respect to Intellectual Property Rights or Technology (including where granted pursuant to or as a result of any SSO Commitments).

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“Liens” means, with respect to any asset, all liens, mortgages, encumbrances, pledges, charges, security interests, Licenses, purchase agreements, title retentions, easements, rights of way, rights of first offer, rights of first refusal or other similar rights or restrictions on transfer (in each case, other than restrictions under applicable federal, state or other securities Laws).

“Local Transfer Agreement” means one or more short-form agreements for the purpose of implementing the transfer to the Buyer (or the applicable Buyer Designee) of certain of the Transferred Assets and Transferred Employees and the assignment and assumption by the Buyer (or the applicable Buyer Designee) of certain of the Assumed Liabilities located in non-U.S. jurisdictions, in forms to be mutually agreed by the Company and the Buyer in good faith, with such changes in one or more jurisdictions as are necessary (i) to comply with applicable local Law (including by providing for the delivery of any local transfer instruments, registers, or analogous title transfer requirements pursuant to the applicable Law of the relevant jurisdictions), (ii) to adapt the agreement to the particular circumstances of the relevant foreign operations and are not inconsistent with this Agreement or the Ancillary Agreements and (iii) to provide, subject to the Parties’ mutual agreement, for such transfer or assignment and assumption, as applicable, with respect to Transferred Assets, Transferred Employees and Assumed Liabilities located in a given non-U.S. jurisdiction to be implemented by way of transferring to the Buyer (or the applicable Buyer Designee) ownership of one or more Subsidiaries of the Company, or other legal entities that own such Transferred Assets, employ such Transferred Employees or are subject to such Assumed Liabilities (in which case, the Parties shall agree to such modifications as may be necessary to effect such structure to achieve the intended outcome of the transactions contemplated hereby while limiting, to the extent practicable, the associated impact on the benefits and costs to either the Buyer and its Affiliates or the Company and its Affiliates).

“Losses” means all losses, costs, interest, charges, expenses (including reasonable and documented out-of-pocket (i) costs of investigation, defense and enforcement and (ii) attorneys’ fees and disbursements), liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or Taxes; provided, that “Losses” shall not include (i) any special, exemplary, incidental, indirect or punitive damages or Liabilities, except to the extent such damages or Liabilities are paid to a third-party or (ii) any consequential damages, including lost profits, diminution in value or multiple of earnings, in each case of this clause (ii) unless such damages were reasonable foreseeable and were paid to a third-party.

“Marks” means fictional business names, corporate names, trade names, service names, logos, certifications, slogans, trade dress rights, registered and unregistered trademarks and service marks, Internet domain names, social media identifiers and accounts and other indicators of source or origin (whether or not registered), including all goodwill associated therewith.

“Material Adverse Effect” means an event, development, circumstance, fact, condition, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects, is, or is reasonably likely to be or become, materially adverse to the condition (financial or otherwise), performance or results of operations of the Business, taken as a whole, provided, however, none of the following Effects shall be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, exchange rates, credit markets, or financial market conditions, (ii) conditions generally affecting the industries in which the Business operates, (iii) global or national political conditions, including any hostilities, acts of war (whether or not declared), sabotage, terrorism, military actions, cyber-attacks or malware attacks or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism, military actions, cyber-attacks or malware attacks, (iv) the occurrence of any act of God or other calamity or force majeure events, including any civil disturbance, embargo, pandemic, natural disaster, fire, flood, hurricane, tornado, or other weather event, (v) changes in applicable Law or the interpretation thereof or changes in GAAP or the interpretation thereof, (vi) any failure by the

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Business to meet any internal or other projections or forecasts or estimates of revenue or earnings or other results of operations or financial performance for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there is or has been a Material Adverse Effect) or (vii) the execution, announcement or pendency of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby or the identity of the Buyer or any of its Affiliates (including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case, attributable to such execution, announcement, or pendency) or (viii) (A) any action required by this Agreement or (B) any failure to act to the extent such action is prohibited by this Agreement; provided, however, that, in the case of clauses (i) through (v), the Effect set forth therein does not disproportionately adversely affect the Business, taken as a whole, as compared to other Persons or businesses that operate in the same industries in the same geographies in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Net Working Capital Adjustment Amount” means (i) the Closing Net Working Capital minus (ii) the Net Working Capital Peg, which may be a negative number.

“Net Working Capital Peg” means $5,550,000.

“Non-Automatic Transferred Employee” means any Business Employee that is not an Automatic Transferred Employee.

“Open Source Software” means any software that is subject to the terms of any license agreement that meets the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html (any such license, an “Open Source License”).

“Order” means any order, judgment, writ, injunction, stipulation, award or decree of a Governmental Entity.

“Organizational Document” means any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; and (v) the charter, memorandum and articles of association, bylaws or other similar document adopted, filed or entered into in connection with the creation, formation, governance or organization of a Person.

“Overhead and Shared Services” means any ancillary or corporate shared services that are furnished by or on behalf of the Company and any of its Subsidiaries to both the Sellers and the Acquired Subsidiaries, including financial reporting, financial planning and analysis, accounting, tax, compliance, insurance, treasury, legal, investor relations, internal audit, travel, human resources, corporate development, executive compensation administration and benefit plan administration services.

“Patents” means patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, all reissues, reexaminations, revisions, substitutions, renewals and extensions of any of the foregoing.

“Permits” means all licenses, permits, franchises, approvals, business registrations, authorizations, consents or Orders of, or notices to or filings with, any Governmental Entity.

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“Permitted Liens” means the following Liens: (i) statutory Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that may thereafter be paid without penalty, or that are being contested by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) statutory Liens of landlords, lessors or renters for amounts not yet delinquent or that are being contested in good faith; (iii) Liens of carriers, warehousemen, mechanics, materialmen, laborers, suppliers, workmen, repairmen and other similar Liens imposed by applicable Law and other similar Liens arising or occurring in the ordinary course of business (x) for amounts not yet overdue or (y) for amounts that are overdue and that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (v) minor defects or imperfections of title, overlaps, encroachments, easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or other similar encumbrances currently of public record, if any, or which do not, individually or in the aggregate, materially affect the value of the Transferred Assets or the Business or materially detract from the use of the Transferred Assets or the conduct of the Business; (vi) all applicable zoning, entitlement, conservation restrictions, land use restrictions and other governmental rules and regulations which do not, individually or in the aggregate, materially affect the value of the Transferred Assets or the Business or materially detract from the use of the Transferred Assets or the conduct of the Business; (vii) the terms and conditions of the Real Property Leases or other occupancy agreements pursuant to which the Company or any Seller or Acquired Subsidiary is a tenant, subtenant or occupant and Liens arising through the landlords thereunder; (viii) any nonexclusive Licenses of or with respect to Intellectual Property Rights or Technology granted by any Seller or Acquired Subsidiary in the ordinary course of business and (ix) Liens approved in writing by the Buyer or incurred as a result of any action of the Buyer or its Affiliates, which shall include any Liens granted pursuant to any Ancillary Agreement.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Data” means information or data that is defined as “personal data,” “personal information,” or “personally identifiable information” under applicable Laws regarding privacy, security or data protection.

“Pre-Closing Income Taxes” means any accrued and unpaid income Taxes of the Acquired Subsidiaries for any Pre-Closing Tax Period for which the related Tax Return is not yet due as of the Closing Date or has not yet been filed, determined in accordance with the past practices of the Acquired Subsidiaries (including in respect of jurisdictions in which to file Tax Returns, which, for the avoidance of doubt, may require Taxes to be taken into account in a jurisdiction in which the applicable Acquired Subsidiary has not previously filed Tax Returns but has commenced or materially increased operations since the prior taxable period) and on a jurisdiction-by-jurisdiction basis (and not below zero for any type of Tax of any entity or group for any taxable period in any jurisdiction); provided, that such amount shall be calculated (i) by excluding any deferred Tax liabilities or assets (which shall not include, for the avoidance of doubt, net operating loss and tax credit carryforwards available to offset a Tax liability in accordance with clause (iii)), (ii) by treating any income for any period attributable to any prepaid amounts received or deferred revenue that accrued on or prior to the Closing Date as recognized in a Pre-Closing Tax Period, and (iii) taking into account Tax refunds and credits and other Tax attributes only to the extent those attributes are available to reduce the applicable cash Tax liability in a Pre-Closing Tax Period (or would be available, in the case of a Tax liability deemed to exist under this definition).

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“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Privacy Obligations” means any and all applicable Laws, contractual obligations, internal and published, public-facing policies, and self-regulatory standards (including, to the extent applicable, the Payment Card Industry Data Security Standard) by which any Seller or Acquired Subsidiary is legally bound, in each case, relating to privacy, data protection, or security with respect to their Processing of Personal Data to operate the Business.

“Process” means any operation or set of operations which is performed on information or on sets of data or information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“R&D Tax Credits” means the R&D tax credits in France of the type that the Company or its applicable Subsidiary has historically received.

“Related Party” means (i) each individual who is an officer or director of the Company or any of its Affiliates; and (ii) each member of the immediate family of any such individual and each entity which is controlled by any such individual.

“Representatives” means, with respect to any Person, each Person that is (i) a Subsidiary or other Affiliate of such Person or (ii) an officer, director, principal, employee, counsel, auditor, partner, member, attorney, advisor, consultant, accountant, banker, agent or representative of such Person or any of such Person’s Subsidiaries or other Affiliates.

“Required Information” shall mean (a) the Financial Statements and (b) unaudited financial statements consisting of summary statements of the Business including (i) the balance sheet of the Business as at the end of, and related income statement information down to the level of EBITDA of the Business for, each subsequent fiscal quarter of the Acquired Subsidiaries subsequent to the last fiscal quarter for which financial statements were delivered pursuant to the preceding clause (a) and ended at least forty-five (45) days before the Closing Date, in each case, prepared in accordance with GAAP and subject to normal and recurring year-end adjustments and the absence of notes.

“Restricted Person” means any Person that is specified on the List of Specially Designed Nationals maintained by the Office of Foreign Assets Control, the Entity List maintained by the Bureau of Industry and Security, or the Denied Persons List maintained by the Bureau of Industry and Security.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (including Cuba, Iran, North Korea, and prohibited regions of Ukraine including Crimea, Donetsk People’s Republic (DNR) and Luhansk People’s Republic (LNR)).

“Sanctioned Person” means (i) any Person identified in any applicable list of Sanctioned Persons maintained by (A) the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, (B) His Majesty’s Treasury of the United Kingdom, (C) the United Nations Security Council, (D) the European Union, (E) or any European Union member state, (ii) any Person operating, organized or resident in a Sanctioned Country, (iii) the government of a Sanctioned Country or the Government of Venezuela or (iv) any Person fifty percent (50%) or more owned or controlled by any such Person or Persons or, to the Knowledge of the Company, acting for the benefit or on behalf of such Person or Persons.

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“Security Incident” means any cybersecurity incident or data breach that results in the theft or unauthorized corruption, disclosure, acquisition, use, alteration, modification, destruction or loss of, or access to, Personal Data in the possession or control of any Seller or Acquired Subsidiary.

“Seller Cash” means all Cash held by or on behalf of the Sellers or any of their Affiliates, but expressly excluding any Acquired Subsidiary Cash.

“SSO” means a standards body, standard-setting organization, or standards development organization.

“SSO Commitments” means the promises, declarations and other commitments concerning any Patent, granted or made by a Person (a) to any SSO, or (b) pursuant to the membership agreements, bylaws or policies of SSOs in which such Person or any of its Affiliates is or has been a participant.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subleases” means the Subleases between the applicable Sellers, on the one hand, and the Buyer, on the other hand, and between the applicable Acquired Subsidiary, on the one hand, and the applicable Seller or its Affiliate, on the other, of the spaces described in Exhibit G to be entered into at the Closing in substantially the form attached hereto as Exhibit H (modified as necessary to reflect Laws and customs in non-U.S. jurisdictions).

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is the general partner or managing member or otherwise has the power to direct the policies, management and affairs of such corporation, entity or other organization.

“Tangible Property” means all tangible personal property assets, furniture, fixtures, equipment (including motor vehicles, development tools, testing equipment, factory test equipment), office equipment and apparatuses, tools, machinery and supplies and other tangible property of every kind owned or leased (wherever located) other than IT Assets and Technology.

“Tax” means any tax of any kind, including any U.S. federal, state, local or non-U.S. income, net income, gross income, corporation, profit, license, severance, occupation, windfall profits, escheat, unclaimed property, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, unemployment, disability, use, property, excise, value added, goods and services, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and including any duty, impost, levy, tariff or other similar governmental charge or fee in the nature of a tax together with all interest, penalties and additions imposed by a Governmental Entity with respect to such amounts.

“Tax Authority” means any Governmental Entity responsible for the administration, imposition or collection of any Tax.

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“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with or against any Tax Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Tax Authority relating to Taxes, including any attachment or schedule thereto and any amendment thereof.

“Technology” means any and all tangible embodiments of Intellectual Property Rights, including all technology, techniques, processes, designs, design rules, inventions (whether or not patented or patentable), plans, discoveries, ideas, concepts, methods, specifications, communication protocols, algorithms, routines, logic information, register-transfer levels, netlists, verilog files, simulations, emulation and simulation reports, test vectors and procedures, protocols, works of authorship, mask works, software, files, information, documentation, technical data, technical databases, firmware, devices and hardware and other scientific or technical information or materials, or confidential or proprietary business information (including financial and marketing plans, customer and supplier lists and pricing and cost information) in whatever form.

“Trade Laws” means (i) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30) and all regulations promulgated by the Office of Foreign Assets Control at 31 C.F.R. Part 500; and (ii) all applicable trade, export control, import, and antiboycott Laws and regulations imposed, administered or enforced by any other country in which the Company conducts business, except to the extent inconsistent with U.S. Law.

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transaction Information” means all information regarding the terms of this Agreement and the Ancillary Agreements (other than any such information disclosed in accordance with the requirements of Section 5.10).

“Transfer Regulations” means, (i) with respect to France, Article L.1224-1 and any and all related provisions of the French Labor Code, (ii) with respect to any country implementing the Acquired Rights Directive (as defined below), the Council Directive 2001/23/EEC of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (the “Acquired Rights Directive”) and the legislation and regulations of any EU Member State implementing such Acquired Rights Directive; and (iii) any other automatic transfer, employer substitution and similar Laws and regulations in jurisdictions with Business Employees.

“Transfer Tax” means any transfer, documentary, stamp, real property transfer or other similar Tax imposed on or payable in connection with the transactions contemplated by this Agreement.

“Transferred Books and Records” means the books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information, whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case, solely to the extent (x) in the

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possession of Sellers, and (y) primarily related to the Business or the Transferred Assets or primarily used, or held for use, in the Business, but excluding such items to the extent (i) they are Excluded Assets or Excluded Liabilities or any portion of the Company and its Affiliates’ business not being transferred hereunder, (ii) any applicable Law prohibits the transfer of such information, (iii) included in consolidated, combined, affiliated or unitary Tax Returns or the Seller or any of its Affiliates other than any such Tax Returns that include only Acquired Subsidiaries, (iv) constituting files or records relating to any employees who are not Transferred Employees, (v) constituting files or records relating to any Transferred Employee afforded confidential treatment under any applicable Laws, except to the extent the affected employee consents in writing to such disclosure to the Buyer, (vi) constituting projections relating to the Transferred Assets, (vii) constituting books, records or other documents of the Company or its Affiliates related to corporate compliance matters not primarily developed for the Transferred Assets or (viii) subject to the attorney-client privilege, other privilege or work product protection of the Company or any of its Affiliates.

“Transferred IT Assets” means any and all IT Assets owned by, licensed to or leased to the Sellers or any Acquired Subsidiary and primarily used in or primarily held for use in the Business.

“Transferred IPR” means (i) Patents set forth on Schedule 1.1-TP, together with any Patents that, as of the Closing Date, are terminally disclaimed from or to such Patent, (ii) any and all non-Patent Intellectual Property rights owned or purported to be owned by the Sellers or any Acquired Subsidiary and exclusively related to, exclusively used in, or exclusively held for use in the Business, including Trade Secrets and Copyrights in and to the Business Technology and the Transferred Marks.

“Transferred Leases” means, collectively, (a) the Assigned Leases and (b) all Real Property Leases held by the Acquired Subsidiaries after the Restructuring.

“Transferred Marks” means the Marks that are set forth on Schedule 1.1-TM, together with all the goodwill of the business appurtenant thereto.

“Transferred Technology” means the Technology owned by the Company or any of its Affiliates and primarily related to, primarily used in or primarily held for use in the Business, including the Technology set forth on Schedule 1.1-TT(a) (the “Business Technology”), together with all other Technology owned by the Sellers that is used in the Business, including the Technology set forth on Schedule 1.1-TT(b).

“Transition Services Agreement” means the Transition Services Agreement, between the Company, on the one hand, and the Buyer, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit I-1, together with schedules thereto to be finalized between sign and close to reflect the summaries of proposed services (and applicable pricing, duration, and other similar terms) attached hereto as Exhibit I-2.

“United States” or “U.S.” means the United States of America.

“VAT” means (i) any tax imposed in connection with the EU Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any tax of a similar nature, including goods and services taxes, whether imposed in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed elsewhere.

“Willful Breach” means an intentional act or intentional failure to act by a Party which was actually known by the acting (or failing) Party at the time of the act (or failure) to constitute a breach of this Agreement.

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1.2 Definitions. The following terms shall have the meanings defined in the pages indicated:

Acquired Equity Interests	26	Closing Transaction Expenses	9
Acquired Interests	6	Code	9
Acquired Rights Directive	20	Commercial Agreement	9
Acquired Subsidiaries	6	Commercial Licenses	9
Acquired Subsidiary Cash	6	Company	6
Acquired Subsidiary Indebtedness	7	Company Disclosure Schedule	35
Acquired Subsidiary Transaction Expenses	7	Company Facilities	47
Action	6	Company Guarantees	67
Affiliate	7	Company Indemnified Party	83
Agreement	6	Company Released Parties	91
Allocation Dispute Notice	75	Company Restricted Stock Units	9
Allocation Statement	75	Competing Business	9
Ancillary Agreements	7	Confidential Information	54
Anti-Corruption Laws	38	Confidentiality Agreement	10
Antitrust Law	8	Contract	10
Assigned Contracts	26	Contract Cancellation Fee	71
Assigned Leases	8	Control	10
Assumed Liabilities	28	Convey	27
Automatic Transferred Employee	71	Copyrights	14
Balance Sheet Date	8	Current Assets	9
Bankruptcy and Equity Exceptions	36	Current Liabilities	9
Base Purchase Price	31	Cutoff Time	10
Business	8	Day 1 Actions Plan	10
Business Confidential Information	55	Debt Financing	59
Business Day	8	Debt Financing Indemnified Persons	61
Business Employee	8	Debt Financing Sources	10
Business Permits	38	Debt Financing Sources Related Parties	10
Business Technology	21	Decrease Amount	34
Buyer	6	Dispute Notice	32
Buyer Designee	6	DPA	10
Buyer Indemnified Party	83	Effect	15
Buyer Related Parties	81	Employee	10
Buyer Released Parties	91	Employee Plans	10
Cash	8	Employee Representative Body	41
Casualty Cash	8	Employing Subsidiary	10
Casualty Receivable	8	Enforceability Limits	44
Change of Control	8	Environmental Claim	10
Claim Amount	84	Environmental Law	11
Claim Notice	83	Equity Commitment Letter	51
Closing	31	Equity Interests	11
Closing Cash	9	Equity Sponsor	51
Closing Date	31	Equity Transfer Documentation	11
Closing Indebtedness	9	ERISA	11
Closing Net Working Capital	9	ERISA Affiliate	11

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Estimated Closing Cash	32	International Plan	39
Estimated Closing Indebtedness	32	IT Assets	14
Estimated Closing Net Working Capital	32	Key Business Employees	74
Estimated Closing Statement	32	Knowledge of the Buyer	14
Estimated Closing Transaction Expenses	32	Knowledge of the Company	14
Estimated Net Working Capital Adjustment Amount	11	Labor Agreements	41
Estimated Purchase Price	11	Law	14
Excluded Assets	27	Lease Assignments	14
Excluded G&A Contracts	26	Liability	14
Excluded IPR	11	Licensed IPR	14
Excluded IT Assets	11	Licenses	15
Excluded Liabilities	29	Liens	15
Excluded Technology	11	Local Transfer Agreement	15
FCPA	38	Losses	15
Final Allocation Statement	75	Marks	15
Final Closing Cash	11	Material Adverse Effect	15
Final Closing Indebtedness	12	Material Contracts	43
Final Closing Net Working Capital	12	Money Laundering Laws	38
Final Closing Transaction Expenses	12	Net Working Capital Adjustment Amount	16
Final Net Working Capital Adjustment Amount	12	Net Working Capital Peg	16
Final Purchase Price	12	Non-Assignable Assets	30
Financial Statements	37	Non-Assumable Liabilities	30
Financiere Kepler SAS	12	Non-Automatic Transferred Employee	16
Financing Termination Fee	81	Non-Solicitation Period	68
Fraud	12	OFAC	18
French FDI Authorization	58	Offered Employee	72
French FDI Regime	57	On-Leave Employee	72
Fundamental Company Representations	12	Open Source	16
GAAP	12	Open Source License	16
Governmental Antitrust Entity	57	Open Source Software	16
Governmental Entity	13	Order	16
Harmonic International GmbH	13	Organizational Document	16
Harmonic Video Networks Ltd	13	Outside Date	79
Hazardous Materials	13	Overhead and Shared Services	16
Identified Products and Services	13	Parties	6
Immigration Obligations	13	Party	6
Increase Amount	34	Patents	17
Indemnification Claim	83	Permits	17
Indemnified Party	83	Permitted Liens	17
Indemnified Taxes	13	Person	17
Indemnifying Party	83	Personal Data	17
Intellectual Property Assignment	13	Post-Closing Adjustment Statement	32
Intellectual Property Matters Agreement	14	Pre-Closing Date Claim	69
Intellectual Property Rights	14	Pre-Closing Income Taxes	17
Intercompany Agreements and Accounts	44	Pre-Closing Tax Period	18

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Privacy Obligations	18	Supplier	77
Process	18	Tangible Property	19
Put Option	6	Tax	19
R&D Tax Credits	18	Tax Authority	20
R&W Policy	82	Tax Proceeding	20
Real Property Leases	47	Tax Return	20
Recipient	77	Technology	20
Registered Transferred IPR	44	Termination Fee	81
Related Party	18	Third Party Claim	83
Related Party Transactions	48	Trade Laws	20
Representatives	18	Trade Secrets	14
Required Information	18	Transaction Agreements	20
Restricted Person	18	Transaction Information	20
Restructuring	62	Transfer Regulations	20
Retained Leases	14	Transfer Tax	21
Review Accountant	33	Transferee	69
Sanctioned Country	18	Transferred Accounts Receivable	26
Sanctioned Person	18	Transferred Assets	25
Sanctions	19	Transferred Books and Records	21
Section 338(g) Election	76	Transferred Contracts	26
Section 338(g) Election Forms	76	Transferred Employee Plan Assets	26
Security Incident	19	Transferred Employees	72
Seller	6	Transferred Inventory	26
Seller Cash	19	Transferred IPR	21
Sellers	6	Transferred IT Assets	21
Shared Contracts	44	Transferred Leases	21
Significant Customer	49	Transferred Marks	21
Significant Supplier	49	Transferred Tangible Property	26
Specified Antitrust Laws	78	Transferred Technology	21
SSO	19	Transition Services Agreement	21
SSO Commitments	19	U.S.	21
Straddle Period	19	United States	21
Subleases	19	VAT	21
Subsidiary	19	Willful Breach	22
Sufficiency Qualifying Matters	47

Article II

THE TRANSACTIONS

2.1 Transferred Assets, Excluded Assets, Assumed Liabilities and Excluded Liabilities.

(a) Transferred Assets. For the purposes of this Agreement and the other Transaction Agreements (including the Local Transfer Agreements with respect to all Sellers and certain Transferred Assets located outside of the United States), “Transferred Assets” means all of the following assets, properties and rights of the Business, in each case, (A) other than Excluded Assets and (B) as they shall

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exist at the Closing, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Company or any of the Sellers, as applicable:

(i) the Contracts (including Assigned Leases) set forth on Schedule 2.1(a)(i) (the “Assigned Contracts” and, collectively with the Contracts (including Real Property Leases) held by the Acquired Subsidiaries after the Restructuring and any other customer Contracts to the extent exclusively related to the Business, other than such other Contracts that provide for Overhead and Shared Services (“Excluded G&A Contracts”), the “Transferred Contracts”);

(ii) all prepaid expenses or advance payments under any Transferred Contract;

(iii) to the extent required by applicable Law or as set forth on Schedule 2.1(a)(iii), assets relating to Employee Plans either (i) of the Acquired Subsidiaries; or (ii) solely attributable or allocable to Transferred Employees (together, the “Transferred Employee Plan Assets”);

(iv) to the extent permitted by applicable Law for the Buyer to retain such records, copies of those personnel, employee compensation, medical and benefits and labor relations records relating to the Transferred Employees;

(v) subject to the retained licenses provided in the Intellectual Property Matters Agreement and all licenses previously granted, all Transferred IPR, and rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing;

(vi) all Transferred Technology

(vii) all Transferred IT Assets;

(viii) all raw materials, work-in-progress, finished goods and other inventory, including service-related spares, in each case, used or held for use primarily in connection with the Business (the “Transferred Inventory”);

(ix) the Transferred Books and Records;

(x) the Tangible Property used or held for use primarily in the Business (the “Transferred Tangible Property”);

(xi) accounts receivable to the extent relating to the Business (the “Transferred Accounts Receivable”);

(xii) all rights to the claims, causes of action (including the right to sue, assert claims and seek remedies), rights of recovery (including the right to retain any damages, settlements and other amounts), and rights of set-off, made or asserted against any Person on or after the Closing Date to the extent relating to any Transferred Asset or the Business, whether arising out of actions or conditions occurring prior to, on, or after the Closing Date;

(xiii) all of the Acquired Interests (other than Acquired Interests owned by other Acquired Subsidiaries) (the “Acquired Equity Interests”);

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(xiv) all refunds or rights to refunds (or credits in lieu thereof) to the extent arising from Taxes that are Assumed Liabilities;

(xv) all Tax Returns and financial statements of the Acquired Subsidiaries and all financial statements and all Tax Returns that reflect solely items (other than income Tax items) attributable to the Transferred Assets or Assumed Liabilities, and all records (including working papers) to the extent related solely thereto;

(xvi) the Current Assets; and

(xvii) all other assets not of the types described in clauses (i) through (xvi) in this Section 2.1(a) to extent primarily used or held for use in the conduct of the Business.

The Parties acknowledge and agree that a single asset may fall within more than one of clauses (i) through (xvi) in this Section 2.1(a); such fact does not imply that (A) such asset shall be transferred more than once or (B) any duplication of such asset is required.

(b) Conveyance of Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.2, the Company hereby agrees, effective as of the Closing or pursuant to the terms of the Transition Services Agreement, to transfer, convey and deliver (“Convey”), and to cause the other Sellers, as applicable, to Convey, the Transferred Assets to the Buyer or one or more Buyer Designees (subject to Permitted Liens) and the Buyer hereby agrees that it shall, and shall cause its applicable Buyer Designees to, accept from the Sellers, the Transferred Assets (subject to Permitted Liens). Notwithstanding the foregoing, to the extent that any Transferred Asset is held by, or in the name of, an Acquired Subsidiary, the Conveyance of the Acquired Interests of such Acquired Subsidiary shall satisfy all obligations of the Sellers in respect of the Conveyance of such Transferred Asset and no separate Conveyance shall be required.

(c) Excluded Assets. The Transferred Assets shall not include any assets other than the Transferred assets (such assets that are not Transferred Assets, collectively, the “Excluded Assets”), including, without limitation:

(i) all Seller Cash;

(ii) all letters of credit, loan facilities and performance bonds of the Company and its Subsidiaries other than the Acquired Subsidiaries;

(iii) shares of any Subsidiary of the Company other than the Acquired Subsidiaries, and any Equity Interests in any other Person;

(iv) all raw materials, work-in-progress, finished goods and other inventory, that are not Transferred Inventory;

(v) all Excluded IPR;

(vi) all Excluded Technology;

(vii) all Excluded IT Assets;

(viii) all personnel, employee compensation, medical and benefits and labor relations records relating to the Employees (other than the Transferred Employees);

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(ix) all assets relating to any Employee Plan that are not Transferred Assets as described in Section 2.1(a)(iii);

(x) all prepaid premiums and other prepayments and deposits with respect to insurance policies;

(xi) any Contracts that are not Transferred Contracts;

(xii) any accounts receivable of the Company and its Affiliates (other than the Acquired Subsidiaries) as of the Closing that are not Transferred Accounts Receivable;

(xiii) all rights of the Company or any of its Affiliates (other than the Acquired Subsidiaries) under this Agreement and the other Transaction Agreements;

(xiv) any claims, causes of action, lawsuits, judgments, privileges, counterclaims, defenses, demands, right of recovery, rights of set-off, rights of subrogation and all other rights of any kind, in each case to the extent relating to the Excluded Assets or the Excluded Liabilities;

(xv) all refunds or rights to refunds (or credits in lieu thereof) to the extent arising from Taxes that are Excluded Liabilities;

(xvi) all interests in real property other than the Transferred Leases and as may be provided in the Subleases, Local Transfer Agreements and the Transition Services Agreement;

(xvii) any books and records of any Seller that are not Transferred Books and Records; and

(xviii) all Tax Returns and financial statements of the Company and its Affiliates and all records (including working papers) related thereto (other than those with respect to Acquired Subsidiaries or the Transferred Assets).

(d) Assumed Liabilities. For the purposes of this Agreement and the other Transaction Agreements (including the Local Transfer Agreements with respect to all Sellers located outside of the United States), “Assumed Liabilities” means the following Liabilities:

(i) all Liabilities of the Company and its Affiliates to the extent resulting from, arising out of or relating to the Transferred Assets;

(ii) all Liabilities of the Company and its Affiliates relating to repairs, exchanges, returns and warranty, merchantability and similar claims arising in connection with the products of the Business sold or licensed by any Seller or Acquired Subsidiary prior to the Closing;

(iii) fifty percent (50%) of Transfer Taxes and any Taxes arising from or attributable to the ownership or operations of the Transferred Assets after the Closing;

(iv) all Liabilities arising out of or in any way relating to the employment, transfer or termination of employment of any Transferred Employee that arise or accrue after the Closing (or, with respect to Transferred Employees that were On-Leave Employees, after the date upon which they became Transferred Employees); and

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(v) all Immigration Obligations relating to the Transferred Employees arising after the Closing, to the extent permitted by applicable Law; and

(vi) the Current Liabilities.

On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, each Seller shall and shall cause its applicable Subsidiaries to Convey the Assumed Liabilities to the Buyer or one or more Buyer Designee, and the Buyer shall, and shall cause its applicable Buyer Designees to, assume, perform, satisfy, discharge and fulfill when due and, to the extent applicable, comply with on a timely basis, the Assumed Liabilities.

(e) Excluded Liabilities. For purposes of this Agreement, “Excluded Liabilities” means any and all Liabilities of the Company and its Affiliates (other than any Acquired Subsidiary) other than the Assumed Liabilities, including:

(i) the Indemnified Taxes;

(ii) all Liabilities of the Company and its Affiliates, including any predecessors thereto to the extent not relating to or arising out of the Business or the Transferred Assets;

(iii) all Liabilities to the extent relating to or arising out of an Excluded Asset;

(iv) all Liabilities relating to or arising out of the Restructuring or the implementation of the matters contemplated by the Day 1 Preparation Plan;

(v) all accounts payable and other accrued expenses arising prior to the Closing to the extent not included in Closing Net Working Capital;

(vi) all Liabilities to the extent resulting from any Action pending against the Company or its Subsidiaries relating to the Business as of the Closing;

(vii) all Liabilities arising out of or in any way relating to the employment, transfer or termination of employment (including any termination or re-hire) of any (i) Transferred Employee that arise or accrue on or prior to, or as a result of, the Closing (or, with respect to Transferred Employees that were On-Leave Employees, on or prior to the date on which they became Transferred Employees), and (ii) Employee (other than a Transferred Employee) that arise or accrue prior to, on or after the Closing; and

(viii) all Liabilities arising out of (i) Employee Plans (other than Transferred Employee Plan Assets) that arise or accrue prior to, on or after the Closing and (ii) Transferred Employee Plan Assets that arise on or prior to the Closing.

For the avoidance of doubt, neither the Buyer nor any Buyer Designee shall assume or be obligated to pay, perform or otherwise assume or discharge the Excluded Liabilities.

2.2 Non-Assignable Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to contribute, convey, assign, transfer or deliver to, or to have assumed by, any of the Company, the Buyer, or any of their respective Affiliates, any Transferred Assets

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or Assumed Liabilities, or any claim, right, benefit or obligation arising thereunder or resulting therefrom, or provide any services or subleases under any Ancillary Agreements, if an attempted contribution, conveyance, assignment, transfer, delivery or assumption thereof or provision of such subleases or services, as applicable, or an agreement to do any of the foregoing, without the consent of a third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law or would in any way materially and adversely affect the rights of the Company, the Buyer, or any of their respective Affiliates (as assignee or transferee of the applicable transferor, or otherwise) thereto, and such consent shall not have been obtained prior to the Closing (any such Transferred Asset and related claim, right, or benefit are referred to herein as “Non-Assignable Assets,” and any such Assumed Liability and related claim or obligation are referred to herein as “Non-Assumable Liabilities”), unless and until such consents shall have been obtained. The Company shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to obtain any consent necessary for the contribution, conveyance, assignment, transfer, delivery or assumption of any such Transferred Asset or Assumed Liability, or any such claim, right, benefit or obligation to the Buyer or a Buyer Designee or such sublease or service, as applicable; provided, however, that if any counterparty to an Assigned Contract or Transferred Lease or other underlying Real Property Lease conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding this Agreement or any Ancillary Agreement, (A) (i) the payment of a reasonable consent fee or similar payment payable in the ordinary course in connection with the assignment of Contracts, or (ii) a “profit sharing” payment or other consideration (including increased rent or other payments, discounts or other similar economic concessions or modifications with respect to any ongoing commercial terms), the Company and the Buyer shall be responsible for making all such payments on an equal basis; provided, that, in each case, both Buyer and the Company consent to such arrangement (such consent, with respect to payments of the type described in clause (i), not to be unreasonably withheld, conditioned or delayed) or (B) the provision of additional security (including a guaranty), the Buyer shall be solely responsible for providing all such additional security. If, on the Closing Date, an attempted contribution, conveyance, assignment, transfer, delivery or assumption of any such Transferred Asset, Assumed Liability, claim, right, benefit or obligation would be ineffective or a violation of Law or would materially and adversely affect the rights or obligations of the Company, the Buyer, or any of their respective Affiliates, as applicable, thereto or thereunder so that the Buyer, or a Buyer Designee, as applicable, would not in fact receive all such rights or assume such obligations, then, for a period not to exceed twenty-four (24) months from the Closing Date the Company, the Buyer, or any of their respective Affiliates, as applicable, shall use reasonable best efforts to develop a mutually agreeable arrangement (including by way of amendment or addition of services to the Transition Services Agreement) under which (i) the Buyer, or a Buyer Designee, as applicable, would, in compliance with Law and applicable third party Contracts, obtain the benefits (including contractual rights) and assume the obligations and bear the economic burdens, as applicable, associated with such Transferred Assets or Assumed Liabilities, or any claim, right, benefit or obligation in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Company, the Buyer, or any of their respective Affiliates, as applicable, (ii) the Non-Assignable Assets will be held by the applicable Seller in trust for the Buyer or the applicable Buyer Designee and the covenants and obligations thereunder would be performed by the Buyer or the applicable Buyer Designee(s) in the Company’s or another Seller’s name and all benefits and obligations existing thereunder would be for the Buyer’s or the applicable Buyer Designee’s accounts and the Company hereby appoints the Buyer as its true and lawful attorney‑in‑fact to act in its name and on its behalf or in the name (with full power of substitution) of the applicable Seller and on such Person’s behalf with respect thereto, and (iii) the applicable transferors would enforce for the benefit of the Buyer, or the Buyer Designees, any and all of their rights against a third party (including any Governmental Entity) associated with such Transferred Asset or Assumed Liability, claim, right, benefit or obligation, and the applicable transferor would promptly pay to the Buyer, or the applicable Buyer Designee(s) when received all monies received by them (net of any applicable Taxes) under any such Transferred Asset or Assumed Liability, claim, right, benefit or obligation; provided, that such twenty-four (24) month period shall be automatically extended by up to an

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additional twenty-four (24) months with respect to any Non-Assignable Asset with respect to which the Company unreasonably does not provide its consent pursuant to the proviso in clause (A) above for so long as Seller withholds such consent, and Seller shall continue to pass-through the rights and benefits under such Non-Assignable Asset at no additional cost to Buyer. Following such twenty-four (24)-month period as such period may be extended pursuant to the foregoing proviso, the parties will discuss in good faith any appropriate accommodations or arrangements with respect to any such rights that have not been assigned at such time. If after the Closing Date, a Non-Assignable Asset becomes assignable (either because consent for the assignment or execution thereof is obtained or otherwise), the Company shall reasonably promptly notify the Buyer after becoming aware of such fact and cooperate to assign or transfer such previously Non-Assignable Asset or provide such sublease or service to the Buyer or the applicable Buyer Designee for no additional consideration. Any costs and expenses arising out of or related to the obligations described in this Section 2.2(a), including, for the avoidance of doubt, in relation to seeking or obtaining any necessary third party consents before or after the Closing, or any special arrangements between the Company and the Buyer after the Closing, shall be paid in full by, and be the sole obligation of, the Company.

(b) For the avoidance of doubt, neither the failure to transfer any Transferred Asset or Assumed Liability, including any Non-Assignable Asset or Non-Assumable Liability or any claim, right, or benefit arising thereunder or resulting therefrom to be transferred to, or assumed by, the Buyer or retained by the Company, as applicable, nor the indemnification rights of the Buyer set forth herein, shall in and of itself result in any adjustment to the Final Purchase Price.

(c) For the avoidance of doubt, no asset held by an Acquired Subsidiary shall constitute a Non-Assignable Asset and no Liability held by an Acquired Subsidiary shall constitute a Non-Assumable Liability.

2.3 Consideration. The consideration for the sale and transfer of the Transferred Assets shall consist of (a) the assumption by the Buyer or one or more Buyer Designees of the Assumed Liabilities as of the Closing, and (b) the sum of $145,000,000 payable to the Company in cash (the “Base Purchase Price”), allocated among the Sellers as determined pursuant to Section 2.5 below, which amount shall be adjusted in accordance with the provisions of Sections 2.5 and 2.6.

2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) remotely via the electronic exchange of documents and signature pages, commencing at 10:00 a.m., local time, on the third (3rd) Business Day after all of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are satisfied or waived (to the extent permitted by applicable Law) or (ii) at such other place, time or date as may be mutually agreed upon in writing by the Company and the Buyer (the date on which the Closing takes place being the “Closing Date”); provided, that, notwithstanding anything in this Agreement to the contrary, Buyer shall not have any obligation whatsoever to consummate the Closing until March 8, 2026.

2.5 Payment of the Purchase Price.

(a) At the Closing, subject to the terms and conditions of this Agreement, the Buyer or one or more Buyer Designees shall pay an amount equal to the Estimated Purchase Price to the Sellers by wire transfer of immediately available funds in accordance with written instructions provided to the Buyer by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date.

(b) No later than three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”) which will set forth the Company’s good faith estimate of the amount of (i) Closing Net Working Capital in

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accordance with the line items and format for such statement attached hereto as Exhibit J (the “Estimated Closing Net Working Capital”) together with the Estimated Net Working Capital Adjustment Amount, (ii) Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and (iv) Closing Cash (the “Estimated Closing Cash ”). Following delivery of the Estimated Closing Statement, the Company shall (x) be reasonably available to the Buyer and its Representatives to discuss the Estimated Closing Statement in good faith, including by answering the Buyer’s and its Representatives’ reasonable questions related thereto, (y) consider Buyer’s and its Representatives’ reasonable comments thereto in good faith and (z) make available and provide (or cause to be made available and provided), such supporting information, including work papers, books and records used in the preparation of the Estimated Closing Statement, in each case, to the extent reasonably requested by the Buyer or its Representatives; provided, that the Buyer shall not have any right to delay Closing or the payment of the Estimated Purchase Price as a result of any disagreement with such estimates set forth in the Estimated Closing Statement absent manifest error.

(c) Within a reasonable period of time following the Closing Date, the Company and the Buyer shall cooperate in good faith to mutually determine the allocation of the Final Purchase Price (as adjusted) among the Sellers with respect to the Transferred Assets. The Parties shall not, and shall cause their respective Affiliates to not, take any position or action inconsistent with such mutually agreed allocation except upon a final determination by an applicable Governmental Entity. With respect to any payment that is required to be made by or to any Seller, the Company shall have the right, in its sole discretion, to designate which Seller shall make or receive such payment.

2.6 Post-Closing Purchase Price Adjustment.

(a) Within ninety (90) days following the Closing Date, the Buyer shall deliver to the Company a statement (the “Post-Closing Adjustment Statement”) of (i) the Closing Net Working Capital in accordance with the line items and format for such statement attached hereto as Exhibit J, together with the Net Working Capital Adjustment Amount, (ii) the Closing Indebtedness, (iii) the Closing Transaction Expenses and (iv) Closing Cash, which Post-Closing Adjustment Statement shall include an itemized list of each element of the assets and of the liabilities included in such calculations.

(b) Within forty-five (45) days after the Company’s receipt of the Post-Closing Adjustment Statement, the Company shall notify the Buyer whether it accepts or disputes the accuracy of the Post-Closing Adjustment Statement. In the event that the Company disputes the accuracy of the Post-Closing Adjustment Statement, the Company shall deliver a written notice to the Buyer specifying in reasonable detail those items or amounts as to which the Company disagrees along with the Company’s calculation of such amounts (a “Dispute Notice”) and the Company shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Adjustment Statement. In the event that the Company notifies the Buyer that it accepts the Post-Closing Adjustment Statement, or does not deliver a Dispute Notice to the Buyer, during such forty-five (45)-day period, the Company shall be considered to have accepted the accuracy of the Post-Closing Adjustment Statement delivered by the Buyer and such Post-Closing Adjustment Statement shall be final, conclusive and binding upon the Parties absent manifest error. The Buyer shall give to the Company, and its Representatives, all such reasonable access (including electronic access, to the extent available) during normal business hours (or such other times as the Parties may agree) as the Company may reasonably request to the books and records of the Business and to the appropriate Business Employees and other personnel or Representatives of the Buyer (including but not limited to finance personnel) for the purposes of the preparation of a Dispute Notice.

(c) If a Dispute Notice shall be timely delivered by the Company pursuant to Section 2.6(b) above, the Buyer and the Company shall, during the twenty (20) Business Days following such delivery (as such time period may be extended by the mutual agreement of the Parties), use all commercially

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reasonable efforts to reach agreement on the disputed items. If the Company and the Buyer resolve their differences over the disputed items in the Post-Closing Adjustment Statement in accordance with the foregoing procedure, the Post-Closing Adjustment Statement shall be revised to reflect such resolution and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Closing Cash agreed upon by the Company and the Buyer as reflected in such revised Post-Closing Adjustment Statement shall be final, conclusive and binding on the Parties.

(d) If the Parties fail to resolve their differences over any of the disputed items in the Post-Closing Adjustment Statement within such twenty (20) Business Day period, then the Company and the Buyer shall forthwith jointly request that PricewaterhouseCoopers, or if PricewaterhouseCoopers is unwilling or unable to so serve (including as a result of any potential auditor independence issue by reason of also serving as auditor for Buyer or its Affiliates) such other nationally recognized accounting firm that is mutually acceptable to Buyer and Seller (the “Review Accountant”) make a binding determination as to such remaining disputed items in the Post-Closing Adjustment Statement in accordance with the terms of this Agreement. The Review Accountant will under the terms of its engagement have no more than thirty (30) days from the date of referral within which to render its written decision with respect to such disputed items. The Review Accountant shall consider only those items or amounts in the Post-Closing Adjustment Statement as to which the Company has disagreed in the Dispute Notice and which items or amounts have not subsequently been resolved by the Parties. The Parties shall each (i) promptly provide their respective assertions regarding the disputed amounts, in writing, to the Review Accountant and to each other, and (ii) have the opportunity to provide to the Review Accountant and to the other a written response to the other’s written assertion promptly after receipt thereof. The Review Accountant shall deliver to the Company and the Buyer a written report setting forth its adjustments, if any, to the Post-Closing Adjustment Statement based on the Review Accountant’s determination with respect to the disputed items and such report shall include the calculations supporting such adjustments. Such report shall be final, conclusive and binding on the Parties. In the event that the Review Accountant assigns a value to any disputed item or amount that is greater than the greatest value claimed, or assigns a value to any disputed item or amount that is less than the smallest value claimed, in each case, by either the Company or the Buyer, as applicable, the value of such item or amount shall be adjusted downwards or upwards, as applicable, such that the value of item or amount shall be deemed equal to such greatest claimed value or to such smallest claimed value, as applicable.

(e) The costs and expenses of the Review Accountant shall be allocated between the Company, on the one hand, and the Buyer, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Company claims the Closing Net Working Capital is $1,000 greater than the amount determined by the Buyer and if the Review Accountant ultimately resolves the dispute by awarding the Company $300 of the $1,000 contested, then the costs and expenses of the review shall be allocated thirty percent (30%) (i.e., $300 ÷ 1,000) to the Buyer and seventy percent (70%) (i.e., $700 ÷ 1,000) to the Company.

(f) Disputes. For the sake of clarity, (x) any dispute between or among the Parties hereto or any of their respective Affiliates concerning or affecting the calculation of the Final Purchase Price (or any of the components thereof) (including whether any such items are being calculated in accordance with the defined terms thereof and the meaning of any such terms or principles relevant to any such calculations) shall be subject to the process contemplated by Section 2.6 and the exclusive jurisdiction of the Review Accountant (and shall not be subject to the jurisdiction of any of the courts as contemplated by Section 11.3 hereof), (y) nor may any Party assert or claim that the interpretation of any other provision of this Agreement must be interpreted by a court in accordance with Section 11.3 hereof before the Review Accountant can finally determine any dispute regarding the calculation of the Final Purchase Price (or any component thereof) in accordance with this Section 2.6 regarding any such calculation, and (z) if any Party

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or any of its Affiliates files a claim in any court in violation of this Section 2.6(f), the other Party shall be entitled to specific performance to enforce this Section 2.6(f) and require any such dispute by the Parties to be resolved in accordance with the remainder of this Section 2.6. Notwithstanding the foregoing, for the sake of clarity, (i) in the event the Parties reach final agreement on the matters contemplated by this Section 2.6 or the Review Accountant reaches a final determination on such matters, nothing in this Section 2.6(f) shall prevent any party from seeking an order from a court in accordance with Section 11.3 to enforce such agreement or determination, and (ii) nothing in this Section 2.6(f) shall prevent any party from filing one or more claims in any court in accordance with Section 11.3 (A) seeking to enforce such Party’s rights or any other party’s obligations under Section 2.6 or (B) seeking to enforce the procedural requirements (e.g., timing requirements or limits) set forth in this Section 2.6.

(g) Within five (5) Business Days of the determination of the Final Closing Net Working Capital, Final Closing Indebtedness, Final Closing Transaction Expenses and Final Closing Cash in accordance with this Section 2.6:

(i) If the Final Purchase Price is less than the Estimated Purchase Price (the amount by which the Final Purchase Price is less than the Estimated Purchase Price, the “Decrease Amount”), the Company shall pay to the Buyer a cash amount in U.S. dollars equal to the Decrease Amount.

(ii) If the Final Purchase Price is greater than the Estimated Purchase Price (the amount by which the Final Purchase Price is greater than the Estimated Purchase Price, the “Increase Amount”), the Buyer shall pay to the Company a cash amount in U.S. dollars equal to the Increase Amount.

(iii) If the Final Purchase Price is equal to the Estimated Purchase Price, then no adjustment amount shall be paid by either the Buyer or the Company pursuant to this Section 2.6.

2.7 Withholding. The Buyer will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. If the Buyer becomes aware that any such withholding may be required, it shall (a) use commercially reasonable efforts to promptly notify and consult with the Company, as appropriate, regarding any applicable withholding Taxes and (b) cooperate with the Company in good faith to reduce the amount required to be deducted and withheld in accordance with applicable Law. To the extent that any such amounts are so deducted or withheld, such amounts shall be promptly paid over to the appropriate Tax Authority and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deductions and withholding was made. The Buyer shall use commercially reasonable efforts to provide evidence that the amount deducted and withheld has been remitted to the appropriate Tax Authority within thirty (30) days after the Closing Date.

2.8 Buyer Designee. The Parties agree that the Buyer may assign the right to purchase certain of the Transferred Assets to one or more Buyer Designees or designate one or more Buyer Designees to enter into a Transaction Agreement in lieu of the Buyer, in each case, to the extent that the foregoing would not reasonably be expected to delay the Closing. The Buyer hereby agrees (i) to indemnify and hold harmless the Sellers from any Losses incurred thereby as a result of such assignment or designation and (ii), without derogating from the foregoing, if such assignment or designation increases the amount required to be withheld pursuant to Section 2.7, to pay, or cause the applicable Buyer Designee to pay, the applicable Seller(s) an amount such that the Seller(s) receive(s), after such withholding, the same amount such Seller(s) would have received had no assignment been made. Notwithstanding any such assignment or execution of

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a Transaction Agreement by a Buyer Designee, the Buyer shall remain liable for, and any such assignment or execution shall not relieve the Buyer of, its obligations hereunder or thereunder. Any reference to the Buyer in this Agreement shall to the extent applicable also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered to the Buyer concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that disclosure in any section of the Company Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is reasonably apparent), the Company represents and warrants to the Buyer as follows:

3.1 Organization and Qualification.

(a) Each of the Sellers and the Acquired Subsidiaries is a corporation, limited liability company or other legal entity, duly incorporated or formed, as applicable, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or formation, as applicable, except where the failure to be in good standing would not reasonably be expected to be material to the Business, taken as a whole, or the Transferred Assets. Each of the Sellers and the Acquired Subsidiaries has all requisite power and authority to own, license, lease, and operate its assets and properties. Each of the Sellers and the Acquired Subsidiaries has all requisite corporate or other organizational power and authority to carry on its businesses (including the Business) as now being conducted. Each of the Sellers and the Acquired Subsidiaries is qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) as a foreign corporation in each jurisdiction where the ownership of the Transferred Assets or the conduct of its business (including the Business) requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to the Business, taken as a whole, or the Transferred Assets.

(b) Section 3.1(b) of the Company Disclosure Schedule accurately and completely sets forth the authorized equity securities of each Acquired Subsidiary, the number of Equity Interests issued and outstanding of each Acquired Subsidiary, and the record and beneficial owners thereof as of the date hereof. The Equity Interests of each Acquired Subsidiary are owned by the applicable Seller (or other Acquired Subsidiary) free and clear of all Liens, other than restrictions under applicable securities Laws. There are no outstanding agreements, rights, subscriptions, options, warrants, conversion rights, commitments, preemptive rights or rights of first refusal or offer, Contracts, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any Equity Interests of any Acquired Subsidiary. Except as disclosed under Section 3.1(b) of the Company Disclosure Schedule, there are no documents, instruments or agreements relating to the voting of any Seller’s (other than the Company’s) or Acquired Subsidiary’s voting securities.

3.2 Authority Relative to the Transaction Agreements.

(a) Each of the Sellers has all necessary corporate or similar powers and authorities to execute and deliver any Transaction Agreement to which such Seller or Acquired Subsidiary is or will be a party (including, with respect to the Company, this Agreement) and to fully perform its respective obligations thereunder and to consummate the transactions contemplated thereby, and the execution,

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delivery and performance of any Transaction Agreement to which it is or will be a party has been duly authorized by all requisite corporate or similar action.

(b) This Agreement has been duly executed and delivered by the Company and this Agreement is, and the other Transaction Agreements to which the Company and any other Seller or Acquired Subsidiary will be a party when duly executed and delivered by the Company or such other Seller or Acquired Subsidiary will be, valid and legally binding obligations of the Company or such other Seller, enforceable against the Company or such other Seller or Acquired Subsidiary, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles (the “Bankruptcy and Equity Exceptions”).

3.3 Consents and Approvals; No Violations. No Permit of, with or from, any Governmental Entity is required on the part of (a) the Company, any Seller or Acquired Subsidiary for the execution and delivery by such Seller or Acquired Subsidiary of this Agreement or any Ancillary Agreements to which it is or will be a party and the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby or (b) the Company, any Seller or Acquired Subsidiary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except, in each case of clauses (a) and (b), (i) as listed on Section 3.3 of the Company Disclosure Schedule; or (ii) any such Permit, the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole. Assuming compliance with the items described in clauses (i) through (iii) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company, any Seller or Acquired Subsidiary nor the consummation by the Company, the Sellers or the Acquired Subsidiary of the transactions contemplated hereby or thereby, as applicable, will (A) conflict with or result in any breach or violation of any provision of its respective Organizational Documents, as applicable, (B) violate any Law applicable to the Business or the Company or the Sellers with respect to the Business, (C) contravene or conflict with, result in any breach or violation of or constitute a default under (or constitute an event that, with or without the filing of notice or the lapse of time or both, would result in a breach or violation of, or default under) any provision of any Contract (or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Transferred Assets or the Business), or (D) result in the creation or imposition of any Lien upon any Acquired Subsidiary or any of the Transferred Assets other than a Permitted Lien, except, in each case of clauses (B) and (C), for conflicts, breaches, violations, contraventions, defaults that would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

3.4 Financial Statements.

(a) Copies of the unaudited financial statements consisting of summary statements of the Business including (i) income statement information down to the level of EBITDA as at September 30, 2025 and as at the last day of each of the preceding eight (8) fiscal quarters and (ii) the balance sheet of the Business as of September 30, 2025 and as of the last day of each of the preceding eight (8) fiscal quarters ((i) and (ii), collectively, the “Financial Statements”) have been made available to the Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are accurate in all material respects as of the respective dates they were prepared and fairly present in all material respects the financial condition of the Business as of the dates they were prepared and the results of the operations of the Business for the period indicated.

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(b) The Acquired Subsidiaries and the Business have established and presently maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquired Subsidiaries and the Company are being executed and made only in accordance with appropriate policies, procedures and authorizations of management and the board of directors or managers of the Acquired Subsidiaries and the Business and (ii) that transactions related to the businesses of the Acquired Subsidiaries and the Business are recorded as necessary to maintain accountability for assets. Since January 1, 2023, the Acquired Subsidiaries have not identified or been made aware of any fraud that involves any officer, manager, director, employee or independent contractor of the Acquired Subsidiaries or the Business, or of any claim or allegation regarding any of the foregoing, and the Acquired Subsidiaries and the Business have not received any written notice from their independent accountants regarding any of the foregoing.

3.5 Absence of Certain Changes or Events. Except as required or expressly contemplated by this Agreement, since the Balance Sheet Date (i) the Business and the Acquired Subsidiaries have conducted their business in the ordinary course of business in all material respects, (ii) there has not been any event, change, occurrence or circumstance that would be reasonably expected to have or result in, individually or in the aggregate, a Material Adverse Effect, (iii) no material customer of the Business has changed payment terms to the Business in any material respect and (iv) no material supplier to the Business has changed the payment terms by the Business in any material respect. Without limiting the generality of the foregoing, as of the date hereof, except as disclosed on Section 3.5 of the Company Disclosure Schedule, since the Balance Sheet Date, none of the Company with respect to the Business or any Acquired Subsidiary has taken any action that, if taken without the Buyer’s consent after the date hereof and before the Closing, would constitute a material breach of Section 5.7(b).

3.6 Litigation. (a) As of the date hereof, there is no Action pending or to the Knowledge of the Company threatened by, against or involving any Seller or Acquired Subsidiary relating to the Business, the Transferred Assets or the Assumed Liabilities, (b) there is no investigation pending or, to the Knowledge of the Company, threatened by any Governmental Entity against any Seller or Acquired Subsidiary relating to the Business, the Transferred Assets or the Assumed Liabilities and (c) none of the Sellers or the Acquired Subsidiaries is subject to any outstanding Order relating to the Business or the Transferred Assets, except, in each of the foregoing clauses (a) through (c), as is not material to the Business, taken as a whole.

3.7 Compliance with Laws.

(a) Each Seller and Acquired Subsidiary is, and since January 1, 2021, has been, in compliance, in all material respects, with all Laws and Orders applicable to its respective operation of the Business or by which the Business or the Transferred Assets are bound or affected. None of the Company or any of its Affiliates, nor any of their respective directors, managers or employees has received, since January 1, 2021, any written notice, order, complaint or other written communication from any Person alleging the Company or any of its Affiliates is not in compliance with any applicable Law or Order in any material respect, in each case, relating to the Business, the Transferred Assets or the Assumed Liabilities.

(b) With respect to the Transferred Assets and Acquired Subsidiaries, since January 1, 2021, the Sellers and the Acquired Subsidiaries, including their respective directors, officers and employees, and, to the Knowledge of the Company, agents or other Persons acting on the Sellers’ or the Acquired Subsidiaries’ behalf, have not, while acting on behalf of the Company, directly or indirectly, (i) violated the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable U.S. or non-U.S. Laws relating to bribery or corruption (“Anti-Corruption Laws”); or (ii) provided, attempted to provide, promised, or authorized the provision of anything of value to any “foreign official” (as defined by the FCPA) or other Person to unlawfully obtain business or secure an advantage in violation of Anti-Corruption Laws. Each of the Acquired Subsidiaries and the Company with respect to the Transferred

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Assets have implemented and maintain policies and procedures designed to ensure compliance by each of them with applicable Anti-Corruption Laws.

(c) The operations of the Acquired Subsidiaries and Company with respect to the Transferred Assets are in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering statutes of all jurisdictions to which they are subject, the rules and regulations thereunder and any related or similar rules (the “Money Laundering Laws”), and no action by or before any court or Governmental Entity or any arbitrator involving the Company with respect to the Transferred Assets or any Acquired Subsidiary, in each case, with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened in writing.

3.8 Permits. Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, (i) the Sellers and the Acquired Subsidiaries have all Permits that are required for the operation of the Business or for the ownership and use of the Transferred Assets (the “Business Permits”); the Sellers and the Acquired Subsidiaries are not in default or violation of any Business Permit; and (ii) the Business Permits are valid and in full force and effect, and no condition exists that with notice or lapse of time or both would constitute a default of any Business Permits to which any Seller or Acquired Subsidiary is a party. Since January 1, 2021, no Seller or Acquired Subsidiary has received any notice or other communication regarding any actual or alleged violation of or failure to comply with any term or requirement of any such Permit or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit.

3.9 Employee Benefits.

(a) List of Employee Plans. Section 3.9(a)(1) of the Company Disclosure Schedule sets forth a complete and correct list of all (i) material Employee Plans and (ii) Employee Plans related to the Transferred Employee Plan Assets; provided, however, that, to the extent there exist certain forms of agreements or arrangements that would constitute such Employee Plans, the Company shall be required to list only the forms of such agreements or arrangements other than any such agreement or arrangement constituting such Employee Plan that materially deviates from the applicable form. Section 3.9(a)(2) of the Company Disclosure Schedule sets forth a list of Company Restricted Stock Units as of December 6, 2025 and the following information with respect to each award of Company Restricted Stock Units: (A) the name of the holder; (B) the number of shares of common stock of the Company subject to the award; (C) the date granted; and (D) the vesting schedule, including the number of vested and unvested shares subject to the award. Except as set forth in Sections 3.9(a)(1) and 3.9(a)(2) of the Company Disclosure Schedule, the Company does not have any stock option plan or any other equity or equity-based plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Business Employee.

(b) Employee Plans Made Available. No later than the date of this Agreement, the Company shall make available to the Buyer (i) with respect to each material Employee Plan that is not related to the Transferred Employee Plan Assets, a summary of the benefits provided under each such material Employee Plan, except that, with respect to employment agreements, offer letters and similar agreements, letters and arrangements that constitute such material Employee Plans, the Company shall only make available to the Buyer a true and complete copy of the current form of employment agreement, offer letter and similar agreement, letter and arrangement that constitute such Employee Plans to the extent such employment agreements, offer letters and similar agreements, letters and arrangements do not materially deviate from the applicable forms thereof and (ii) with respect to each Employee Plan that is related to the Transferred Employee Plan Assets, (A) a copy of such plan (or a description, if such plan is not written) and all amendments thereto, (B) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (C) the current prospectus or summary plan description and all summaries of material modifications, (D) the most recent favorable determination or opinion letter from the IRS, (E) the

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annual returns/reports and accompanying schedules and attachments thereto for the three most recently completed plan years, (F) the three (3) most recently prepared actuarial reports and financial statements, (G) all material non-routine correspondence relating thereto received from or provided to a Governmental Entity during the past three (3) years, and (H) if such plan primarily covers employees located outside of the United States, documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (A) through (G).

(c) U.S. Pension Plans. Neither the Company, the Acquired Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains, contributes to or is obligated to contribute to, or in the past six (6) years has sponsored, maintained, contributed to or had an obligation to contribute to, or has any liability (whether actual or contingent) with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA or a plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d) Effect of Transaction; Post-Employment Obligations. Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, as contemplated under Section 6.1, or under applicable Laws, no Employee Plan or any other agreement to which a Business Employee and the Company or any Employing Subsidiary or Acquired Subsidiary is a party: (i) provides for the payment of separation, severance or termination benefits to any Business Employee solely or as a result of or in connection with the transactions contemplated by this Agreement; or (ii) obligates the Company or any Employing Subsidiary or Acquired Subsidiary to make any payment or provide any benefit or accelerate any payment or benefit to any Business Employee as a result of or in connection with the transactions contemplated by this Agreement. None of the Employee Plans provides, nor does the Company, the Employing Subsidiaries nor any Acquired Subsidiary have any actual or contingent obligation to provide retiree medical or other health and welfare benefits to any current or former Business Employee after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or similar state Law (and for any Business Employee outside of the U.S., except as may be required by any other applicable Law).

(e) 280G Matters. Neither the Company nor any Employing Subsidiary or Acquired Subsidiary has made any payment to any Business Employee constituting a “disqualified individual” (as defined in Code Section 280G and the regulations thereunder), entered into any contract, including the provisions of this Agreement, or maintained any Employee Plan that could give rise to any payment or benefits that, individually or considered collectively with any other events, agreements, plans, arrangements or other contracts, will, or reasonably could be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or that could not be deductible for U.S. federal income tax purposes pursuant to Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any Employing Subsidiary or Acquired Subsidiary is a party, covering any Business Employee, which individually or collectively could require the Company or any Employing Subsidiary or Acquired Subsidiary to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Business Employee for Tax-related payments, under Section 4999 of the Code.

(f) Compliance with Law. Each Employee Plan has been operated and administered in all material respects in accordance with its terms and in compliance with the requirements of all applicable Laws, including without limitation ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS (a copy of which has been provided to the Buyer) and no circumstances exist that would reasonably be expected to result in any such letter being revoked. There is no Action current or pending,

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or to the Knowledge of the Company, threatened with respect to any Employee Plan (other than routine claims for benefits).

(g) International Plans. Each Employee Plan which primarily covers employees located outside of the United States (as applicable, an “International Plan”) (i) has been maintained in compliance in all material respects with its terms and applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

3.10 Labor and Employment Matters.

(a) Census. The Company and each Employing Subsidiary have made available to the Buyer a list of all employees employed by and independent contractors engaged by the Company and its Affiliates who provide services exclusively or primarily to the Business as of the date hereof (including any employee who is on a leave of absence) that sets forth for each such individual the following: (i) name or identification number; (ii) title (including whether full-time or part-time, if applicable); (iii) hire or retention date; (iv) current annual base salary, hourly rate, or contract fee; (v) commission, bonus or other incentive-based compensation eligibility, if applicable; (vi) pension plans; (vii) union status; and (viii) wage and hour classification. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, all Business Employees are primarily dedicated to the Business.

(b) Compliance with Laws. The Acquired Subsidiaries and, solely with respect to the Business Employees, the Company and each Employing Subsidiary have been in compliance in all material respects with applicable Laws regarding labor and employment, including those related to employment practices, terms and conditions of employment, wages and hours, employee classification, pay slips, overtime and overtime payment, record of hours, working during rest days, leaves of absence, pension and disability insurance, severance pay and other social benefits contributions, payments and accrual of vacation days, sick days and recreation payments, travel expenses, collective bargaining, equal opportunity, discrimination, harassment, occupational health and safety, workers’ compensation, privacy issues, immigration, individual and collective consultation, payments during reserve military service, termination of employment processes, notice of termination and redundancy and the payment of social security and other Taxes. All Business Employees and independent contractors providing services to the Business are legally permitted to be employed by or engaged in the jurisdiction in which they are located, and no such Business Employee or independent contractor requires any specific permit or license in connection with their engagement. Each Business Employee or independent contractor providing services to the Business, who requires immigration permission to work in the country in which they perform their services has current and appropriate permission to carry out the role they currently perform.

(c) Disputes. (i) No material labor strike or stoppage is pending or, to the Knowledge of the Company, threatened against the Company or an Employing Subsidiary or an Acquired Subsidiary by or with respect to any Business Employee; (ii) neither the Company nor any Employing Subsidiary nor any Acquired Subsidiary is involved in any negotiation regarding a claim with any labor or trade union, works council or similar employee representative body (“Employee Representative Body”) representing any Business Employee; (iii) since January 1, 2021, neither the Company nor any Employing Subsidiary has received any material civil rights charges, suits, complaints or claims, in each case made in writing by or with respect to any Business Employee before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor or any comparable body outside the U.S.; (iv) there are no pending or, to the Knowledge of the Company, threatened claims of sexual harassment or hostile work environment against any supervisory Business Employees, and there have been no settlements

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of sexual harassment or hostile work environment claims entered into with respect to any supervisory Business Employees.

(d) Unions. Other than as set forth on Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor an Employing Subsidiary nor any Acquired Subsidiary is party to or subject to, negotiating to enter into, or has negotiated to enter into in the seven (7) years prior to the date of this Agreement, any collective bargaining agreement or other agreement with any Employee Representative Body with respect to the Business Employees (the “Labor Agreements”). Except as otherwise set forth on Section 3.10(d) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Business Employees is represented by any Employee Representative Body in connection with his or her employment by or service to the Company or an Employing Subsidiary or an Acquired Subsidiary, and, to the Knowledge of the Company, there are no material activities or proceedings of any labor union or any employee or group of employees of the Company to organize any of the Business Employees.

3.11 Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole: (i) is the Sellers and the Acquired Subsidiaries are, and since January 1, 2021 have been, in compliance with all Environmental Laws, which compliance has included obtaining and maintaining all Permits necessary for the occupation of the Sellers’ and the Acquired Subsidiaries’ respective premises and the operation of the Business as currently conducted; (ii) no Seller has manufactured, distributed, disposed of, arranged for the disposal of, transported, released, or exposed any Person to, any Hazardous Material in a manner that would result in Liability pursuant to Environmental Law; and (iii) there is no pending or, to the Knowledge of the Company, threatened Environmental Claim against any Seller, Acquired Subsidiary or any Person whose Liability for any material Environmental Claim such Seller or Acquired Subsidiary has retained or assumed either contractually or by operation of law, in each case, to the extent applicable to its operation of the Business or ownership or use of the Transferred Assets or the Company Facilities.

3.12 Taxes.

(a) All income and other material Tax Returns (i) required to be filed by the Acquired Subsidiaries, or (ii) to the extent failure to do so would adversely affect the Buyer’s use or ownership of the Transferred Assets, that report or include the Transferred Assets, have been duly and timely filed (taking into account any extensions), and each such Tax Return was correct and complete in all material respects.

(b) All income and other material Taxes required to have been paid (i) by or with respect to any Acquired Subsidiary or (ii) to the extent failure to do so would adversely affect the Buyer’s use or ownership of the Transferred Assets, by any of the Sellers, have been timely paid.

(c) Each Seller (with respect to the respective Transferred Assets), and each Acquired Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of Taxes.

(d) There are no Liens for Taxes on the Transferred Assets or the assets of any Acquired Subsidiary, other than Permitted Liens.

(e) There is no outstanding waiver of any statute of limitations or extension of the period for the assessment or collection of any material Tax concerning or attributable to any Acquired Subsidiary or the Transferred Assets.

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(f) No audit or other examination of any Tax Return of or with respect to any Acquired Subsidiary, the Business or the Transferred Assets is presently in progress, nor has any Acquired Subsidiary or Seller been notified of any request in writing for such an audit or other examination.

(g) No written claim has been made in writing to an Acquired Subsidiary by any Governmental Entity in a jurisdiction where such Acquired Subsidiary does not file Tax Returns that such Acquired Subsidiary is required to file a Tax Return or may be subject to taxation by that jurisdiction.

(h) No Acquired Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) No Acquired Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two (2)-year period ending on the Closing Date.

(j) No Acquired Subsidiary (i) has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries, including the other Acquired Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee, successor or by contract (other than commercial agreements or arrangements entered into in the ordinary course of business and the principal subject matter of which is not Taxes); or (ii) is a party to or bound by or liable for any Taxes as a result of, any Tax allocation, Tax indemnification or Tax sharing agreement or arrangement (other than commercial agreements or arrangements entered into in the ordinary course of business and the principal subject matter of which is not Taxes) (other than any such agreement or arrangement solely between or among one or more Acquired Subsidiaries).

(k) Neither the Buyer nor any of the Acquired Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in a method of accounting made by an Acquired Subsidiary on or prior to the Closing Date or use of an improper method of accounting by an Acquired Subsidiary on or prior to the Closing Date, (ii) any prepaid amount received or deferred revenue accrued by an Acquired Subsidiary on or prior to the Closing Date outside of the ordinary course of business, (iii) any closing agreement (as described in Section 7121 of the Code or any similar provisions of U.S. federal, state, local or foreign Law) or other agreement with a Tax Authority entered into by an Acquired Subsidiary on or prior to the Closing Date, (iv) any installment sale or open transaction made by an Acquired Subsidiary on or prior to the Closing Date or (v) any intercompany item under Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Law) relating to an event or transaction occurring prior to the Closing.

(l) Section 3.12(l) of the Company Disclosure Schedule sets for the U.S. federal income tax classification of each Acquired Subsidiary.

(m) The Acquired Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations (including, for the avoidance of doubt, Section 482 of the Code and the Treasury Regulations promulgated thereunder).

(n) No Acquired Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty) or office or fixed place of business in a country other than the country in which it is tax resident.

(o) None of the Transferred Assets is a “United States real property interest” within the meaning of Section 897(c) of the Code.

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3.13 Material Contracts; Intercompany Agreements and Accounts.

(a) Section 3.13(a) of the Company Disclosure Schedule identifies each of the following Transferred Contracts to which the Company or any of the Sellers or Acquired Subsidiaries is a party or is bound as of the date of this Agreement (the “Material Contracts”):

(i) any Contract for purchase and supply of products or services with gross purchase volume relating to the Business in the fiscal year 2024 in excess of $2,000,000 or in the first six (6) months of the fiscal year 2025 in excess of $1,000,000, or which includes any “output”, “take or pay”, or similar purchase commitment;

(ii) any Contract with any customer with gross purchase volume relating to the Business in the fiscal year 2024 in excess of $1,000,000 or in the first six (6) months of the fiscal year 2025 in excess of $500,000;

(iii) any Contract that includes an inbound License to any Technology or Intellectual Property Rights that is (A) included in or necessary for the distribution or sale of the Identified Products and Services, or (B) that is otherwise material to the Business, taken as a whole, in each case, other than Commercial Licenses and Open Source Licenses;

(iv) any Contract that includes an outbound License to any Transferred Technology or Transferred IPR that is material to the Business, taken as a whole, excluding non-exclusive licenses granted in the ordinary course of business;

(v) any Contract imposing by its express terms any material restriction on the right or ability of a Seller or any of its Subsidiaries to (A) compete with any other Person or to engage in the Business or (B) develop, sell or distribute any Identified Products and Services;

(vi) a Contract granting a Lien upon any Transferred Asset, other than Permitted Liens;

(vii) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii) except for agreements relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees), in each case having an outstanding principal amount in excess of $100,000;

(ix) any Labor Agreement;

(x) any Transferred Lease;

(xi) all material Contracts of the Company or its Affiliates (other than an Acquired Subsidiary) with one or more third parties that relate to, or under which the rights of the Company or its Affiliates (other than an Acquired Subsidiary) are exercised for the benefits of the Business, a Transferred Asset or an Acquired Subsidiary, other than any Transferred Contract or Employee Plan (collectively, the “Shared Contracts”);

(xii) all Contracts related to a Related Party Transaction; and

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(xiii) any settlement agreement under which a Seller or any of its Subsidiaries has material ongoing obligations with respect to the Business.

(b) As of the date of this Agreement, the Company has made available to the Buyer true and correct copies of all Material Contracts, together, in each case, with all written amendments, waivers or other changes thereto. Each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable Seller or Acquired Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto (except (a) for such failures to be in full force and effect as would not reasonably be expected to be material to the Business, taken as a whole, or the Transferred Assets or (b) as such enforceability may be subject to applicable Laws relating to bankruptcy, insolvency and the relief of debtors and applicable Laws governing specific performance, injunctive relief or other equitable remedies (the “Enforceability Limits”)). There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the applicable Seller or Acquired Subsidiary party thereto (and no Seller or Acquired Subsidiary has received any notice alleging any such default or breach), and to the Knowledge of the Company, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Material Contract. No counterparty to a Material Contract has informed the Company or its Affiliates of its desire to terminate or renegotiate the terms of any Material Contract, or its intent not to renew any Material Contract, and to the knowledge of the Company, no such counterparty intends to, or has threatened to, do so.

(c) Section 3.13(c) of the Company Disclosure Schedule identifies all intercompany agreements and accounts between the Company or any of its Affiliates (other than the Acquired Subsidiaries) on the one hand, and any Acquired Subsidiary, on the other hand (collectively, the “Intercompany Agreements and Accounts”).

3.14 Intellectual Property; Privacy.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all registrations or applications for registration included in the Transferred IPR (the “Registered Transferred IPR”), specifying as to each such item, as applicable, the (i) owner (and, with respect to any and all domain name registrations, the applicable registrar), (ii) jurisdiction to which the application or registration applies, (iii) application or registration number and (iv) application or registration date. None of the Registered Transferred IPR has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of the Company, all Registered Transferred IPR is otherwise valid, subsisting and (other than applications) enforceable. The Company and its Affiliates, as applicable, have paid all registration, maintenance and renewal fees and have made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Registered Transferred IPR.

(b) The Company and its Affiliates solely and exclusively own the Transferred IPR and have valid and enforceable rights to the Licensed IPR, in each case, free and clear of all Liens, other than Permitted Liens. There exist no material restrictions on the disclosure, use, license or transfer of the Transferred IPR. Except as set forth on Section 3.14(b) of the Company Disclosure Schedules, neither the Company nor any of its Affiliates are, or ever have been, a member or promoter of, or a contributor to, any SSO, in a manner that has compelled, any of the Company or its Affiliates to grant or offer to any third party any license or right to the Transferred IPR.

(c) The Transferred IPR and the Licensed IPR, together with the rights granted pursuant to the Intellectual Property Matters Agreement, together with any Intellectual Property Rights used or practiced by the Company in the performance of the Transition Services Agreement, constitute all

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Intellectual Property Rights used or held for use in, or otherwise necessary for the conduct of, the Business. The consummation of the transactions contemplated by this Agreement and the other Transaction Agreements will not alter, encumber, impair or extinguish any Transferred IPR or, to the Knowledge of the Company, any Licensed IPR, or impair the right of the Buyer or its Affiliates to develop, use, sell, license or otherwise dispose of, or to bring any action for the infringement, misappropriation or other violation of, any Transferred IPR.

(d) There is no Action pending or threatened in writing against the Company or any of its Affiliates in the last three (3) years (or, with respect to Patents, the last six (6) years) (i) alleging that the conduct of the Business has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, Intellectual Property Rights of any Person and which would reasonably be expected to be material to the Business, taken as a whole, or (ii) based upon, challenging or seeking to deny or restrict the validity, enforceability, registrability or ownership of, any Transferred IPR or any of the Company’s or its Affiliates’ exclusive rights in any Licensed IPR that is material to the Business.

(e) (i) The conduct of the Business and the use of any Transferred Asset has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any Person, and (ii) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Transferred IPR.

(f) The Company and its Affiliates have taken commercially reasonable measures to protect the confidentiality of the information included in the Transferred IPR that the Company and its Affiliates have chosen to maintain as Trade Secrets. Except where Company has chosen to do so in the exercise of its reasonable business judgement (including filing of patent applications, and new product / feature announcements, and other similar press releases or announcements), no material Trade Secrets have been disclosed other than to employees or independent contractors of the Company or its Affiliates, or other third parties pursuant to legally binding duties of confidentiality. Without limiting the generality of the foregoing, the Company and its Affiliates have and enforce a policy requiring each employee and independent contractor performing for the Business to sign a written agreement for the protection of confidential information and present assignment of Intellectual Property Rights, and which are sufficient to enable the Company and its Affiliates to make the representations herein with respect to protection of Trade Secrets and ownership of certain Intellectual Property Rights. All of the current employees of the Company or any of its Subsidiaries who have participated in the development of any Transferred IPR are Business Employees.

(g) No employee, independent contractor or other person involved in the conception, reduction to practice, development, invention, discovery or design of the Transferred IPR used any facilities, received any remuneration from, or was concurrently employed by, any academic or research institution or Governmental Entity while so participating in the conception, reduction to practice, development, invention, discovery or design of the Transferred IPR.

(h) Except as would not reasonably be expected to material to the Business, taken as a whole, the Transferred IT Assets are fully functional and operate and perform in accordance with their documentation and functional specifications and otherwise in a manner that permits the Company and its Affiliates to conduct the Business. The Company and its Affiliates have, to the extent relating to the Business, taken commercially reasonable actions to monitor, maintain and protect the confidentiality, integrity, continuous operation, redundancy and security of any and all IT Assets owned by, or licensed or leased to the Company or any of its Affiliates (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, disablement,

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modification, loss or corruption, in each case, including the implementation of (i) data backup, (ii) disaster avoidance and recovery, (iii) business continuity, and (iv) encryption and other security procedures, protocols and technologies. There has been no breach or unauthorized use, access, interruption, disablement, modification, loss, corruption or other compromise of or relating to any such IT Assets (or any information (including Personal Data) or transactions stored or contained therein or transmitted thereby), in each case, that would reasonably be expected to be material to the Business, taken as a whole. Neither the Company nor any of its Affiliates have not been notified in writing of any such compromise.

(i) None of the software included in the Transferred Technology or distributed by, or otherwise used in the Business, (i) contains any undisclosed worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command; (ii) incorporates any Open Source Software in a manner that has resulted in any obligation that any of the Transferred Technology: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or nominal charge; or (D) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind and (iii) is subject to any agreement with any Person under which the Company or any of its Affiliates have deposited, or are required to deposit, into escrow the source code of such software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent. The consummation of the transactions contemplated by this Agreement will not trigger the release of any source code of any such software.

(j) The Company and each of its Affiliates are, and since January 1, 2021 have been, in compliance in all material respects with all Privacy Obligations. Since January 1, 2021, there has been no material Security Incident. As of the date hereof, there is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Affiliates and, to the Knowledge of the Company, there is no investigation by any Governmental Entity against the Company or any of its Affiliates, in each case, relating to the Business, for any violation of Privacy Obligations. The Company and its Affiliates have, since January 1, 2021, implemented and maintained commercially reasonable security measures designed to protect Personal Data against a Security Incident and identify and address internal and external risks to the privacy and security of Personal Data. The Company and its Affiliates have, to the extent relating to the Business, made all material disclosures as required by the Privacy Obligations and no such disclosures have been materially inaccurate or in material violation of such Privacy Obligations. The consummation of the transactions contemplated by this Agreement and the other Transaction Agreements by the Company and its Affiliates will not breach any Privacy Obligations, except as would not reasonably be expected to be material to the Business, taken as a whole.

3.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which the Buyer will be liable in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf any of the Sellers.

3.16 Title to Assets, Properties and Rights. The Company or the applicable Seller or Acquired Subsidiary has, and at the Closing will have, good and valid title to the tangible assets it purports to transfer as Transferred Assets hereby, free and clear of all Liens except for Permitted Liens. With respect to the tangible assets of the Company or the applicable Seller or Acquired Subsidiary which are Transferred Assets hereunder which are leased, the Company or the applicable Seller or Acquired Subsidiary holds a valid leasehold interest free of any Liens, except for Permitted Liens.

3.17 Sufficiency. The Transferred Employees and the Transferred Assets, together with (a) the rights granted pursuant to the Intellectual Property Matters Agreement, (b) the services provided and

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performed pursuant to the Transition Services Agreement, and (c) each expressly identified Excluded Asset, constitute in all material respects, all of the personnel, assets, properties, and rights used or held for use in the conduct of the Business, and (i) subject to obtaining all applicable consents to transfer the Transferred Contracts and independently entering into Contracts equivalent to Contracts of the Business identified on Schedule 3.17, and (ii) assuming the completion of each of the matters set forth in the Day 1 Preparation Plan, immediately after Closing, Buyer will have the right to use all of the material assets, properties and rights that are necessary or useful to the conduct of the Business as conducted as of the date of this Agreement. The Transferred Employees and the Transferred Assets, together with (w) the rights granted pursuant to the Intellectual Property Matters Agreement, (x) the services provided and performed under the Transition Services Agreement and (y) each expressly identified Excluded Asset (including the Overhead and Shared Services) or assets substantially equivalent thereto ((w), (x) and (y), collectively, the “Sufficiency Qualifying Matters”) are sufficient to conduct the Business as currently conducted as of the date of this Agreement in all material respects.

3.18 Real Property.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a list of all real properties (including the address of such real properties) currently leased, subleased or otherwise occupied by any Seller or Acquired Subsidiary for the operation of the Business (together with all improvements thereon, the “Company Facilities”). No other real properties (including any real properties owned by any Seller or Acquired Subsidiary) are used for the operation of, or primarily related to, the Business. Except as would not be material to the Business, the Seller has exclusive and unfettered possession of the whole of the real properties and, as of the date of this Agreement, there are no outstanding disputes, notices or complaints which affect or would be reasonably expected to in the future affect the use of any of the real properties for the purposes for which they are now used and which would prevent or impede the Seller from operating or carrying on the Business from each of the real properties. The Company has provided the Buyer with true, correct and complete copies of all leases, subleases and other agreements for the occupancy of the Company Facilities (the “Real Property Leases”).

(b) Section 3.18(b) of the Company Disclosure Schedule sets forth a list of all Transferred Leases (together with all amendments, modifications and material supplements thereto) and identifies the Company Facilities each Transferred Lease relates to. The Transferred Leases are in full force and effect, binding on the parties thereto and enforceable in accordance with their respective terms, subject to the Enforceability Limits. With respect to each Transferred Lease:

(i) the tenant thereunder has a valid leasehold interest in the applicable Company Facility, free and clear of Liens (except Permitted Liens);

(ii) the tenant thereunder has not granted any other Person the right to use or occupy the applicable Company Facility;

(iii) the tenant thereunder and, to the knowledge of Seller, each other party to such Transferred Lease have performed in all material respects all obligations required to be performed by them under such Transferred Lease, and neither the tenant thereunder or, to the knowledge of Seller, any other party to such Transferred Lease is in default thereunder;

(iv) the tenant thereunder has not sent or received any notice of default or termination thereunder, nor is such Transferred Lease subject to any material dispute between the parties thereto or with any third party (including any Governmental Entity);

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(v) to the knowledge of Seller, there are no pending or threatened condemnation or eminent domain proceedings affecting the applicable Company Facility and all rents have been paid promptly and have not been commuted or waived;

(vi) except as noted in Section 3.18(c) of the Company Disclosure Schedule, the transactions contemplated herein shall not require consent from the landlord of any other party under such Transferred Lease, or cause a breach or result in any default by the tenant thereunder; and

(vii) the applicable Company Facility is in condition adequate and suitable for the purpose for which it is leased.

3.19 Related Party Transactions. No Related Party has or has had directly or indirectly, (a) any interest in any Transferred Asset (including as a party to any Transferred Contract); (b) any interest in any Person which furnished or sold, or furnishes or sells, services, products or Intellectual Property Rights that any Seller furnishes or sells, or proposes to furnish or sell in connection with its operation of the Business; (c) any interest in any Person that purchases from or sells or furnishes to any Seller any goods or services relating to the Business; (d) any payable owed to the Business or any Acquired Subsidiary or receivable owed by the Business or any Acquired Subsidiary (excluding any compensation owed to any officer, director or employee of the Company or any Affiliate thereof, solely in such Person’s capacity as an officer, director or employee thereof) or (e) otherwise engaged in any material business arrangement or other relationship with the Business or an Acquired Subsidiary, except in such Person’s capacity as an officer, director or employee, as applicable (any such arrangements, collectively, “Related Party Transactions”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.19. All transactions (including any Related Party Transactions) pursuant to which any Related Party has purchased any services, products or Intellectual Property Rights from, or sold or furnished any services, products or Intellectual Property Rights to, any Seller have been on an arms-length basis on terms no less favorable to any Seller than would be available from an unaffiliated party. To the Knowledge of the Company, no Related Party is competing with the Business.

3.20 Fair Consideration; No Fraudulent Conveyance. The conveyance of the Transferred Assets to the Buyer or the Buyer Designees as contemplated by this Agreement and the Ancillary Agreements is made in exchange for fair and equivalent consideration, and neither the Company nor any of its Affiliates is now insolvent nor will be rendered insolvent by the conveyance of the Transferred Assets as contemplated by this Agreement and the Ancillary Agreements. Neither the Company nor any of its Affiliates is entering into this Agreement or the transactions contemplated hereby with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not have any such effect. The transactions contemplated by this Agreement or any Ancillary Agreement will not give rise to any right of any creditor of the Company or any of its Affiliates to assert any claim whatsoever against the Buyer or any of its Affiliates or any of the Transferred Assets in the hands of the Buyer or any of its Affiliates or their respective successors and assigns following the Closing.

3.21 Trade Laws and Sanctions. For the past five (5) years, the Company and its Subsidiaries have (a) complied in all material respects with all applicable Sanctions and Trade Laws; (b) maintained in place and implemented controls and systems to comply with applicable Sanctions and Trade Laws; (c) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person if prohibited by Sanctions; and (d) to the Knowledge of the Company, not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other legal proceedings with respect to any actual or alleged violations of Sanctions or Trade Laws, and have not been

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notified of any such pending or threatened actions. Neither the Company, its Subsidiaries, their respective directors or officers, or, to the Knowledge of the Company, their employees or agents is: (x) a Sanctioned Person; (y) subject to debarment or any list-based designations under any Trade Laws; or (z) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

3.22 Undisclosed Liabilities. There are no Liabilities of the Business or the Acquired Subsidiaries, other than (a) Liabilities provided for in the Financial Statements as of the Balance Sheet Date; (b) Liabilities incurred since the date of the most the Balance Sheet Date in the ordinary course of business; (c) obligations under Transferred Contracts that do not relate to breach of Contract; and (d) other Liabilities which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as will be taken into account in the Final Purchase Price, there is no outstanding indebtedness of the Acquired Subsidiaries or the Business or unpaid Acquired Subsidiary Transaction Expenses as of the Closing. None of the Acquired Subsidiaries has, nor any of the Transferred Contracts requires, minimum purchase commitments to any Person.

3.23 Customers and Suppliers. Section 3.23 of the Company Disclosure Schedule contains a list of: (a) the top fifteen (15) customers for each of the appliance and SaaS portion of the Business (based on gross sales) (each, a “Significant Customer”); and (b) the top five (5) suppliers (based on gross expenditures) (each, a “Significant Supplier”) of the Business, in each case, as of: (i) the 2024 calendar year; and (ii) the six (6)-month period ended on the Balance Sheet Date. None of the Company, the Business or the Acquired Subsidiaries has received any notification (whether orally or in writing), or to the Knowledge of the Company, any other notification, that any Significant Customer or Significant Supplier has (A) cancelled (or otherwise terminated) or, to the Knowledge of the Company, threatened to cancel (or otherwise terminate) the relationship of such Person with the Business or Acquired Subsidiary or (B) materially decreased or, to the Knowledge of the Company, threatened to materially decrease its services, supplies or materials to the Business or any Acquired Subsidiary or its usage, price or purchase of the products of the Business or any Acquired Subsidiary, and no such counterparty has notified the Company, the Business or any Acquired Subsidiary (whether orally or in writing) that such Person intends to terminate or adversely modify (including seeking material discounts, rebates to or reductions in pricing). No material dispute currently exists with respect to any Significant Customer or Significant Supplier, nor, to the Knowledge of the Company, has any material dispute arisen with respect to such Significant Customer or Significant Supplier since January 1, 2023.

3.24 Accounts Receivable. All of the accounts receivable of the Business and the Acquired Subsidiaries arose from bona fide arm’s-length transactions in the ordinary course of business. Such accounts receivable have been recorded in accordance with GAAP, are not subject to any material setoffs or counterclaims and are collectible in the ordinary course in all material respects, other than as specifically reflected by the reserve for bad debts included in the Financial Statements as of the Balance Sheet Date.

3.25 Transferred Inventory. Subject to reserves set forth in the Financial Statements as of the Balance Sheet Date, all Transferred Inventory consists of items of a quality, condition and quantity consistent with normal seasonally-adjusted inventory levels of the Business, all of which is usable and saleable in the ordinary and usual course of business, except to the extent written down or reserved against on the Financial Statements (or the Company’s books and records for Transferred Inventory manufactured since the Balance Sheet Date). The Transferred Inventory is valued on the Company’s books of account at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP. All Transferred Inventory is owned free and clear of all Liens, other than Permitted Liens.

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3.26 Bank Accounts. Section 3.26 of the Company Disclosure Schedule sets forth a true, complete and accurate list and description of all accounts and safe deposit boxes maintained by any Acquired Subsidiary at any bank, trust company, brokerage firm or other financial institution, including the name of such financial institution, the account number and each Person authorized to draw on such account or make withdrawals therefrom.

3.27 CFIUS. The Business is not a “TID U.S. business” as defined in the regulations of the Committee on Foreign Investment in the United States, 31 C.F.R. Part 800.

Article IV

REPRESENTATIONS AND WARRANTIES
OF the BUYER

The Buyer represents and warrants to the Company as follows:

4.1 Organization and Qualification. The Buyer and each Buyer Designee is a corporation, limited partnership or other legal entity, duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its incorporation or organization, and the Buyer and each Buyer Designee has all requisite legal power and authority to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign corporation, limited partnership or other legal entity (in any jurisdiction in which such concept exists) in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not or would not reasonably be expected to (a) prevent, hinder or materially delay any of the transactions contemplated by this Agreement or (b) materially impair the ability of the Buyer or a Buyer Designee to perform its obligations under this Agreement.

4.2 Authority Relative to the Transaction Agreements.

(a) The Buyer and each Buyer Designee has all necessary powers and authorities to execute and deliver this Agreement and any other Transaction Agreement to which the Buyer or any Buyer Designee is or will be a party and to fully perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and any other Transaction Agreement, and the execution, delivery and performance of this Agreement and any other Transaction Agreement to which it is or will be a party has been duly authorized by all requisite corporate action.

(b) This Agreement has been duly executed and delivered by the Buyer and this Agreement is, and the other Transaction Agreements to which the Buyer or any Buyer Designee will be a party when duly executed and delivered by the Buyer or such Buyer Designee will be, valid and legally binding obligations of the Buyer or such Buyer Designee, as applicable, enforceable against the Buyer or such Buyer Designee, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by the Bankruptcy and Equity Exceptions.

4.3 Consents and Approvals; No Violations. No Permit of, with or from, any Governmental Entity is required on the part of the Buyer or any Buyer Designee for the execution and delivery by the Buyer of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, except (a) compliance with the applicable requirements of any applicable Antitrust Laws and (b) any such other Permit, the failure to make or obtain, individually or in the aggregate, would not reasonably be expected to materially impede or delay the Closing. Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this

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Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will (x) conflict with or result in any breach, violation or infringement of the Organizational Documents of the Buyer or any Buyer Designee or (y) violate any Law applicable to the Buyer or any Buyer Designee or any of its properties or assets, except in the case of clause (y), for violations that would not or would not reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated by this Agreement or (ii) materially impair the ability of the Buyer or a Buyer Designee to perform its obligations under this Agreement.

4.4 Litigation. (a) There is no Action pending, or to the Knowledge of the Buyer, threatened against the Buyer or any Buyer Designee, (b) to the Knowledge of the Buyer, there is no investigation against the Buyer or any Buyer Designee and (c) neither the Buyer nor any Affiliate thereof is subject to any outstanding Order, in each case, as would reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated by this Agreement or (ii) materially impair the ability of the Buyer to perform its obligations under this Agreement.

4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which any Seller will be liable in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf any of the Buyer.

4.6 Financing.

(a) The Buyer has delivered to the Company a true, accurate and complete copy of an executed equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter”), and substantially in the form attached hereto as Exhibit K, from the parties identified therein (collectively, the “Equity Sponsor”), pursuant to which the Equity Sponsor has agreed, subject to the terms and conditions thereof, to invest in the Buyer the amounts set forth therein. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Equity Financing”.

(b) Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Sponsor to provide the Equity Financing or any contingencies that would permit the Equity Sponsor to reduce or change the composition of the total amount of the Equity Financing. Assuming satisfaction of the conditions set forth in Article VIII, as of the date of this Agreement, the Buyer will not, to the Knowledge of the Buyer, be unable to satisfy on a timely basis all conditions to be satisfied by it in the Equity Commitment Letter at the time it is required to consummate the Closing hereunder, nor, to the Knowledge of the Buyer, will the Equity Sponsor fail to perform its funding obligations under the Equity Commitment Letter in accordance with its terms and conditions.

(c) As of the date of this Agreement, the Equity Commitment Letter is valid, binding and in full force and effect (except to the extent enforcement may be affected by the Bankruptcy and Equity Exceptions) against all parties thereto. As of the date of this Agreement (i) the Equity Commitment Letter has not been amended, modified, supplemented, replaced, waived or extended and (ii) the commitment under the Equity Commitment Letter has not been terminated, withdrawn or rescinded. There are no other agreements, side letters or arrangements contemplated or in effect in respect of or related to the Equity Financing that could impact the Equity Financing in any way. As of the date of this Agreement, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would, or would reasonably be expected to, (A) constitute a default or breach on the part of the Buyer or any of its Affiliates or, to the Knowledge of the Buyer, any other party thereto, under any term or condition of the Equity Commitment Letter, or otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable; (B) constitute or result in a failure to satisfy any of the terms or conditions set forth in the

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Equity Commitment Letter; or (C) otherwise result in any portion of the Equity Financing not being available.

4.7 Solvency. Immediately after giving effect to the transactions contemplated hereby, the Buyer shall be solvent and shall (a) be able to realize upon its assets and pay its debts and other Liabilities as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay their respective debts and Liabilities (including a reasonable estimate of the amount of all contingent Liabilities), (c) have adequate capital to carry on its business for the foreseeable future and (d) not have incurred debts beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Buyer or any Affiliate thereof.

4.8 Sufficiency of Funds for Termination Fee. The Buyer has, and shall at the time of the termination of this Agreement have, sufficient funds, in freely available cash or available under the Buyer’s existing credit facilities, to pay the Termination Fee, if and to the extent payable, without recourse to the Equity Financing or the Debt Financing.

4.9 Sanctions Laws. Neither the Buyer nor any of its Affiliates is a Restricted Person or is owned fifty percent (50%) or greater by a Restricted Person. Neither the Buyer nor any of its Affiliates is located, organized, or resident in a Sanctioned Country.

Article V

ADDITIONAL AGREEMENTS

5.1 Access to Books and Records.

(a) From the date hereof until the Closing, the Company shall, and shall cause each other Seller to, during normal business hours, upon reasonable notice (i) afford the Buyer and its Affiliates and their Representatives reasonable access to and the right to inspect all of the Company Facilities, books and records, Transferred Contracts and other documents and data related to the Business; (ii) furnish the Buyer and its Affiliates and their Representatives with such financial, operating and other data and information related to the Business as the Buyer or any of its Affiliates, or any of their Representatives may reasonably request provided, however, that the Sellers shall not be required to provide access to any consolidated, combined, affiliated or unitary Tax Return of the Company or any of its Affiliates, or any other Tax Return of the Company or its Affiliates to the extent not related to the Business and (iii) use reasonable best efforts to cause the Representatives of the Sellers to cooperate with the Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any other businesses of the Sellers. Notwithstanding the foregoing, no Seller shall be required to provide access to or disclose information pursuant to this Section 5.1(a) where such access or disclosure would (x) upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of any Seller or Acquired Subsidiary or (y) contravene any applicable Laws or binding agreement entered into by any Seller or Acquired Subsidiary prior to the date of this Agreement; provided, that the Sellers shall use reasonable commercial efforts to permit the disclosure of such information without causing such loss of such privilege or contravention of such Law or binding agreement. For the avoidance of doubt, such access shall comply with Seller’s reasonable insurance and security requirements and not include the right to perform any invasive testing.

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(b) For six (6) years from the Closing Date, the Buyer shall, to the extent permitted by applicable Law, afford to Representatives of the Company reasonable access to the Transferred Books and Records, the Transferred Contracts and any other documents or materials transferred to the Buyer or any of its Affiliates as part of the Transferred Assets and relating to the Business, in each case, existing as of the Closing Date, and shall make its personnel reasonably available for interviews, depositions and testimony in any legal matter (other than any legal matter where Buyer and the Company are, or could reasonably be expected to be, adverse) concerning transactions contemplated by this Agreement, the operations or activities relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees, in each case, during normal business hours and upon reasonable notice, in connection with the Company’s (i) preparation of financial statements and U.S. Securities and Exchange Commission reporting obligations, (ii) preparation of any documents or materials as reasonably required for the Company to comply with any applicable Laws, (iii) subject to clause (iv) below, performance of its obligations under this Agreement or any Ancillary Agreement or (iv) the defense or assertion of claims against third parties (other than the Buyer and its Affiliates) in any litigation or arbitration or in any administrative or legal proceeding,; provided, however, that (x) the Buyer shall not be required to provide access to any consolidated, combined, affiliated or unitary income Tax Return of the Buyer or any of its Affiliates, or any other Tax Return of the Buyer or its Affiliates to the extent not related to the Business, and (y) any permitted investigation undertaken by the Company pursuant to the access granted under this Section 5.1(b) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or any other businesses of the Buyer and its Affiliates from and after the Closing. Notwithstanding the foregoing, neither the Buyer nor any of its Affiliates shall be required to provide access to or disclose information pursuant to this Section 5.1(b) where such access or disclosure would (1) upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of the Buyer or any of its Affiliates or (2) contravene any applicable Laws or binding agreement entered into by the Buyer or any of its Affiliates; provided, that the Buyer shall use reasonable commercial efforts to permit the disclosure of such information without causing such loss of such privilege or contravention of such Law or binding agreement.

(c) For six (6) years from the Closing Date, the Company shall, and shall cause the other Sellers to, to the extent permitted by applicable Law, afford to Representatives of the Buyer reasonable access to the relevant portions of books and records of the Business and (to the extent related to the Business) the Company and any other information existing as of the Closing Date and relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees, and shall make its personnel reasonably available for interviews, depositions and testimony in any legal matter (other than any legal matter where the Buyer and the Company are, or could reasonably be expected to be, adverse) concerning transactions contemplated by this Agreement, the operations or activities relating to the Business, the Transferred Assets, the Assumed Liabilities or the Transferred Employees, in each case, during normal business hours and upon reasonable notice, in connection with the Buyer’s (i) preparation of financial statements and U.S. Securities and Exchange Commission reporting obligations, (ii) preparation of any documents or materials as reasonably required for the Buyer or a Buyer Designee to comply with any applicable Laws, (iii) subject to clause (iv) below, performance of its or a Buyer Designee’s obligations under this Agreement or any Ancillary Agreement or (iv) the defense or assertion of claims against third parties (other than the Company and its Affiliates) in any litigation or arbitration or in any administrative or legal proceeding; provided, however, that (x) neither the Company nor any other Seller shall be required to provide access to any consolidated, combined, affiliated or unitary Tax Return of the Company or any of its Affiliates, and (y) any permitted investigation undertaken by the Buyer pursuant to the access granted under this Section 5.1(c) shall be conducted in such a manner as not to unreasonably interfere with the Company’s or any other Seller’s business operations from and after the Closing. Notwithstanding the foregoing, neither the Company nor any of its Affiliates shall be required to provide access to or disclose information pursuant to this Section 5.1(c) where such access or disclosure would (1) upon the advice of counsel, jeopardize the attorney-client privilege, other privilege or work product protection of the Company or any of its Affiliates or (2) contravene any applicable Laws or binding agreement entered into by the

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Company or any of its Affiliates; provided, that the Company shall use reasonable commercial efforts to permit the disclosure of such information without causing such loss of such privilege or contravention of such Law or binding agreement.

(d) The Buyer agrees to hold all the books and records of the Business and the Transferred Books and Records existing on the Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by applicable Law. The Company agrees to hold all books and records relating to the Business existing on the Closing Date but not transferred to the Buyer and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by applicable Law. In order to facilitate the prosecution or protection of the Company’s or its Affiliates’ Intellectual Property Rights that are not Transferred Assets and that have a Transferred Employee named as an inventor, or for any Actions where access to Transferred Employees are necessary, for a period of two (2) years following the Closing Date, at the Company’s expense, the Buyer (together with its Affiliates) shall afford the Company and its Representatives reasonable access, upon reasonable advance written notice, to the Transferred Employees to execute any documents and take any other reasonable actions requested by the Company in connection with such Actions or such prosecution or protection of Intellectual Property Rights.

(e) In order to facilitate the prosecution or protection of any Transferred IPR that has a current employee of the Company or its Affiliates named as an inventor, or for any Actions where access to such employees are necessary, for a period of two (2) years following the Closing Date, at the Buyer’s expense, the Company shall afford the Buyer and its Representatives reasonable access, upon reasonable advance written notice, to such employees to execute any documents and take any other reasonable actions requested by the Buyer in connection with such Actions or such prosecution or protection of the IPR.

5.2 Confidentiality.

(a) The Confidentiality Agreement shall continue in full force and effect, in accordance with its terms, until the Closing.

(b) The Buyer agrees, on behalf of itself and its Affiliates that, from and after the Closing until the date that is two (2) years from the Closing Date, except as otherwise consented to by the Company and subject to the terms of the Licenses granted to the Company and the Buyer and applicable restrictions set forth in the Intellectual Property Matters Agreement, all non-public information relating to the Company and its Affiliates, the Excluded Assets, the Excluded Liabilities, and all Transaction Information in the possession of the Buyer or any of its Affiliates (collectively “Confidential Information”) will be kept confidential and will not be disclosed by the Buyer or any of its Affiliates in any manner, in whole or in part. For purposes of this Section 5.2(b), “Confidential Information” shall not include any information: (A) that is or becomes generally available to the public other than as a result of a disclosure by any Person not otherwise permitted pursuant to this Agreement or the Confidentiality Agreement or (B) of which such Person (or its Affiliates) learns from sources other than the Company provided, that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information. Notwithstanding the foregoing, if the Buyer or its Representatives is required by Law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information to any Person, then the Buyer will, to the extent legally permitted, promptly provide the Company with written notice of the applicable Law or process so that the Company may seek a protective order or other appropriate remedy at the Company’s sole cost and expense. The Buyer and its Representatives will, to the extent legally permitted, cooperate fully (at the Company’s sole cost and expense) with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Buyer

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or any Representative of the Buyer disclose Confidential Information, and if the Buyer or such Representative notifies, to the extent legally permitted, the Company in writing that the Buyer or such Representative’s legal counsel has advised the Buyer or such Representative that the disclosure of such Confidential Information is legally required, then the Buyer or such Representative may disclose such Confidential Information to the extent legally required; provided, however, that the Buyer and its Representatives will use reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom the Buyer or any of its Representatives discloses such Confidential Information.

(c) The Company agrees, on behalf of itself and its Affiliates that, from and after the Closing until the date that is two (2) years from the Closing Date, except as otherwise consented to by the Buyer, all non-public information relating to the Buyer and its Affiliates, the Transferred Assets, the Assumed Liabilities, the Business, the Acquired Subsidiaries, and all Transaction Information in the possession of the Company or any of its Affiliates (collectively “Business Confidential Information”) will be kept confidential and will not be disclosed by the Company or any of its Affiliates in any manner, in whole or in part. For purposes of this Section 5.2(b), “Business Confidential Information” shall not include any information: (A) that is or becomes generally available to the public other than as a result of a disclosure by any Person not otherwise permitted pursuant to this Agreement or the Confidentiality Agreement or (B) of which such Person (or its Affiliates) learns from sources other than the Buyer; provided, that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information. Notwithstanding the foregoing, if the Company or its Representatives is required by Law or governmental regulation or by subpoena or other valid legal process to disclose any Business Confidential Information to any Person, then the Company will, to the extent legally permitted, promptly provide the Buyer with written notice of the applicable Law or process so that the Buyer may seek a protective order or other appropriate remedy, at the Buyer’s sole cost and expense. The Company and its Representatives will, to the extent legally permitted, cooperate fully (at the Buyer’s sole cost and expense) with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Buyer elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Company or any Representative of the Company disclose Business Confidential Information, and if the Company or such Representative notifies, to the extent legally permitted, the Buyer in writing that the Company or such Representative’s legal counsel has advised the Company or such Representative that the disclosure of such Business Confidential Information is legally required, then the Company or such Representative may disclose such Business Confidential Information to the extent legally required; provided, however, that the Company and its Representatives will use reasonable efforts to ensure that such Business Confidential Information is treated confidentially by each Person to whom the Company or any of its Representatives discloses such Business Confidential Information. For the avoidance of doubt, nothing in this Section 5.2(c) shall prevent the Company from disclosing Business Confidential Information in connection with its reporting obligations under applicable securities Law or by the rules or regulations of any securities exchange on which the Company’s securities are listed, to the extent required under such applicable securities Law or securities exchange rules or regulations, as applicable.

5.3 Efforts.

(a) Cooperation; Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, the Company and the Buyer shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as

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practicable all Permits necessary to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and appropriate confidentiality protections, the Company and the Buyer shall have the right to review in advance, and, to the extent practicable, each will consult in advance with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Company, the Buyer or the Business, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and appropriate confidentiality protections, the Company and the Buyer, or their counsel, to the extent practicable, shall have the right to participate in all communications or meetings with any Governmental Entity in connection with review of the transactions contemplated by this Agreement under any applicable Antitrust Law, to the extent permitted by such Governmental Entity. In exercising the foregoing rights, the Company and the Buyer shall act reasonably and as promptly as practicable.

(b) Information. Subject to applicable Laws, each of the Company and the Buyer shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of the Company, the Buyer or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement, including under any Antitrust Law. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, the Company and the Buyer may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.3(b) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Company or the Buyer, as the case may be) or its legal counsel.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, each of the Parties shall keep the other reasonably apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Entity of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or the Buyer, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to such consents, clearances, approvals or authorizations. Neither the Company nor the Buyer shall permit any of their respective Affiliates, officers or any other Representatives to participate in any meeting or call with any Governmental Entity in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the transactions contemplated by this Agreement unless such Party consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(d) Antitrust Matters.

(i) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.3, the Company, on the one hand, and the Buyer, on the other hand, agree to take or cause to be taken the following actions so long as it would not cause or impose a Burdensome Condition (as defined below):

(A) as soon as reasonably practicable following the date of this Agreement, to file any notification, pre-notification or other form necessary as the case may be, to obtain any consents, clearances, approvals, non-disapproval, or authorization

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required under or in connection with any other Antitrust Law, including in the jurisdictions set forth in Schedule 5.3(d)(i)(A);

(B) to promptly provide, and cause each of its controlled Affiliates to promptly provide, to each Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such consent, clearance, approval, non-disapproval or authorization of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(C) to take, and to cause each of its controlled Affiliates to take, any and all actions necessary to obtain any consents, clearances, approvals, non-disapprovals or authorizations required under or in connection with any Antitrust Law and enable all waiting periods under any Antitrust Law to expire and the Buyer shall take all actions necessary to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the transactions contemplated by this Agreement to occur as promptly as practicable prior to the Outside Date, including promptly complying with or modifying any requests for additional information by any Governmental Entity and, in the case of the Buyer, consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Entity, provided, that any such action shall be conditioned on the consummation of the transactions contemplated by this Agreement; and

(ii) The Buyer will not withdraw its initial filing under any Antitrust Law, as the case may be, and refile it unless the Company has consented in advance, in writing, to such withdrawal and refiling.

(e) Foreign Direct Investment Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.3, the Buyer agrees to take or cause to be taken the following actions so long as it would not cause or impose a Burdensome Condition (as defined below), except as set forth in a written agreement between the Company and the Buyer:

(i) as soon as reasonably practicable to file, or cause to be filed, any notification or request for authorization required under the French foreign investment control regime (Articles L.151-3 et seq. of the French Monetary and Financial Code) (the “French FDI Regime”), if applicable to the transactions contemplated hereby;

(ii) to promptly provide, and cause each of their controlled Affiliates to promptly provide, to the French Ministry of Economy any information or documents requested in connection with such filing or review; and

(iii) to refrain from, and to cause each of their controlled Affiliates to refrain from, taking any actions or doing, or causing to be done, any things that would be reasonably likely to prevent, materially delay or materially impede the receipt of such authorization or clearance (the “French FDI Authorization”).

The Buyer and the Company shall cooperate in good faith and keep each other reasonably informed of the status of any such filing or review.

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(f) Burdensome Condition. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, the Buyer or any of its Affiliates to (and neither the Company nor any of its Affiliates shall, without the prior written consent of the Buyer, agree to, or take any of the following actions): (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, license or other conveyance of any categories, portions or parts of assets, properties, products, rights, services, or businesses of the Buyer, the Company or any of their respective Affiliates, or agree to any structural or conduct remedy (including any conduct of business arrangements or termination of any existing relationships or contractual rights and obligations); (ii) challenge through litigation any efforts to deny or withhold any clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations required to complete the transactions contemplated by this Agreement; (iii) oppose any request for the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Entity that would challenge, contest, restrain, prevent or delay the consummation of the transactions contemplated by this Agreement or the receipt of any other required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the transactions contemplated by this Agreement, including by contesting or defending through litigation, any legal proceeding asserted or initiated by any Person in any court or before any Governmental Entity and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Entity; or (iv) otherwise take or commit to take any actions that would limit the Buyer’s, the Company’s or any of their respective Affiliates’ freedom of action with respect to, or its or their ability to retain or operate any assets, properties, products, rights, services or businesses, or any interest or interests therein, in each case of the preceding clauses (i)-(iv), to the extent that taking any such action would be reasonably likely to result in a materially adverse impact on the Business or the businesses of the Buyer and its Affiliates (any of the actions described in the preceding clauses (i)-(iv), a “Burdensome Condition”). Notwithstanding the foregoing, at the written request of the Buyer (in the Buyer’s sole discretion), the Company shall, and shall cause its Subsidiaries to, agree to take any action that would constitute a Burdensome Condition so long as such action is conditioned upon the occurrence of the Closing, it being clarified, for the avoidance of doubt, that notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, the Company or any of its Affiliates to agree to take any action that would constitute a Burdensome Condition unless such action is conditioned upon the occurrence of the Closing.

(g) Nothing in this Agreement shall require the Company, the Buyer or their respective Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

5.4 Equity Financing.

(a) Without limiting the generality of the Buyer’s obligations under Section 5.3, the Buyer will use its best efforts to take, or cause to be taken, and cause its Affiliates to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Equity Financing as promptly as practicable and in timely fashion on the terms and conditions described in the Equity Commitment Letter, including by bringing an Action for specific performance to consummate the Equity Financing in accordance with the terms of the Equity Commitment Letter.

(b) The Buyer will notify the Company promptly (and in any event within two (2) Business Days) if at any time before the Closing Date: (i) the Equity Commitment Letter expires or is terminated for any reason (or if the Equity Sponsor attempts or purports to terminate or repudiate the Equity Commitment Letter, whether or not such attempted or threatened termination or repudiation is valid) or (ii) the Equity Sponsor refuses to provide all or any portion of the Equity Financing contemplated by the Equity Commitment Letter on the terms set forth therein (or expresses (orally or in writing) that the Equity Sponsor

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does not intend to enter into all or any portion of definitive documentation related to the Equity Financing or to consummate the transactions contemplated by the Equity Commitment Letter).

(c) Notwithstanding this Section 5.4 or any other provision of this Agreement, the Buyer affirms that it is not a condition to the Closing or to any of the Buyer’s other obligations under this Agreement that the Buyer (or the Company) obtain or receive proceeds from any financing for or related to the transactions contemplated hereby (including receipt of all or any portion of the proceeds of the Equity Financing).

5.5 Debt Financing.

(a) Debt Financing. Without limiting the generality of the Buyer’s obligations under Section 5.3, the Buyer will use its commercially reasonable efforts to take, or cause to be taken, and cause its Affiliates to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange debt financing (the “Debt Financing”) as promptly as practicable and in timely fashion.

(b) Cooperation. (i) Prior to the Closing (or the earlier termination of this Agreement), the Company agrees to use its commercially reasonable efforts to provide, at the Buyer’s sole expense, such assistance (and to cause its Subsidiaries to use their commercially reasonable efforts to provide such assistance) with the Debt Financing as is reasonably requested by the Buyer and customarily needed for such a financing, including:

(A) furnishing, at least six (6) Business Days prior to the Closing, such documentation and information as is requested in writing by the Buyer in respect of the Company at least eleven (11) Business Days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230;

(B) causing an Acquired Subsidiary to (x) execute and deliver any credit agreement, guarantees, pledges, or security documents, or other definitive financing documents, including a customary solvency certificate and (y) facilitate the obtaining of guarantees and pledging of collateral and other matters ancillary to the Debt Financing, including assistance with completing customary perfection certificates and other schedules and certificates in connection with the Debt Financing to facilitate the perfection of security interests in collateral (in each case, only if effective at or after the Closing);

(C) as promptly as practicable after the date hereof, furnishing the Buyer with any pertinent and customary information regarding the Business, the Transferred Assets, the Assumed Liabilities and the Acquired Subsidiaries as may be reasonably requested by the Buyer in connection with the Debt Financing, including monthly, unaudited financial statements (or portions thereof) produced with respect to the Business as may be produced in the ordinary course of business;

(D) assisting the Buyer (1) with obtaining appraisals and field exams required in connection with the Debt Financing and (2) by providing information reasonably requested to permit the Buyer to complete any borrowing base certificate required in connection with the Debt Financing; and

(E) furnishing the Buyer and the Debt Financing Sources with each item of Required Information in accordance with the time period and otherwise in accordance with, the definition thereof. The Required Information if so provided shall satisfy the representation and

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warranty set forth in Section 3.4 hereof as if such financial statements were the Financial Statements and the Company shall promptly furnish any supplement or substitute necessary to cause the Required Information to satisfy such representation and warranty prior to the Closing Date.

(ii) Notwithstanding anything in this Section 5.5(b):

(A) the Company and its Subsidiaries shall not be obligated to provide any financial (or other) information that (1) is not produced in the ordinary course of business, (2) cannot be produced or provided under its current reporting systems, (3) constitutes pro forma financial statements, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information or (4) constitutes a description of all or any portion of the Debt Financing, including any information customarily provided by the providers of the Debt Financing or their counsel;

(B) the Company and its Subsidiaries shall not be required to provide access to or disclose information that the Company determines in good faith would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, or conflict with or violate any law applicable to, the Company or its Subsidiaries; provided, that the Company and its Subsidiaries, as applicable, shall use commercially reasonable efforts to afford disclosure to the extent compatible with the maintenance of such privilege or confidentiality requirements and inform the Buyer that such information is being withheld;

(C) the Company and its Subsidiaries shall not be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with the Debt Financing;

(D) the Company and its Subsidiaries shall not be required to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of the Buyer;

(E) the Company and its Subsidiaries shall not be required to enter into or perform any definitive agreement, certificate, arrangement, document or instrument in connection with the Debt Financing;

(F) the Company and its Subsidiaries shall not be required to give any indemnities in connection with the Debt Financing;

(G) the Company and its Subsidiaries shall not be required to take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; and

(H) the Company and its Subsidiaries shall not be required to take any action that would conflict with or violate its organizational documents or any applicable laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of its Subsidiaries is a party.

In addition, any bank information memoranda or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Buyer or its Affiliates as the obligor. Nothing in this Section 5.5(b) will require (A) any officer or Representative of the

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Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to this Section 5.5(b) or any other provision of this Agreement that could reasonably be expected to result in personal liability to such officer or Representative, (B) the Company or any Persons who are directors of the Company or any of its Subsidiaries (or such Subsidiaries’ directors (or equivalent)) to pass resolutions or adopt consents to approve or authorize the Debt Financing or any Contracts related thereto or (C) the Company or any of the Company’s Subsidiaries to be an obligor which respect to the Debt Financing. For the avoidance of doubt, a breach by the Company of this Section 5.5(b) that (x) is not a Willful Breach or (y) does not result in the Buyer being unable to obtain the Debt Financing or being able to obtain the Debt Financing only on terms materially more adverse to the Buyer than the Buyer would otherwise have obtained shall not constitute a breach of this Agreement.

(c) No Debt Financing Condition. Notwithstanding this Section 5.5 or any other provision of this Agreement, the Buyer affirms that it is not a condition to the Closing or to any of the Buyer’s other obligations under this Agreement that the Buyer (or the Company) obtain or receive proceeds from any financing for or related to the transactions contemplated hereby (including receipt of all or any portion of the proceeds of the Debt Financing).

(d) Company Reimbursement and Indemnification.

(i) Upon request by the Company, the Buyer shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including legal fees and expenses of one counsel in each relevant jurisdiction) incurred by the Company, any of its Subsidiaries or any of their respective Affiliates in connection with providing the support and cooperation contemplated by Section 5.5(b) (but excluding any costs and expenses incurred in connection with the preparation of financial statements or other information that would have been prepared by the Company or its Subsidiaries notwithstanding the provisions of this Section 5.5). For the avoidance of doubt, no out-of-pocket costs incurred by the Company or the Company’s Subsidiaries or their respective Affiliates in connection with cooperation under this Section 5.5 shall constitute Acquired Subsidiary Transaction Expenses.

(ii) The Buyer shall indemnify and hold harmless the Company, its Subsidiaries, their respective Affiliates and each of their respective directors, officers, employees, agents and other representatives (collectively, the “Debt Financing Indemnified Persons”) from and against any and all liabilities, losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the Debt Financing (other than from information provided by or on behalf of the Seller, the Company or their affiliates); provided, that the forgoing shall not apply to matters resulting from the gross negligence, bad faith or willful misconduct of such Debt Financing Indemnified Person.

(e) Disclosure to Debt Financing Sources. All non-public or other confidential information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information to the Debt Financing Sources, other potential sources of capital, rating agencies and prospective lenders during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to such Debt Financing Sources, other potential sources of capital, ratings agencies and prospective lenders (i) agreeing to be bound by the Confidentiality Agreement as if parties thereto or (ii) entering into other customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form

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customarily used in confidential information memoranda for senior credit facilities). The Buyer will be responsible for any actions or omissions by the Debt Financing Sources that constitute a violation of the Debt Financing Sources’ confidentiality obligations pursuant to this Section 5.5(e).

5.6 Restructuring. Following the date of this Agreement the Company shall implement a restructuring of the Business in accordance with the restructuring plan set forth in Schedule 5.6 (the “Restructuring”). The Parties agree to cooperate in good faith to effectuate the Restructuring, including agreeing to make any modifications thereto that are reasonably necessary to effectuate the intent of this Agreement on commercially reasonable terms, including to provide that, following the effectuation of the Restructuring, all of the assets, liabilities and Employees of the Acquired Subsidiaries shall relate to the Business.

5.7 Conduct of Business.

(a) During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, except (i) in accordance with this Agreement, (ii) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) in connection with the Restructuring or (v) as set forth in Section 5.7(a) of the Company Disclosure Schedule, the Company shall, and shall cause the other Sellers and the Acquired Subsidiaries to, conduct the Business in all material respects in the ordinary course and, consistent therewith, use its commercially reasonable efforts to keep intact the Business and the Transferred Assets, keep available the services of the Business Employees and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Business.

(b) During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, except (i) as required or contemplated by this Agreement, (ii) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) in connection with the Restructuring or (v) as set forth in Section 5.7(b) of the Company Disclosure Schedule, the Company shall not, and shall cause the other Sellers and the Acquired Subsidiaries not to, take any of the following actions, as applicable:

(i) fail to maintain the Transferred Assets other than in good operating condition and repair or restore such Transferred Assets as necessary for the operation of the Business, subject to reasonable wear and tear and casualty;

(ii) other than in the ordinary course of business or in accordance with any Contract in effect as of the date of this Agreement to which a Seller or Acquired Subsidiary is a party, assign, transfer, lease, sell, pledge or subject to any material Lien not in existence as of the date hereof (other than any Permitted Liens and any Liens that would be removed prior to the Closing) any Transferred Asset;

(iii) other than in the ordinary course of business, amend, modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract) or waive in any respect, the material terms of any Transferred Contract or cancel or terminate any Transferred Contract prior to the end of its natural term (excluding, for the avoidance of doubt, any expiration or non-renewal of such Transferred Contract in accordance with its terms or any termination of such Contract by any counterparty thereto other than the Company or any of its Affiliates);

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(iv) fail to pay an undisputed amount when due pursuant to any material obligation related to the Business (including under any Transferred Contract);

(v) materially change the manner in which a Seller or any of its Affiliates in the ordinary course of business extends discounts, credits or warranties to customers of the Business or otherwise deals with customers or suppliers of the Business;

(vi) enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse against the Buyer or that would constitute an Assumed Liability;

(vii) incur or assume any liabilities, obligations or indebtedness for borrowed money, other than in the ordinary course of business or that will constitute Excluded Liabilities;

(viii) other than as required by applicable Law, with respect to the Acquired Subsidiaries, the Business or the Transferred Assets, (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) compromise or settle any material Tax liability, or (E) amend any income or other material Tax Return;

(ix) abandon or permit to lapse any Transferred IPR (other than Patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any of its Affiliates));

(x) except for non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice, sell, lease, license, sublicense, modify, terminate, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Transferred IPR or Licensed IPR;

(xi) make any material changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods relating to the Business;

(xii) other than as required by Law or a Labor Agreement or an Employee Plan: (i) establish, amend, or terminate any Employee Plan (but specifically excluding any such actions that apply to Employees generally and are not targeted at Business Employees, and renewals of or changes to health and welfare benefit plans in the ordinary course of business that do not materially increase costs or benefits); (ii) terminate the employment of any Business Employee, except for Business Employees whose annual base pay would not otherwise exceed $50,000 (excluding any terminations for “cause”); (iii) transfer any Employee into or out of the Business, (iv) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any Business Employee, other than in the case of severance or termination payments in connection with terminations of employment permitted by this Section 5.7(b)(xii); (v) increase the compensation or benefits provided to any Business Employee (other than increases in base compensation of not more than five percent (5%) to Business Employees with base pay that does not exceed $50,000, in the ordinary course of business and consistent with past practices); (vi) grant any equity or equity-based or other long-term incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Business Employee; or (vii) enter into or amend any Labor Agreement any Employee Plan or collective bargaining agreement;

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(xiii) enter into any settlement or release with respect to any Action that will be a Transferred Asset or Assumed Liability that (A) involve payments (contingent or otherwise) in excess of $5,000,000 in the aggregate that are not paid in full prior to the Closing or (B) impose any material non-monetary restrictions, liabilities or obligations (unless such restrictions, liabilities and obligations are ordinary course terms typically included in the settlement or compromise of the applicable type of claim, action or proceeding) on the Business;

(xiv) amend or restate the certificate of incorporation or by-laws or other equivalent governing or organizational documents of any Acquired Subsidiary;

(xv) issue or sell, or authorize to issue or sell, split, combine, redeem or reclassify any shares of capital stock or any other Equity Interests of an Acquired Subsidiary, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any unit or shares of capital stock or any other Equity Interests of an Acquired Subsidiary;

(xvi) spend any Casualty Cash or factor, finance or otherwise transfer or sell any Casualty Receivable (whether in whole or in part);

(xvii) enter into, amend or modify any Related Party Transaction;

(xviii) (A) enter into any Contract that, if entered into prior to the date hereof, would constitute a Transferred Contract that is a Material Contract or (B) amend, modify or waive any material right under any Material Contract;

(xix) borrow any amounts in respect of any R&D Tax Credits or factor any receivable of any R&D Tax Credit, in each case, with respect to the 2024 fiscal year or earlier;

(xx) agree or commit to take any action described in this Section 5.7(b) without conditioning such agreement or commitment on the Buyer’s consent.

(c) Notwithstanding anything to the contrary herein, including the provisions of Sections 5.7(a) and (b), (i) nothing shall prohibit or otherwise restrict in any way the operation of the business of the Company or any of its Affiliates, except solely with respect to the conduct of the Business, the Acquired Subsidiaries, the Transferred Assets or the Assumed Liabilities and (ii) nothing shall give the Buyer any right to manage, control, direct or be involved in the management of the Company or any Seller or Acquired Subsidiary at any time or the management of the Business, the Transferred Assets or the Assumed Liabilities prior to the Closing.

(d) If any Seller or Acquired Subsidiary desires to take an action which would be prohibited pursuant to this Section 5.7 without the written consent of the Buyer, prior to taking such action, the Company may request such written consent by sending an email to Allen Broome (Allen.broome@mediakind.com) and Jeff Sherwin (Jeff.sherwin@mediakind.com) at the Buyer. The Buyer will either deliver to the Company written consent or a denial notification via email within three (3) Business Days after the Buyer receives a written request by the Company pursuant to this Section 5.7(d). If no such consent or denial is received by the Company within three (3) Business Days of its request in accordance with this Section 5.7(d), the Buyer will be deemed to have granted its consent to such action(s) requested by any Seller or Acquired Subsidiary.

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5.8 Day 1 Preparation Plan. The Company shall use commercially reasonable efforts, at the Company’s expense, to segregate and operationalize the technology systems of the Business in the manner set forth in the Day 1 Preparation Plan and, by no later than fourteen (14) days prior to the anticipated Closing Date, demonstrate to the Buyer said segregation and operationalization to the Buyer’s reasonable satisfaction, provided, that, without limiting the condition in Section 8.2(g) (Continuity), if the Buyer is not reasonably satisfied with respect to such segregation, the Parties shall provide for any deficiencies to be remediated under and pursuant to the terms of the Transaction Services Agreement.

5.9 Updates to Schedules. Not fewer than three (3) days prior to the Closing, the Company (a) may deliver to the Buyer a revised Schedule 2.1(a)(x) reflecting updates and changes to the list of the Tangible Property being transferred arising as a result of the conduct of the Business in the ordinary course following the date of this Agreement and the Tangible Property listed on such updated Schedule 2.1(a)(x) shall be deemed to constitute the “Transferred Tangible Property” for the purposes of Section 2.1 hereof and (b) shall be entitled to, in its sole discretion, deliver to the Buyer a revised Schedule 2.1(a)(iii), reflecting updates and changes to the list of assets set forth thereon.

5.10 Public Announcements. The Parties will publicly announce this Agreement and the transactions contemplated hereby at (a) a mutually agreed upon time following the execution hereof, and (b) pursuant to a mutually agreed upon press release prepared jointly through consultation by the Parties prior to such time. Neither Party nor any of their respective Affiliates will issue any press release or otherwise make any public statements with respect to the transactions contemplated herein without the prior written consent of the other Party, except as such release or statement may be explicitly contemplated by this Agreement or required by applicable Law, including the rules or regulations of any securities exchange, in which case such Party or Affiliate will use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and will consider in good faith the comments of such other Party with respect thereto. Notwithstanding the foregoing, (i) the Company may, without the prior written consent of the Buyer and at its own discretion, (a) make a public announcement regarding this Agreement and the transactions contemplated herein at any time; provided, however, that the contents of such announcement shall consist of information previously contained in prior announcements made by any or both of the Parties pursuant to the first sentence of this Section 5.10 and (b) provide information regarding this Agreement, the transactions contemplated herein and the transfer of Business Employees at any time to its Employees, contractors or Employee Representative Bodies or applicable labor organizations and (ii) the Equity Sponsor may provide information to its limited partners (or any limited partners of any fund, pooled investment vehicle or account managed, directly or indirectly by the Equity Sponsor or its Affiliates) as part of its ordinary course reporting obligations.

5.11 Recordation of Transferred IPR. The Parties acknowledge and agree that the Company shall be solely responsible for the costs and expenses of all applicable recordations and perfection of the assignment of the Transferred IPR from the title owner of each such Transferred IPR to the Buyer or a Buyer Designee. The Company will provide reasonable assistance to the Buyer, at the Company’s sole cost and expense, to give effect to the assignment of the Transferred IPR to the Buyer as contemplated by this Section 5.11.

5.12 Company Marks. The Buyer, for itself and its Affiliates, acknowledges and agrees that the Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to the Marks set forth on Schedule 1.1-EIPR (the “Company Marks”) and that the Company and its Affiliates are the exclusive owners of the Company Marks, and, except as otherwise agreed in the Transition Services Agreement or the Intellectual Property Matters Agreement, (a) neither the Buyer nor any of its Affiliates shall have any rights in or to the Company Marks, (b) on the Closing Date, the Buyer shall, and shall cause its Affiliates to, cease any and all use of the Company Marks, and (c) neither the Buyer nor any of its Affiliates shall (i) use, register or seek to use or register in any jurisdiction any of the Company Marks or

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any other Marks confusingly similar thereto or (ii) contest the use, ownership, validity or enforceability of any rights of the Company or any of its Affiliates in or to any of the Company Marks; provided, that, notwithstanding anything in this Section 5.12 to the contrary, Buyer and its Affiliates (i) shall not be required to remove or conceal any Company Marks from (A) internal records and other internal historical or archived documents and materials and (B) products, software, documents or other materials that are not within the possession or control of Buyer or its Subsidiaries, including, for the avoidance of doubt, any and all products, software, documents or other materials in the possession or control of any distributor, manufacturer or customer and (ii) may continue to use the Company Marks to the extent permitted as a fair use under Applicable Law or, subject to reasonable and customary usage guidelines provided to Buyer in writing in advance, to accurately and not misleadingly describe the historical origins of the Business. After the Closing Date, the Buyer shall not (and shall cause its Affiliates, not to) represent that it has authority to bind the Company or any of its Affiliates. Notwithstanding anything to the contrary in this Section 5.12, in no event will Buyer or its Subsidiaries be required to remove or conceal any Company Marks from any Transferred Inventory.

5.13 Misallocated Assets and Liabilities.

(a) Subject, in all instances, to Section 2.2, if, during the eighteen (18)-month period following the Closing, any Party discovers that the Buyer or any Buyer Designee owns any right, property, asset or Liability that constituted Excluded Assets or Excluded Liabilities as of the Closing Date, or that any right, property, asset or Liability that has been transferred by the Company or any other Seller to the Buyer or any Buyer Designee were Excluded Assets or Excluded Liabilities as of the Closing Date, then any such right, property, asset or Liability shall be deemed to have been held in trust by the Buyer or a Buyer Designee following Closing for the Company, and the Buyer shall, and shall cause the Buyer Designees to, promptly transfer, assign and convey such rights, property, assets or Liability to the Company (or any of its Affiliates as designated by the Company) without any consideration therefor, and, for the avoidance of doubt, such rights, property, assets or Liabilities shall be considered to be Excluded Assets or Excluded Liabilities for all purposes under this Agreement and any applicable Transaction Agreement. Subject, in all instances, to Section 2.2, if, during the eighteen (18)-month period following the Closing, any Party discovers that any Transferred Asset or Assumed Liability was not transferred to the Buyer (or a Buyer Designee) as part of the consummation of the transactions contemplated by this Agreement, the Company shall, and shall cause the applicable Seller, if applicable, to promptly transfer, assign and convey such Transferred Asset or Assumed Liability, as applicable, to the Buyer or a Buyer Designee as directed by the Buyer without additional consideration therefor, and, for the avoidance of doubt, such Transferred Assets or Assumed Liabilities shall be considered to be Transferred Assets or Assumed Liabilities for all purposes under this Agreement and any applicable Transaction Agreement. Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that the Excluded Assets and Excluded Liabilities are not intended to, and shall not, be transferred to the Buyer or any of its Affiliates and the Company or one of the Sellers, as applicable, shall retain all such rights, properties, assets and Liabilities.

(b) In the event that, notwithstanding the provisions of this Agreement, any third party attempts to collect an Assumed Liability from the Company or its Affiliates, or an Excluded Liability from the Buyer or its Affiliates, and (i) any claim or demand is made by such third party in respect of any such liability against the Company or its Affiliates or the Buyer or its Affiliates, respectively, or (ii) any Action is commenced against the Company or its Affiliates or the Buyer or its Affiliates, respectively, in respect of any such liability, then, in each such case, (A) the Party receiving such claim or demand, or notice of such Action, shall promptly notify the other Party and send such Party any relevant documentation received in connection therewith, and (B) the Party who was intended to assume or retain such liability hereunder (e.g., if such liability was contemplated by this Agreement to be an Assumed Liability, then the Buyer, or if such liability was contemplated by this Agreement to be an Excluded Liability, the Company) shall

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assume the defense and control of any such claim, demand, Action, and the other Party shall provide reasonably requested necessary support in connection therewith. For the avoidance of doubt, (1) the Company shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Assumed Liability without the consent of the Buyer, (2) the Buyer shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Excluded Liability without the consent of the Company and (3) any Losses incurred by the Company or its Affiliates in respect of any such Assumed Liability, or any Losses incurred by the Buyer or its Affiliates in respect of any such Excluded Liability, shall be deemed to be Assumed Liabilities and Excluded Liabilities, respectively, and the Buyer and the Company shall reimburse the Company and the Buyer, respectively, for any such Losses.

(c) The Buyer shall use commercially reasonable efforts to cause itself or one or more of its Affiliates to be substituted in all respects for the Company and its Affiliates to be otherwise removed or released, effective as of the Closing, in respect of all obligations of the Company and its Affiliates under any guarantees entered into by the Company or any of its Affiliates for the benefit of the Business to the extent listed on Section 5.13(c) of the Company Disclosure Schedule or primarily related to the Business (collectively, the “Company Guarantees”), and for all obligations of the Company and its Affiliates in respect thereof to be terminated. In the event that, as of the Closing, the Buyer has been unable to effect any such substitution, removal, release or termination with respect to any Company Guarantees, from and after the Closing, the Buyer shall (i) use its commercially reasonable efforts to effect such substitution, removal, release or termination as soon as reasonably practicable, and (ii) promptly pay directly, indemnify or reimburse the Company for any payments made by the Company or any of its Affiliates from and after the Closing in respect of any Company Guarantees or any Losses incurred or related to such Company Guarantees incurred as a result of any actions or omissions of the Buyer or its Affiliates after the Closing in breach of any related Contracts.

(d) The Company shall, or shall cause its applicable Affiliates to, promptly pay or deliver to the Buyer any monies or checks received by the Company or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) a Transferred Asset. The Buyer shall, or shall cause its applicable Affiliates to, promptly pay or deliver to the Company any monies or checks that have been received by the Buyer or any of its Affiliates following the Closing to the extent they are (or represent the proceeds of) an Excluded Asset.

5.14 Notification of Certain Matters. During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, each Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII (Conditions to Obligations to Close) of this Agreement becoming incapable of being satisfied; provided, that a Party’s unintentional failure to notify the other Party that a breach of any of a representation or warranty of such first Party has occurred shall not be deemed to be a breach of covenant under this Section 5.14.

5.15 Non-Competition.

(a) The Company acknowledges and agrees that the Buyer would be irreparably damaged if the Company or any of its Affiliates were to engage in a Competing Business and that any such competition by the Company or its Affiliates would result in a significant loss of goodwill by the Buyer. The Company further acknowledges and agrees that the covenants and agreements set forth in this Section 5.15 were a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder, and that the Buyer would not obtain the benefit of the bargain set forth in this Agreement, as specifically negotiated by the Parties, if the Company or its Affiliates breached the provisions of this Section 5.15. In further consideration of the amounts to be paid hereunder for the Transferred Assets and the

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goodwill of the Business sold by the Company, except with the prior written consent of the Buyer, at all times until three (3) years following the Closing Date, the Company will not, and will cause its Affiliates not to, engage in a Competing Business worldwide. Notwithstanding the foregoing, the Parties agree that the provisions of this Section 5.15 do not apply or restrict in any way the Company and its Subsidiaries from (i) owning passive Equity Interests of a business entity that engages in a Competing Business not in excess of five percent (5%) of the Equity Interests of such business entity or (ii) acquiring a controlling stake in a business entity that engages in a Competing Business so long as those activities that constitute a Competing Business do not generate in excess of ten percent (10%) of such business entity’s revenue. The Company acknowledges that the Business has been conducted or is presently proposed to be conducted throughout the world and that the restrictions set forth in this Agreement are reasonable and necessary to protect the goodwill of the Business being sold by the Company pursuant to this Agreement.

(b) In the event that the Company undergoes a Change of Control, the restrictions set forth in this Section 5.15 will not apply to any Affiliate of the Company that becomes an Affiliate by reason of such Change of Control (whether at the time of such Change of Control or thereafter).

5.16 Non-Solicitation.

(a) The Company agrees that from and after the Closing Date until the first (1st) anniversary of the Closing Date (the “Non-Solicitation Period”), it shall not, and shall cause its current and future Affiliates not to, solicit for employment or retention any Person who is a Transferred Employee; provided, however, that the foregoing shall not prohibit soliciting by the Company or its Affiliates by general advertisements or other general recruitment techniques in the ordinary course of business so long as such advertisements or techniques are not directed at any such employee or group of such employees and the hiring of any such individual that the Company demonstrates was first contacted by the Company or its Affiliates pursuant to such general advertisements or general recruitment techniques.

(b) The Buyer agrees that during the Non-Solicitation Period, it shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit for employment or retention any Person employed by the Company or any of its Affiliates; provided, however, that the foregoing shall not prohibit soliciting by the Buyer or its Affiliates by general advertisements or other general recruitment techniques in the ordinary course of business so long as such advertisements or techniques are not directed at any such employee or group of such employees and the hiring of any such individual that the Buyer demonstrates was first contacted by the Buyer or such affiliate pursuant to such general advertisements or general recruitment techniques.

5.17 Transition Services Agreement. The Transition Services Agreement shall include the shared use of the spaces described in Exhibit L attached hereto on the terms set forth therein. During the period between the date hereof and the Closing Date, the Parties agree to cooperate in good faith to finalize the terms of the exhibits to the Transition Services Agreement as the Parties may mutually agree. Notwithstanding any provision to the contrary herein, the exhibits to the Transition Services Agreement, having such mutually agreed terms, shall be attached to the Transition Services Agreement to be executed and delivered by the Company and the Buyer at the Closing. In furtherance of the foregoing, prior to the Closing, the Company and the Buyer will negotiate in good faith to agree to Schedules to the Transition Services Agreement, which Schedules shall provide for Services (as defined in the Transition Services Agreement) in terms of timing, quantity and scope substantially as set forth in Schedule 5.17.

5.18 Existing Licenses. The Buyer acknowledges and agrees that the Transferred IPR is assigned and transferred pursuant to this Agreement subject to all Licenses to or under the Transferred IPR granted as of the Closing Date that by operation of law or by their terms continue to encumber such Transferred IPR upon and following the consummation of the transactions contemplated by this Agreement,

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including all Licenses granted pursuant to the Intellectual Property Matters Agreement. The Buyer shall ensure that any assignee, transferee or successor of any Transferred IPR from the Buyer, or any other Person that is granted any License or any enforcement rights with respect thereto (each such assignee, transferee, successor or other such Person, a “Transferee”), acknowledges and agrees to the foregoing, and agrees to bind all subsequent Transferees to the same acknowledgment and agreement. Any assignment, transfer or succession of Transferred IPR in violation of the foregoing shall be null and void ab initio. Without limiting the forgoing, the Buyer agrees to comply with all SSO Commitments to the same extent as such SSO Commitments are binding upon the Company or any of its Affiliates.

5.19 Insurance.

(a) The Buyer acknowledges and agrees that, upon the Closing, all insurance coverage provided under the Sellers’ insurance policies or otherwise in relation to the Transferred Assets pursuant to policies, risk funding programs or arrangements maintained by the Company or by any Affiliate of the Company (whether such policies are maintained in whole or in part with third party insurers or with the Company or its Affiliates and including any captive policies or fronting arrangements, and including any “occurrence” based insurance policies provided in relation to the Company and its Affiliates with respect to any occurrences prior to the Closing) shall cease, and no coverage for matters arising post-Closing shall be available in respect of any Transferred Asset or Assumed Liability under any such policies, programs or arrangements.

(b) From and after the Closing Date, upon written request of the Buyer, the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts, at the Buyer’s expense, to pursue claims or claim benefits from or under (and in each case in accordance with), any of the Company’s or its Affiliates’ third party insurance policies in effect on or prior to the Closing Date that cover the Acquired Subsidiaries, Transferred Assets, Assumed Liabilities or the Business but that is not directly entered into by an Acquired Subsidiary, with respect to any claim, basis for claim, act, omission, event, circumstance, fact, occurrence or loss that occurred or existed prior to the Closing Date that relates to the an Acquired Subsidiary, Transferred Asset, Assumed Liability or the Business and which would be covered under any such insurance policies (each of the foregoing, a “Pre-Closing Date Claim”); provided, however, that neither the Company nor any of its Affiliates shall have any obligation to pay any additional premiums or other amount in connection with the pursuit of a Pre-Closing Date Claim, unless the Buyer pays such amounts; provided, further, that deductibles, self-insured retentions, claims handling fees or any other similar amounts payable in connection with any Pre-Closing Date Claim shall be borne by the Buyer. The Company shall, and shall cause its Affiliates (other than the Acquired Subsidiaries) to, pay any Casualty Cash received by the Company or any of its Affiliates (other than the Acquired Subsidiaries) to the Buyer. To the extent permitted by the relevant insurance policies and consented by the relevant counterparties, from and after the Closing, the Company shall, and shall cause its Affiliates to assign any right to receive a Casualty Receivable to the Buyer.

5.20 Intercompany Agreements and Accounts. The Intercompany Agreements and Accounts other than those set forth on Schedule 5.20 or to the extent the subject of the Transition Services Agreement shall be terminated prior to or upon the Closing, without any liability or ongoing obligation to either the Buyer or the Acquired Subsidiaries, on the one hand, or the Company or any of its Affiliates, on the other hand, following the Closing.

5.21 Exclusivity. During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, the Company will not, and will cause its Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly, (a) solicit, initiate, consider, entertain, knowingly encourage or accept the submission of any proposal or offer from any Person (other than the Buyer and its Affiliates in connection with the transactions contemplated

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by this Agreement) relating to the acquisition of the Business, (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or knowingly facilitate in any other manner any effort or attempt by any third person to do or seek any of the foregoing, or (c) furnish any confidential information regarding the Business to any third person (except in the ordinary course of business); provided, however, that, for the avoidance of doubt, nothing in this Section 5.21 shall prohibit the Company, its Subsidiaries or its and their respective Affiliates and Representatives from (i) taking any of the foregoing actions in connection with a potential sale or change of control of the Company or all or any portion of its assets which is not limited to a disposition of assets exclusively or primarily related to the Business or (ii) engaging in the sale of the Identified Products and Services to customers.

5.22 Shared Contracts. Prior to the Closing, the Company and the Buyer shall cooperate in good faith to determine a mutually acceptable plan for separating the Shared Contracts, including (a) to identify any additional Shared Contracts that shall be separated prior to Closing and (b) to seek to equitably apportion any increased costs to the Business, on the one hand, and the Company and its Affiliates (other than the Acquired Subsidiaries), on the other hand, resulting from separating the Shared Contracts. Except as set forth in this Section 5.22 or otherwise agreed in writing between the Company and the Buyer and subject to the Transition Services Agreement and Day 1 Preparation Plan, the parties hereto shall, prior to the Closing and for a period of twelve (12) months thereafter use their commercially reasonable efforts to procure that the above-mentioned Shared Contracts shall be assigned, transferred and conveyed to the Buyer, in each case, only with respect to those parts of such Shared Contracts that primarily relate to the Business, if so assignable, transferable or conveyable, or appropriately amended prior to the Closing, so that the Buyer shall be entitled to the rights and benefit of those parts of the Shared Contracts and shall assume the portion of any liabilities, in each case, to the extent relating to the Business under such Shared Contract; provided, that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract if an attempted assignment or amendment, without the consent of, or other action by, any third party, would constitute a breach thereunder or in any way adversely affect the rights of the Buyer, the Company or any of their respective Affiliates thereunder, and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such consent or action, the Company and the Buyer shall cooperate in a mutually agreeable arrangement under which for a period of up to twelve (12) months following the Closing, the Buyer would obtain the benefits and assume the obligations with respect to such parts in accordance with this Agreement. Any costs, fees and expenses incurred by the parties hereto pursuant to this Section 5.22 shall be borne by the Company and the Buyer on an equal basis; provided, that the portion of such costs, fees and expenses borne by the Buyer shall not exceed $250,000. The Parties acknowledge and agree that the separation and assignment of any Shared Contracts pursuant to this Section 5.22 shall not constitute a condition to Closing.

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5.23 Cancellation Fees. If any Transferred Contract is cancelled or terminated on or after the date hereof and prior to Closing, which results in the payment to Seller or its Affiliates of any cancellation fee, termination fee, penalty payment or similar payment or fee (each of the foregoing, net of any costs of collection or other amounts incurred in connection therewith, a “Contract Cancellation Fee”), Seller shall pay to the Buyer at Closing the amount of all such Contract Cancellation Fees (which may be reflected as a deduction to the Purchase Price otherwise payable by the Buyer at Closing) and “Acquired Subsidiary Cash” shall not include the amount of any Contract Cancellation Fee.

5.24 R&D Tax Credits. The Buyer shall, by June 30, 2026, cause Financiere Kepler SAS to borrow in an amount consistent with past practice in respect of the R&D Tax Credits accrued during the 2025 calendar year, less any amount previously borrowed in respect thereof prior to the Closing, if any, and pay to the Company such amount within twenty (20) Business Days after receipt thereof by Financiere Kepler SAS.

5.25 Information Technology Integration. With respect to any multi-entity systems or tenants used by the Business, Seller shall not unreasonably withhold, condition, or delay any approval, access, or actions required to support a “clone and prune” methodology, to the extent such cooperation does not materially interfere with Seller’s retained businesses. The Transition Services Agreement shall identify and provide for Seller’s responsibilities support of Buyer’s separation and transition plan with respect to such multi-entity systems or tenants used by the Business.

5.26 Transferred Patents. If, prior to the Closing the Parties reasonably agree (such agreement not to be unreasonably withheld, conditioned or delayed) that (a) any Patent of the Company or its Affiliates that that is not included on Schedule 1.1-TP relates exclusively to the Business, or (b) any Patent included on Schedule 1.1-TP is not exclusively related to the Business, then, in either case, Schedule 1.1-TP shall be revised to add or omit such Patent, as applicable (and Schedule 1.1-EIPR revised accordingly).

Article VI

EMPLOYEE MATTERS COVENANTS

6.1 Employee Matters.

(a) Section 6.1(a) of the Company Disclosure Schedule sets forth a list of the Business Employees, as of December 7, 2025. The employment relationship of (i) the Business Employees employed by the Acquired Subsidiaries and (ii) certain other Business Employees as shall be identified by the Buyer and the Company in good faith reasonably in advance of the Closing shall transfer to the Buyer by operation of the Transfer Regulations or otherwise through assignment to the Buyer on the Closing Date, subject to applicable Law and, including Laws regarding employment-related Permits, and subject, further, to any rights of such Business Employees to object to the transfer and remain employed by the Employing Subsidiary or other applicable Seller or to reject the assignment of his or her employment to, the Buyer or one of its Affiliates, as applicable (each such employee, an “Automatic Transferred Employee” ).

(b) Prior to Closing, the Company shall terminate or transfer the employment of each Employee who is not a Business Employee but is employed by an Acquired Subsidiary to the Company or one of its Affiliates (other than an Acquired Subsidiary).

(c) Automatic Transferred Employees. The employment of the Automatic Transferred Employees will not be terminated upon Closing, but rather the rights, powers, duties, liabilities and obligations of the applicable Employing Subsidiaries under the contracts of employment of such employees (except for any Liabilities which are expressly prohibited from transfer under the Transfer

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Regulations or applicable Law) in force immediately before Closing shall have the effect as if such contracts were originally agreed with the Buyer, in accordance with applicable Laws, including the Transfer Regulations. In accordance with applicable Laws, including the Transfer Regulations, the employment of the Automatic Transferred Employees will transfer to the Buyer effective as of immediately following the Closing (or such later date provided by applicable Laws).

(d) Non-Automatic Transferred Employees. For each Business Employee who is not an Automatic Transferred Employee and whose employment cannot be assigned to an Acquired Subsidiary prior to Closing (each, an “Offered Employee”), before the Closing, the Buyer shall offer employment that is effective as of the Closing, subject to and in accordance with applicable Law, including Laws regarding employment-related Permit and consistent with the terms set forth in Section 6.1(e) below, to all such Offered Employees; provided, however, that the Offered Employees shall not include, except as otherwise required by applicable Laws, up to twenty (20) Business Employees serving in general and administrative positions as listed in Section 6.1(d) of the Company Disclosure Schedule or as may be subsequently mutually agreed between Buyer and the Company, shall not be transferred to the Buyer or receive offers of employment from, or requests for consent to assignment to, the Buyer. Those Offered Employees who accept such offer of employment from the Buyer, with such acceptance effective as of the Closing, and commence employment with the Buyer immediately following the Closing, along with all Automatic Transferred Employees and the Business Employees of any Acquired Subsidiary following the effectuation of the Restructuring, shall be defined as the “Transferred Employees.” Notwithstanding the foregoing, with respect to any Business Employee (other than an Automatic Transferred Employee) who is on a leave of absence as of immediately prior to the Closing (each, an “On-Leave Employee”), such Business Employee shall be retained by the Company and its Affiliates (other than an Acquired Subsidiary). If an On-Leave Employee returns to active employment within one hundred eighty (180) days following the Closing, the Buyer shall make an offer of employment to such Business Employee in accordance with this Section 6.1(d), and upon such Business Employee’s acceptance of such offer, such Business Employee shall be deemed as Transferred Employee for purposes of this Agreement.

(e) (i) Subject to any more favorable requirements under applicable Laws, for a period of at least twelve (12) months following the Closing (or, if earlier, until a Transferred Employee’s employment terminates), the Buyer shall provide to each Transferred Employee who remains employed and who is not covered under a Labor Agreement (A) a base salary, wages, or commission rates (if applicable) or target annual cash incentive compensation opportunities that are, in the aggregate, at least at the same level as in effect with respect to such employee immediately prior to the Closing and (B) based on the jurisdiction in which a Transferred Employee is employed, employee benefits including policies and practices related to severance (other than defined benefit pension, deferred compensation, retiree health and welfare, equity-based compensation and other long-term incentives) that are substantially comparable in the aggregate to those provided to similarly situated employees of the Buyer within that jurisdiction as a group immediately prior to the Closing and (ii) the Buyer shall provide to the Company reasonably sufficient information regarding the compensation and employee benefits to be provided to Transferred Employees by the Buyer, as set forth in Section 6.1(e)(i) above, in sufficient time to enable the Company and an Employing Subsidiary to effectuate the transactions contemplated by this Agreement and any related agreements or arrangements, including any transition services, secondment and employee leasing agreements or arrangements, and to meet their notification, information and consultation requirements, pursuant to the Labor Agreements, Transfer Regulations and other applicable Laws.

(f) Effective from and following the Closing Date, the Company and the Buyer shall take all actions necessary and appropriate to effectuate the assumption by or transfer to the Buyer of any Transferred Assets and Assumed Liabilities with respect to the employment or transfer of employment of any Transferred Employee.

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(g) Notwithstanding any provision of this Agreement to the contrary, in accordance with applicable Law, effective from and following the Closing Date, the Buyer shall take all actions necessary to, where required by applicable Law, assume or replicate in all respects the terms of the Labor Agreements.

(h) Subject to any more favorable requirements under applicable Law, for purposes of determining eligibility to participate, vesting, determination of level of benefits and benefit accruals (other than under any defined benefit pension or retiree health and welfare arrangements), Transferred Employees’ employment service with the Company and its Affiliates (or predecessor employers to the extent the Company and its Affiliates provide past service credit) shall be treated as employment service with the Buyer with respect to each benefit plan, program, practice, policy or arrangement (including, but not limited to, severance plans, policies or arrangements and paid time off, vacation and sick leave policies) maintained by the Buyer following the Closing for the benefit of any Transferred Employees; provided, however, that such prior employment service shall not be required to be recognized with respect to defined benefit pension plans that are maintained by the Buyer and in effect immediately prior to the Closing or to the extent that such recognition would result in a duplication of benefits or where prohibited by applicable Law. Without limiting the generality of the foregoing, with respect to Non-Automatic Transferred Employees employed in jurisdictions that recognize continuity of service, the Buyer shall recognize the continuous years of service of such Non-Automatic Transferred Employees so that for purposes of the Buyer’s severance plans or applicable Laws, the transactions contemplated by this Agreement shall not constitute a severance of employment with respect to such Transferred Employees prior to or upon the consummation of the transactions contemplated by this Agreement.

(i) In addition to the requirements imposed by applicable Law, and except where prohibited by applicable Law, the Buyer shall recognize and credit each Transferred Employee’s paid time off, vacation or similar leave that is accrued but unused immediately prior to the Closing.

(j) The Buyer shall assume and be solely responsible for and agrees to indemnify, hold harmless and, at the option of the Company, to defend the Company or any of its respective Affiliates from and against any Liability under the WARN Act on or after the Closing Date as a result of the Buyer’s actions or omissions, including but not limited to failure to serve sufficient notice pursuant to the WARN Act.

(k) The Parties shall use reasonable best efforts to comply with any and all obligations and requirements under the Labor Agreements, Transfer Regulations and other applicable Laws to (i) notify or consult with Automatic Transferred Employees, other affected employees or Employee Representative Bodies, if any, in connection with the transactions contemplated by this Agreement and (ii) if and when required by applicable Law, to require the prior authorization and employment-related Permits by the relevant labor administration of the employment transfer to the Buyer; provided, that the Buyer shall provide the information required by the Company and each Employing Subsidiary in sufficient time to enable the Company and each Employing Subsidiary to meet their notification, information and consultation requirements, pursuant to the Labor Agreements, Transfer Regulations and other applicable Laws.

(l) The Buyer shall employ the Transferred Employees who are foreign nationals working in the United States under terms and conditions such that the Buyer will be considered the successor-in-interest to the Business for U.S. immigration purposes. The Parties shall cooperate to provide that any Transferred Employees who are foreign nationals working on a visa or other work permit will be able to maintain such visa or other work permit following the Closing.

(m) Nothing contained in this Section 6.1(m) or any other provision of this Agreement, whether express or implied, shall be construed to (i) create any third party beneficiary or other rights in any

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current or former employee, director, consultant, or independent contractor of the Company or its Affiliates (including any dependent or beneficiary thereof) or any other Person (including any union, works council, or collective bargaining representative or any participant in any Employee Plan (or any dependent or beneficiary thereof)) other than the Parties to this Agreement, (ii) create any right to employment or continued employment for any specified period or to a particular term or condition of employment, or otherwise interfere with the rights of the Company, the Buyer or any of their respective Affiliates to amend or terminate any employee benefit plans at any time (to the extent permitted by applicable Laws), discharge or discipline any employee, or change the terms of employment of any employee (to the extent permitted by applicable Laws), or (iii) amend, terminate or otherwise modify any employee benefit plan of the Company, the Buyer or any of their respective Affiliates, in each case, to the extent the Company, the Buyer, and their respective Affiliates comply with applicable Laws.

(n) Except as set forth in Schedule 6.1(n), the Company shall cancel each Transferred Employee’s unvested Company Restricted Stock Units at the Closing and shall pay to Buyer an amount equal to the aggregate amount of cash equal to (i) the number of such unvested Company Restricted Stock Units determined as of the Closing, multiplied by (ii) the average closing day Company stock price over the thirty (30)-day period prior to the Closing Date. Buyer shall use such amounts to establish a cash bonus pool, which bonuses shall be payable to the Transferred Employee on the ninety (90)-day anniversary of the Closing Date subject to either (i) the Transferred Employee’s continued employment by the Buyer or an Affiliate thereof (including any Acquired Subsidiary) on such date, or (ii) the termination of the Transferred Employee’s employment prior to such date, other than for “Cause” (as such term or any substantially equivalent term is defined in the applicable employment Contract for the Transferred Employee or, if none (or if “Cause” or a substantially equivalent term is not defined therein), as such term is customarily understood). On such ninety (90)-day anniversary, Buyer will certify to Seller that it has in fact paid such amounts to the Transferred Employees, and any portion of such amounts not so paid shall be promptly (and within five (5) days) remitted by the Buyer to the Company.

(o) During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article IX, (i) the Buyer shall be entitled to communicate with the Business Employees set forth in Section 6.1(o) of the Company Disclosure Schedule (the “Key Business Employees”) and (ii) the Company shall afford the Buyer and its Representatives, upon reasonable advance written notice, the opportunity to conduct meetings, in the presence of one or more Representatives of the Company, with up to thirty-five (35) Business Employees mutually identified by the Key Business Employees and Seller in good faith for the purpose of enabling the Buyer to evaluate the roles and responsibilities of such Business Employees and the terms of any offers of employment to be made to such Business Employees.

Article VII

TAX MATTERS

7.1 Purchase Price Allocation. Within ninety (90) days after the determination of the Final Purchase Price pursuant to Section 2.6, the Company shall reasonably and in good faith, taking into account the allocation of the Final Purchase Price among the Sellers determined pursuant to Section 2.5, allocate each applicable portion of the Final Purchase Price, together with any assumed liabilities or other amounts (if any) constituting consideration for applicable Tax purposes, among the Transferred Assets and the assets of any Acquired Subsidiary treated as a “flow-through” for U.S. federal income Tax purposes or for which election under Section 338 of the Code was made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as applicable) and deliver to the Buyer its proposed allocation (the “Allocation Statement”) for review and comment. Within thirty (30) days following receipt by the Buyer of the Proposed Allocation Statement,

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the Buyer shall deliver a written notice (the “Allocation Dispute Notice”) to the Company of any disagreement with the Allocation Statement; provided, that if the Buyer does not deliver any such notice to the Company within such thirty (30)-day period, then the Allocation Statement, as delivered by the Company, will be final. Upon receipt by the Company of the Allocation Dispute Notice, the Company and the Buyer shall negotiate in good faith to resolve any disagreement. If the Company and the Buyer fail to resolve all items of disagreement within thirty (30) days (or such longer period mutually agreed upon by the Parties in writing) after delivery of the Allocation Dispute Notice, then all such unresolved items will be resolved by the Review Accountant in a manner consistent with the applicable provisions of Section 2.6, and such determination shall be final. The Parties shall not, and shall cause their respective Affiliates to not, take any position or action inconsistent with the Allocation Statement as finally determined hereunder (the “Final Allocation Statement”), except upon a final determination by an applicable Tax Authority within the meaning of Section 1313(a) of the Code (or similar provision of state, local or non-U.S. Tax Law).

7.2 Tax Returns Filed Prior to Closing. The Company shall prepare or shall cause to be prepared all U.S. federal, state, local and non-U.S. Tax Returns required to be filed under applicable Law by the Acquired Subsidiaries on or prior to the Closing Date, and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax Authorities, and, in the case of income or other material Tax Returns to be filed after the date of this Agreement, subject to the reasonable review of the Buyer whose comments thereto shall be considered in good faith by the Company) of such Tax Returns and the timely payment of any Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by applicable Law. The Company shall timely pay, or cause to be timely paid, to the applicable Taxing Authority all Taxes shown as due and owing on the Tax Returns described in this Section 7.2.

7.3 Tax Returns Filed After Closing. The Buyer shall prepare or shall cause to be prepared all U.S. federal, state, local and non-U.S. Tax Returns that reflect a Pre-Closing Tax Period required to be filed under applicable Law by the Acquired Subsidiaries after the Closing Date, and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax Authorities, and, in the case of income or other material Tax Returns, subject to the reasonable review of the Company whose comments thereto shall be considered in good faith by the Buyer) of such Tax Returns and the timely payment of any Taxes due with respect to such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by applicable Law.

7.4 Post-Closing Actions.

(a) From and after the Closing, the Buyer and its Affiliates shall not, and shall not cause or permit the Acquired Subsidiaries to, to the extent as would reasonably be expected to result in adverse Tax consequences to any Seller, (i) amend any Tax Return of the Acquired Subsidiaries with respect to any Pre-Closing Tax Period, or initiate any voluntary disclosure agreement, engage in any voluntary compliance procedures or make any other similar voluntary contact with any Governmental Entity with respect to any Taxes or Tax Returns of the Acquired Subsidiaries for any Pre-Closing Tax Period, or (ii) make any Tax election with respect to the Acquired Subsidiaries that has effect for any Pre-Closing Tax Period, in each case without the prior written consent of the Company, which consent will not be unreasonably withheld, conditioned or delayed. Other than as provided by Section 7.5, the Buyer shall not make or cause to be made election under Section 338 of the Code or any other similar election with respect to the transactions contemplated by this Agreement.

(b) Prior to the one (1)-year anniversary of the Closing Date, the Buyer shall not liquidate, dissolve or wind up Financiere Kepler SAS or Harmonic Video Networks Ltd.

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7.5 Section 338(g) Elections. The Buyer shall timely make an effective election pursuant to Section 338(g) of the Code (and any comparable election under state or local law) with respect to the acquisition of any Acquired Subsidiary that is a foreign corporation for U.S. federal tax purposes in accordance with this Section 7.5 (collectively, the “Section 338(g) Election”). The Buyer and the Company shall cooperate to provide such forms, documentation and other information reasonably necessary to make and give effect to the Section 338(g) Election, if any, and the Buyer shall provide the applicable Seller(s) with the notice(s) described in Treasury Regulation Section 1.338-2(e)(4) with respect to the Section 338(g) Election. The Buyer shall (i) following the delivery of the Final Allocation Statement, deliver to the Company a draft of IRS Forms 8023 and 8883 or any other forms required for the Section 338(g) Election under applicable U.S. state or local income Tax law (collectively, the “Section 338(g) Election Forms”) properly completed with respect to the applicable Acquired Subsidiary in accordance with Section 7.4, (ii) consider in good faith any reasonable comments of the Company received no later than fifteen (15) days prior to such due date, and (iii) complete and duly and timely file, or cause to be completed and duly and timely filed, the Section 338(g) Election Forms as prescribed by Treasury Regulations Section 1.338-2 and the corresponding provisions of applicable state or local income Tax Law.

7.6 Cooperation and Exchange of Information.

(a) Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes or (iii) conducting any Tax Proceeding. Such cooperation and information shall include the retention and (upon request) the provision of records and information that are reasonably relevant thereto, making employees available on a mutually convenient basis to provide additional information and explanation with respect to any such materials and using commercially reasonable efforts to cooperate with the Company or any of its Affiliates in the preparation of any Tax Return or other documentation or certification required to establish the eligibility of all or any portion of the purchase price described in Section 7.1 as “foreign-derived intangible income” or “foreign-derived deduction eligible income” within the meaning of Section 250 of the Code.

(b) Each Party shall retain all Tax Returns, schedules, work papers and other documents solely relating to the Transferred Assets with respect to Tax matters pertaining to a Pre-Closing Tax Period until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate. Thereafter, the Party holding such Tax Returns or other documents may dispose of them.

(c) Notwithstanding anything to the contrary in this Agreement, no Party shall be required to deliver or otherwise provide cooperation, documentation or information that is not related to the operation of the Business or that it considers in good faith to be proprietary, including any documentation or information relating to any consolidated, combined, affiliated or unitary Tax Return of the Parties or any of their respective Affiliates, or any other Tax Return of the Parties or any of their respective Affiliates to the extent not related to the Business.

7.7 VAT. All sums payable under or pursuant to this Agreement, including, for avoidance of doubt, the Estimated Purchase Price or the Final Purchase Price are exclusive of any applicable VAT. Where, under or pursuant to this Agreement, any party (the “Supplier”) makes a supply or renders a service, including, for avoidance of doubt, of the Business (or part of the Business) to any other party (the “Recipient”) for VAT purposes and the Supplier or an Affiliate of the Supplier is required to account for VAT in respect of that supply, the Recipient shall, subject to the receipt of a valid VAT invoice, pay to the Supplier an amount equal to such VAT in addition to any other consideration for that supply. Such payment shall be made (i) together with and at the same time as the Estimated Purchase Price or Final Purchase

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Price, as applicable, to the extent that the supply in question is of the Business (or part of the Business); and (ii) in any other case, within ten (10) Business Days of demand or, if later, at the same time as any such consideration is payable. The Recipient shall provide the Supplier with all relevant or necessary information in relation thereto. For the avoidance of doubt, the Buyer (or any of its Affiliates) shall, subject to the receipt of a valid VAT invoice, pay to the Sellers (or an Affiliate of the Sellers) an amount equal to any VAT the Sellers or an Affiliate of the Sellers is required to account for in respect of the sale of the Transferred Assets in addition to the Final Purchase Price. Neither any Seller nor the Buyer shall with respect to any of the transactions contemplated by this Agreement waive any exemptions from VAT unless with the written consent of the respective other Party.

7.8 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, subject to the last sentence of this Section 7.8, the Buyer and the Seller shall economically bear, and be responsible for, all applicable Transfer Taxes on an equal basis. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Returns to the other Party and shall pay all such Transfer Taxes due with respect thereto, provided, that if any Seller pays any such Transfer Taxes, the Buyer shall promptly reimburse such Seller for such amounts within ten (10) Business Days. The Company and the Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. The Company and the Buyer shall, and shall cause their respective Affiliates to, take all commercially reasonable steps to minimize any Transfer Taxes with respect to this Section 7.8.

7.9 Technology Transfer Agreement. The Parties intend for this Agreement to be a “technology transfer agreement” as defined in California Revenue and Taxation Code section 6012(c)(10) and California Sale and Use Tax Regulations 1507 and agree that certain assets transferred pursuant to this Agreement constitute “intangible personal property” (within the meaning of the California Revenue and Taxation Code section 6012(c)(10)). To the extent that such intangible personal property are transferred through the use of “tangible personal property” (within the meaning of the California Revenue and Taxation Code section 6012(c)(10)), the Parties agree that the amount of any applicable sales or use tax imposed on such tangible personal property shall be determined based upon a reasonable determination by the Company, after consultation with the Buyer, of the fair market value for such tangible personal property. The Parties agree to comply with any requirements for qualifying this Agreement as a technology transfer agreement in accordance with applicable Law.

Article VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Closing shall be subject to the satisfaction or waiver by the Buyer and the Company at or prior to the Closing Date of the following conditions:

(a) Antitrust and Other Regulatory Approvals. (i) The waiting periods, clearances, approvals or consents (as applicable) set forth in Schedule 5.3(d)(i)(A), shall have expired, been terminated or been obtained (as applicable) (the Laws governing the waiting periods, clearances, approvals or consents (as applicable) set forth in Schedule 5.3(d)(i)(A), collectively, the “Specified Antitrust Laws”) and (ii) the French FDI Authorization shall have been obtained.

(b) No Injunctions. There shall not be in effect any Order by a Governmental Entity restraining, enjoining, having the effect of making the transactions contemplated by this Agreement or the

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Ancillary Agreements illegal or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreements.

(c) No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Agreements.

(d) Restructuring. The Restructuring shall have been completed in all material respects.

8.2 Conditions to the Buyer’s Obligation to Close. The Buyer’s obligation to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Article III (other than the Fundamental Company Representations) or in the certificates delivered pursuant to Sections 8.2(e) and (f) shall be true and correct, determined without regard to any qualification as to materiality or “Material Adverse Effect,” at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 3.1(b) shall be true and correct at and as of the Closing except for de minimis inaccuracies and (iii) the other Fundamental Company Representations shall be true and correct in all material respects, at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, in each case of clauses (i), (ii) and (iii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.

(b) Covenants and Agreements. The covenants and agreements of the Company set forth in this Agreement and required to be performed on or before the Closing Date shall have been performed in all material respects.

(c) Material Adverse Effect. There shall not have occurred a Material Adverse Effect following the date hereof that is continuing as of the Closing Date.

(d) Certain Ancillary Agreements. The Company shall have delivered to the Buyer counterparts of the Intellectual Property Assignment, the Intellectual Property Matters Agreement, the Lease Assignments, the Subleases, the Commercial Agreement, the Transition Services Agreement, the Equity Transfer Documentation, the Local Transfer Agreements, and any other material ancillary documents, deeds, registers, or agreements required to be delivered by a Seller in accordance with applicable local Law or pursuant to the terms of the applicable Local Transfer Agreements, duly executed by the applicable Seller(s), to the extent required to be executed.

(e) Officer’s Certificate. The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(f) FIRPTA Certificate. Each Seller shall have delivered to the Buyer, or any of its Affiliates, as applicable, a duly executed IRS Form W-9.

(g) Continuity. The Business shall be able to be conducted immediately following the Closing as the Business is currently conducted as of immediately prior to the Closing, except as is not

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materially adverse to the Business, subject to the Sufficiency Qualifying Matters, and other than to the extent resulting from a breach by the Buyer or its Affiliates of this Agreement or any Ancillary Agreement.

8.3 Conditions to the Company’s Obligation to Close. The Company’s obligation to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Buyer set forth in Article IV or in the certificate delivered pursuant to Section 8.3(d) shall be true and correct in all material respects, determined without regard to any qualification as to “materiality” or “material adverse effect,” at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above) only as of such date or period.

(b) Covenants and Agreements. The covenants and agreements of the Buyer set forth in this Agreement required to be performed on or before the Closing Date shall have been performed in all material respects.

(c) Certain Ancillary Agreements. The Buyer shall have delivered to the Company counterparts of the Intellectual Property Assignment, the Intellectual Property Matters Agreement, the Lease Assignments, the Subleases, the Commercial Agreement, the Transition Services Agreement, the Equity Transfer Documentation, the Local Transfer Agreements, and any other ancillary documents, deeds, registers, or agreements required to be delivered by the Buyer or a Buyer Designee in accordance with applicable local Law or pursuant to the terms of the applicable Local Transfer Agreements, duly executed by the Buyer or the applicable Buyer Designee(s), to the extent required to be executed.

(d) Officer’s Certificate. The Buyer shall have delivered a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an executive officer of the Buyer, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

8.4 Frustration of Closing Conditions. Neither the Company nor the Buyer may rely on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, if such failure was primarily caused by such Party’s failure to comply with any provision of this Agreement.

Article IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Company and the Buyer;

(b) by either the Company or the Buyer upon written notice to the other, if:

(i) the Closing shall not have occurred on or before June 8, 2026 (the “Outside Date”); provided, however that (A) if, on such date, the conditions to Closing set forth in Section 8.1(a) or Section 8.1(d) shall not have been satisfied but all conditions to Closing other than the conditions to Closing set forth in Section 8.1(a) or Section 8.1(d) (other than conditions, which by their nature are to be satisfied at the Closing, each of which is, as of such date, capable of being satisfied if the Closing were to occur at such time), then the Outside Date shall automatically be extended until September 8, 2026, in which case, the Outside Date shall be deemed for all purposes

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to be such later date and (B) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement has been the primary cause of or has primarily resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Outside Date; or

(ii) if any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and such Order becomes effective and final and nonappealable;

(c) by the Company upon written notice to the Buyer if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that the Buyer is notified by the Company in writing of such breach or failure to perform; provided, however, that the Company is not then in material breach of its obligations under this Agreement; or

(d) by the Buyer upon written notice to the Company if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that the Company is notified by the Buyer in writing of such breach or failure to perform; provided, however, that the Buyer is not then in material breach of its obligations under this Agreement.

(e) By the Company upon written notice to the Buyer if (i) the Buyer is not entitled to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d), (ii) all of the conditions to the Closing set forth in Article VIII are satisfied or waived at the time of such termination as if the Closing were held at the time of such termination (other than conditions that, by their nature, only can be satisfied by actions taken at the Closing, provided, that each such condition is then capable of and would be satisfied assuming a Closing would occur at such time), (iii) the Company has irrevocably confirmed in writing to the Buyer that (A) all of the conditions to the Closing set forth in Article VIII are satisfied or waived at the time of such termination as if the Closing were held at the time of such termination (other than conditions that, by their nature, only can be satisfied by actions taken at the Closing) and (B) if the Buyer were to perform its obligations hereunder then the Company would be prepared to consummate the Closing and stand ready, willing, and able to effect the Closing at the time of termination and (iv) the Buyer fails to consummate the Closing within three (3) Business Days after the delivery of the confirmation by Company required by clause (iii) hereof; provided, that for the avoidance of doubt, nothing shall prevent the Company from seeking or receiving a grant of specific performance to cause the Closing in lieu of terminating this Agreement pursuant to this Section 9.1(e).

9.2 Effect of Termination. Subject to Section 9.3, in the event of termination of this Agreement by either or both of the Company or the Buyer pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party to this Agreement, other than for Liability for its Fraud or its Willful Breach of covenants in this Agreement; provided, however, that the provisions of this Section 9.2, Section 9.3 and Article XI (General Provisions) shall survive any termination of this Agreement. The obligations of the Parties under the Confidentiality Agreement shall survive termination of this Agreement.

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9.3 Termination Fee.

(a) In the event that this Agreement is terminated (i) by the Company pursuant to Section 9.1(e) or (ii) by the Buyer pursuant to Section 9.1(b)(i) and at such time the Company was entitled to terminate this Agreement pursuant to Section 9.1(e), the Buyer shall pay to the Company a cash amount equal to $12,500,000 (the “Financing Termination Fee”). In the event that this Agreement is terminated (x) by the Company pursuant to Section 9.1(c) (solely in the event of the Buyer’s Willful Breach of Section 5.3) or (y) by either party pursuant to (A) Section 9.1(b)(i) as a result of any of the conditions set forth in Section 8.1(a) or Section 8.1(b) (to the extent relating to a Specified Antitrust Law or the French FDI Regime) not being satisfied by the Outside Date or (B) Section 9.1(b)(ii) (to the extent relating to a Specified Antitrust Law or the French FDI Regime), and, in the case of clauses (x) and (y) at or prior to the time of such termination, the conditions to Closing set forth in Sections 8.1 and 8.2 other than any of the conditions set forth in Section 8.1(a) or Section 8.1(b) (to the extent relating to a Specified Antitrust Law or the French FDI Regime) have been satisfied or waived by the Buyer (other than those conditions that by their nature are to be satisfied at Closing, so long as such conditions remain capable of being so satisfied at Closing), the Buyer will pay to the Company a cash amount equal to $5,000,000 (together with the Financing Termination Fee, as applicable, the “Termination Fee”).

(b) The Buyer acknowledges that (i) the agreement contained in Section 9.3(a) is an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the fee described therein is reasonable and appropriate in all respects and (iii) without this agreement, the Company would not enter into this Agreement. Accordingly, if the Buyer fails to pay in a timely manner the applicable Termination Fee and, in order to obtain such payment, the Company makes a claim that results in a judgment for the amount set forth in Section 9.3(a), the Buyer shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 9.3(a) at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder, provided, that the aggregate amount of such payment obligation shall not exceed $750,000. All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated by the Company.

(c) If the Buyer is obligated to pay and does pay the applicable Termination Fee under Section 9.3(a), the Company’s receipt of the Termination Fee (together with any enforcement costs pursuant to Section 9.3(b), if, and solely to the extent, payable) in full shall be the sole and exclusive remedy of the Company and any of its Affiliates against the Buyer, its Affiliates, and their respective officers, directors, managers, partners, members, advisors, consultants, agents and each of their respective assignees (collectively, but excluding the Buyer, the “Buyer Related Parties”) for any Losses suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and neither the Buyer nor any Buyer Related Party shall have any further Liability relating to or arising out of this Agreement. The Buyer Related Parties are express third party beneficiaries of this Section 9.3(c). The Company further agrees that, if the Buyer is obligated to pay and does timely pay the applicable Termination Fee under Section 9.3(a), the maximum aggregate liability of the Buyer Related Parties, taken as a whole, under this Agreement and the agreements contemplated hereby (including the other Transaction Documents) shall be limited to an amount equal to the amount of the applicable Termination Fee (together with any enforcement costs pursuant to Section 9.3(b), if, and solely to the extent, payable), and in no event shall, the Company or any of its Affiliates or their respective Representatives seek to recover, or be entitled to recover, any money damages or other losses or damages of any kind, character or description following the termination of this Agreement in excess of such amount. Notwithstanding anything in this Section 9.3(c) or this Agreement to the contrary, the Company may seek specific performance of the Buyer’s obligation to consummate the Closing pursuant to Section 11.13 in circumstances where the Financing Termination Fee is paid or payable (including where the Company would have the right to terminate this

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Agreement pursuant to Section 9.1(e)), but in no event shall the Company be permitted or entitled to receive both a grant of specific performance of the Buyer’s obligation to consummate the Closing and payment of the Financing Termination Fee.

9.4 Extension; Waiver. The Company, on the one hand, or the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Article X

INDEMNIFICATION

10.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) Each of the representations and warranties (other than the representations and warranties set forth in Sections 11.6, which shall survive the Closing indefinitely) set forth in this Agreement or any other Transaction Agreement, or in any certificate delivered hereunder or thereunder, shall terminate at and as of the Closing provided, that, in the event of Fraud, the representation or warranty that is the subject of such Fraud shall survive indefinitely.

(b) Any covenant, agreement or obligation of the Company or the Buyer contained in this Agreement (i) that, by its terms, contemplates performance at or prior to the Closing shall terminate at and as of the Closing and (ii) to be performed, in whole or in part, after the Closing shall survive the Closing in accordance with its terms.

10.2 Representations and Warranties Insurance. The Buyer shall cause to be bound and in full force and effect a buyer-side representations and warranties insurance policy from an insurance company reasonably acceptable to the Company, to protect the Buyer and its Affiliates from Losses incurred as a result of or arising out of the Company’s breach of any of the representations and warranties of the Company contained in this Agreement (the “R&W Policy”). Such R&W Policy shall provide that the insurer shall waive and have no rights of subrogation against any Party or any representative thereof, except against a Person solely in the case that such Person committed Fraud. Each of the Company and the Buyer shall pay and be responsible for fifty percent (50%) of the premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the insurer of the R&W Policy, surplus lines tax and any other costs and expenses associated with obtaining the R&W Policy and binding coverage thereunder and set forth in invoice(s) from the insurer in respect thereof, provided, that the Buyer shall bear any applicable retention amounts thereunder. The Buyer shall not amend or waive any terms and conditions set forth in the R&W Policy relating to the aforementioned subrogation rights without the prior written consent of the Company. The Parties acknowledge that the Buyer obtaining the R&W Policy is a material inducement to the Sellers entering into the transactions contemplated by this Agreement, and the Sellers are relying on the Buyer’s covenants and obligations set forth in this Section 10.2.

10.3 Indemnification.

(a) Indemnification by the Company. Subject to the provisions of this Article X, from and after the Closing, the Company will indemnify and hold harmless the Buyer, its Subsidiaries and their respective Representatives, successors, heirs and assigns in their capacities as such (each, a “Buyer Indemnified Party”) from and against all Losses incurred by, sustained by or imposed upon any Buyer

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Indemnified Party arising by reason of, resulting from: (i) any Excluded Liabilities; and (ii) any Fraud by or on behalf of the Company.

(b) Indemnification by the Buyer. Subject to the other provisions of this Article X, from and after the Closing, the Buyer will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives, successors, heirs and assigns in their capacities as such (each, a “Company Indemnified Party”) from and against all Losses incurred by, sustained by or imposed upon any Company Indemnified Party arising by reason of, resulting from any Assumed Liabilities.

(c) The amount of any and all Losses under this Article X shall be determined net of any insurance proceeds (net of the costs of recovery thereof and any applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto) actually received by the Indemnified Party that reduce the overall impact of the Losses upon the Indemnified Party. Each Indemnified Party shall use its reasonable efforts to seek to recover any such insurance or other recoveries to the same extent such Indemnified Party would if such Losses were not subject to indemnification hereunder. If an Indemnified Party actually receives an amount under insurance coverage at any time subsequent to any indemnification provided by an Indemnifying Party under this Article X, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such payment made up to the amount received by the Indemnified Party under such insurance (net of the costs of recovery thereof and any applicable deductibles, limitations, co-payments, retro premium obligations and premium increases attributable thereto).

(d) In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this Article X, such Indemnified Party will be entitled to recover a particular dollar of Losses associated with such matter only once under this Article X.

(e) Notwithstanding anything to the contrary in this Agreement, nothing in this Article X shall limit the liability of any party for Fraud committed by such Party.

10.4 Indemnification Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing (such notice, a “Claim Notice”) of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”) (an “Indemnification Claim”); provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure). Each Claim Notice will, with respect to each Indemnification Claim set forth therein, (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made based on the facts then-known and (ii) state the aggregate dollar amount of Losses to which such Indemnified Party claims to be entitled to indemnification pursuant to this Article X that have been incurred, or a good faith estimate of the aggregate dollar amount of such Losses reasonably expected to be incurred based on the facts then-known, by such Indemnified Party pursuant to such Indemnification Claim (the “Claim Amount”).

(b) If the Indemnifying Party wishes to object to the allowance of some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to Indemnified Party, within thirty (30) days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis therefor.

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Following receipt by the Indemnified Party of the Indemnifying Party’s written objection, if any, the Indemnified Party and the Indemnifying Party will promptly, and in any event within thirty (30) days, meet (in-person or telephonically) to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such written objection. If the parties should so agree, a memorandum setting forth such agreement will be mutually prepared, and executed, by the Indemnified Party and the Indemnifying Party and, as promptly as practicable and in any event within five (5) Business Days following the execution of such memorandum, subject to Section 10.4(d), the Indemnifying Party will pay the agreed amount to the Indemnified Party. In the event that the Indemnified Party and the Indemnifying Party do not mutually prepare and execute such a memorandum or such memorandum does not address in full the written objections timely delivered, within thirty (30) days of receipt by the Indemnified Party, from the Indemnifying Party of the written objection, then the Indemnified Party may seek to resolve any dispute and to seek enforcement of the obligation with respect to the Indemnification Claim in any court available therefor in accordance with the terms of Section 11.3.

(c) If the Indemnified Party does not receive a response from the Indemnifying Party with respect to any Indemnification Claim set forth in a Claim Notice by the end of the thirty (30) day period referred to in Section 10.4(b), (i) the Indemnifying Party will be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable hereunder and (ii) with respect to the subject Indemnification Claim, as promptly as practicable and within five (5) Business Days following expiration of such period, subject to Section 10.4(d), the Indemnifying Party will pay the Claim Amount to the Indemnified Party. If not paid, the Indemnified Party may seek enforcement of the obligation of the Indemnifying Party with respect to the Indemnification Claim in any court available therefor in accordance with the terms of Section 11.3.

(d) Any amount payable by the Indemnifying Party to the Indemnified Party pursuant to Section 10.4(b) or Section 10.4(c) above will be paid by the Indemnifying Party by wire transfer of U.S. dollars in immediately available funds to such account or accounts as may be designated in writing by Indemnified Party.

(e) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 10.4(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of notice of such Third Party Claim (or sooner if notice of the Third Party Claim so requires), to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided, that, prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the entire amount of Losses resulting from such Third Party Claim; provided, further that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and for the avoidance of doubt, shall pay (without duplication) the reasonable and duly documented out-of-pocket fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in the preceding sentence within thirty (30) days of receipt of notice of the Third Party Claim, (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, (iv) the Third Party Claim seeks as the primary remedy an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnified Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

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(f) If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 10.5, the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnified Party shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim (at the Indemnifying Party’s sole cost and expense), including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment: (I) does not (i) impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be fully indemnified by the Indemnifying Party hereunder and (ii) involve a finding or admission of any violation of Law, and (II) the Indemnifying Party shall obtain, as a condition of any settlement, a complete and unconditional release of the Indemnified Party potentially affected by such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, with such consent not to be unreasonably withheld; provided, that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim if it irrevocably waives in a writing delivered to the Indemnifying Party any right to indemnity therefor under this Agreement.

10.5 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, this Article X will be the sole and exclusive remedy of the Parties hereto from and after the Closing Date for any claims in respect of a breach of this Agreement, including claims of inaccuracy in or breach of any representation, warranty, covenant or agreement hereunder; provided, however, that the foregoing will not be deemed a waiver by any party of any right to seek specific performance or injunctive relief pursuant to Section 11.13, or limit any right or remedy arising by reason of any claim of Fraud against the Party committing such Fraud.

10.6 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties will treat any indemnification payment made hereunder as an adjustment to the total consideration for income Tax purposes.

Article XI

GENERAL PROVISIONS

11.1 Interpretation; Absence of Presumption.

(a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not material for purposes of this Agreement.

(b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the

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context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) the Company and the Buyer have each participated in the negotiation and drafting of this Agreement, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (xiv) unless otherwise stated in this Agreement, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; (xv) the word “shall” shall have the same meaning as the word “will”; (xvi) the word “any” shall mean “any and all”; (xvii) the phase “ordinary course of business” or “ordinary course” with respect to any person means an action that is consistent in nature, scope and magnitude with the past practices of such Person (taking into account such Person’s reasonable actions in response to changing business conditions); provided, that the “ordinary course” shall not include any illegal or tortious conduct and (xviii) prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of any of the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of any such prior drafts or any such addition, deletion or modification.

11.2 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.3 Governing Law; Jurisdiction and Forum.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(b) Each Party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, or solely if such court declines jurisdiction, the United States District Court for the District of Delaware) in connection with any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that a final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact

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and amount of such judgment and (ii) that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 11.9.

(c) Each Party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 11.3. No Party has in any way agreed with or represented to any other Party that the provisions of this Section 11.3 will not be fully enforced in all instances.

(d) Notwithstanding the foregoing, this Section 11.3 is subject to Section 11.19.

11.4 Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and the Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement.

11.5 No Third Party Beneficiaries. Except for contemplated third party beneficiaries as expressly provided otherwise in this Agreement, this Agreement, including the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided, that (i) the Company Released Parties are third-party beneficiaries of Section 11.18(a), (ii) the Buyer Related Parties are third-party beneficiaries of Section 9.3(c), (iii) the Buyer Released Parties are third-party beneficiaries of Section 11.18(b) and (iv) the Debt Financing Sources Related Parties are third-party beneficiaries of Section 11.19.

11.6 Further Acknowledgments.

(a) The Buyer has conducted its own independent review and analysis of the Sellers, the Business, and the assets (including the Transferred Assets), the Liabilities (including the Assumed Liabilities), the results of operations and the financial condition of the Business, and acknowledges that the Buyer and its Representatives have been provided access to the appropriate personnel, properties, premises and records of the Sellers for such purpose and that the Buyer and its Representatives have been provided with the opportunity to ask questions of the officers and management employees of the Sellers and to obtain such additional information about the Business and the assets (including the Transferred Assets), Liabilities (including the Assumed Liabilities), results of operations and financial condition of the Business as the Buyer and its Representatives have requested. The Buyer is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and the Buyer and its Representatives have been provided with and has evaluated such documents and information together with appropriate expert advisors (both internal and external), as they have deemed necessary in connection with the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(b) The Buyer acknowledges that the Transferred Assets are being acquired “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” WITHOUT ANY OTHER EXPRESSED OR IMPLIED WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE and that it is consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, at Law or in equity, by the Company, the Sellers, or any of their respective Affiliates or Representatives, in each case, except as expressly set forth in Article III (as modified by the Company Disclosure Schedule). The Buyer acknowledges that, except for the representations and warranties that are expressly set forth in Article III,

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it is relying on its own investigation and analysis in entering into the Transaction Agreements and the transactions contemplated hereby and thereby and the Buyer specifically disclaims that it is relying upon or has relied upon any representations or warranties that may have been made by any Person, except for the representations and warranties that are expressly set forth in Article III.

(c) In furtherance of the foregoing, and not in limitation thereof, the Buyer acknowledges that none of the Company, the Sellers or any of their respective Affiliates or Representatives is making or has made, and the Buyer is not relying on and has not relied on, any representation or warranty, express or implied, at Law or in equity, with respect to the Sellers or the Business, including with respect to the accuracy or completeness of any information, documents or materials made available to the Buyer, whether orally or in writing, including in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement and the Transaction Agreements, except as expressly set forth in Article III (as modified by the Company Disclosure Schedule). With respect to any projection or forecast delivered to the Buyer, the Buyer acknowledges that (A) there are uncertainties inherent in attempting to make such projections and forecasts; (B) the accuracy and correctness of such projections and forecasts may be affected by information that may become available through discovery or otherwise after the date of such projections and forecasts; and (C) it is familiar with each of the foregoing.

11.7 Expenses. Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

11.8 No Setoff. Unless otherwise provided herein to the contrary, all payments to be made under this Agreement shall be made at the time and in the amounts provided for in this Agreement without set-off or deduction.

11.9 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and: (i) upon delivery if delivered by hand, (ii) if by email, at the time of transmission and receipt is confirmed, (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second (2nd) Business Day following the date of dispatch) or (iv) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States. All notices and other communications hereunder shall be delivered to the addresses set forth below:

(a) If to the Company:

Harmonic Inc.
2490 Orchard Parkway
San Jose, CA 95131
Attention: General Counsel

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with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati PC
One Market Plaza
San Francisco, CA 94105
USA
Attention: Ethan P. Lutske

(b) If to the Buyer:

MK Systems USA Inc.

1900 Grant Street, Suite 610

Denver, CO 80203

Attention: Allen Broome

Jeff Sherwin

with a copy (which shall not constitute notice) to:

One Equity Partners

510 Madison Avenue, 19th Floor

New York, NY 10022

Attention: James Koven

Andrew Dunn

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Thomas J. Malone

11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties; provided, further, that (i) the Buyer may transfer or assign in whole or in part to one or more Buyer Designees its right to purchase all or a portion of the Transferred Assets or the Acquired Subsidiaries, but no such transfer or assignment will relieve the Buyer of its obligations hereunder and (ii) the Buyer may, without the consent of the Sellers or any other Party, assign its right hereunder to the Debt Financing Sources for collateral security purposes and any such Debt Financing Sources may exercise all rights and remedies of Buyer hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the definitive document with respect to the Debt Financing, but no such assignment shall limit or affect the Buyer’s obligations hereunder. Any purported assignment or delegation in violation of the foregoing shall be void.

11.11 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any failure of the Company or the Buyer to comply with any

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obligation, covenant, agreement or condition contained herein may be expressly waived in writing by the Company, in the event of any such failure by the Buyer, or by the Buyer, in the event of any such failure by the Company. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach or any other provision. Notwithstanding the foregoing, this Section 11.11 is subject to Section 11.19.

11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

11.13 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled, unless this Agreement has been terminated in accordance with Article IX, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, to cause the Buyer and the Company to consummate the transactions contemplated hereunder), in addition to any other remedy to which they are entitled in Law or in equity. Each Party agrees that it will use its reasonable best efforts to cooperate with the other in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The Parties further agree that nothing set forth in this Section 11.13 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.13 prior to or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination in accordance therewith).

(b) Notwithstanding anything to the contrary in this Section 11.13, the Company may pursue both a grant of specific performance or other equitable remedies under this Section 11.13 and the payment of the Financing Termination Fee and expense reimbursement payable pursuant to Section 9.3(b), but under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Equity Financing to be funded to effect the Closing and a payment of the Financing Termination Fee.

11.14 Bulk Sale Laws. The Parties hereby waive compliance in connection with the transactions contemplated by this Agreement, with the provisions of any applicable bulk sales or bulk transfer or similar Law.

11.15 No Admission. Nothing herein shall be deemed an admission by the Company or any of its Affiliates, in any Action or investigation involving a third party, that the Company or such Affiliate or any such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

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11.16 Further Assurances. Each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the Ancillary Agreements, and give effect to the transactions contemplated hereby and thereby.

11.17 Counterparts. This Agreement may be executed in multiple counterparts, and any of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by .pdf, .tif, .gif or similar attachment to email shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.18 Mutual Release.

(a) Effective upon the Closing (but only if the Closing actually occurs), except with respect to (i) claims of Fraud, (ii) any claim arising out of this Agreement or the other Ancillary Agreements, (iii) any claim against any Person in such Person’s capacity as an employee or independent contractor of the Business or an Acquired Subsidiary or (iv) contractual claims or rights under any Related Party Transaction not terminated at the Closing, the Buyer on behalf of itself, and its respective Affiliates, hereby unconditionally and irrevocably waives, releases and forever discharges the Company and its past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers and Affiliates (the “Company Released Parties”) from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, arising out of or relating to any action, event, circumstance or fact occurring or existing prior to the Closing directly or indirectly relating to or arising out of (x) the operation of the Business or (y) the Company’s ownership of the Acquired Subsidiaries, and none of the Buyer or its Affiliates will seek to recover any amounts in connection therewith or thereunder from such Company Released Parties, other than in connection with any claims arising out of this Agreement. The Buyer understands that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company Released Parties, except as expressly set forth in this Section 11.18(a).

(b) Effective upon the Closing (but only if the Closing actually occurs), except with respect to (i) claims of Fraud, (ii) any claim arising out of this Agreement or the other Ancillary Agreements, (iii) any claim against any Person in such Person’s capacity as an employee or independent contractor of the Business or an Acquired Subsidiary or (iv) contractual claims or rights under any Related Party Transaction not terminated at the Closing, the Company, on behalf of itself and its Affiliates, hereby unconditionally and irrevocably waives, releases and forever discharges the Buyer, the Acquired Subsidiaries and their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers and Affiliates (the “Buyer Released Parties”) from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, arising out of or relating to any action, event, circumstance or fact occurring or existing prior to the Closing directly or indirectly relating to or arising out of (x) the operation of the Business or (y) the ownership of the Acquired Subsidiaries, and neither the Company nor its Affiliates will seek to recover any amounts in connection therewith or thereunder from the Buyer Released Parties, other than in connection with any claims arising out of this Agreement. The Company understands that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Buyer Released Parties, except as expressly set forth in this Section 11.18(b).

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11.19 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Seller, on behalf of itself and its Subsidiaries, hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon any Seller or its Subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 11.9, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Action brought against the Debt Financing Sources Related Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that no Debt Financing Sources Related Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (vii) agrees that no Debt Financing Sources Related Party will have any liability to any Seller, the Company or any of its respective Subsidiaries or Affiliates (other than Purchaser and its Affiliates) in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (viii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, the foregoing agreements in this Section 11.19 and such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section) shall not be amended in any way materially adverse to any Debt Financing Source Related Party without the prior written consent of each related Debt Financing Source; provided, for the avoidance of doubt, that nothing in this Section 11.19 shall limit the rights of any Acquired Subsidiary against the Debt Financing Source of any Debt Financing Source Related Party upon and after the Closing.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

HARMONIC INC.

By: /s/ Nimrod Ben-Natan
Name: Nimrod Ben-Natan
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

LEONE MEDIA INC.

By: /s/ James Koven
Name: James Koven
Title: President

[Signature Page to Asset Purchase Agreement]